SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 2)

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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Merrill Corporation
(Name of Registrant as Specified in Its Charter)

Merrill Corporation
(Name of Person(s) Filing Proxy Statement)

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[LOGO]	Preliminary Copy

One Merrill Circle
St. Paul, Minnesota 55108

, 1999

Dear Merrill Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Merrill Corporation to be held on            , 1999, at         , local time, at                      . At this meeting, you will be asked to consider and vote on:

•
the merger of Merrill with Viking Merger Sub, Inc., a company controlled by DLJ Merchant Banking Partners II, L.P. and its affiliates; and

•
a proposed amendment to Merrill's articles of incorporation to authorize 10 million shares of a new class B common stock (the approval of which is a condition to the merger).

If the merger is completed, you will receive $22.00 in cash for each share of Merrill common stock you own. Merrill, the surviving company in the merger, would become a privately held company and its common stock would no longer be publicly traded. After the merger, Merrill will be owned by DLJ Merchant Banking Partners II, L.P. and its affiliates, as well as John Castro, Merrill's President and Chief Executive Officer, and Rick Atterbury, Merrill's Executive Vice President and Chief Technology Officer, who will continue as Merrill board members and executive officers. Following the merger, Merrill also intends to make available to some of its employees equity plans and other incentives relating to its equity securities.

The attached notice of meeting and proxy statement describe the merger, the merger agreement and the proposed articles amendment. We urge you to read these materials carefully.

An independent special committee formed by Merrill's board of directors in connection with the merger negotiated the $22.00 per share price and other terms of the transaction with Viking. The special committee unanimously approved the merger agreement and recommended that the entire board of directors approve it and submit it to Merrill shareholders for approval.

The board of directors of Merrill, acting on the recommendation of the special committee, unanimously approved the merger agreement (with John Castro and Rick Atterbury abstaining). The special committee and the board of directors believe that the terms and conditions of the merger agreement and the proposed merger are fair to and in the best interests of the Merrill shareholders (excluding Messrs. Castro and Atterbury). Therefore, the board of directors recommends that you vote in favor of the merger proposal.

The merger is an important decision for Merrill and its shareholders. Whether or not you plan to attend the special meeting, I urge you to vote by telephone, via the Internet or by completing, dating, signing and promptly returning the enclosed proxy card to ensure that your shares will be voted at the meeting.

Sincerely,

Paul G. Miller
 Chairman of the Special Committee and
of the Board of Directors

This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the SEC passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This proxy statement is being mailed to Merrill shareholders beginning on or about            , 1999.

[LOGO]

One Merrill Circle
St. Paul, Minnesota 55108

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Date		, 1999
Time		a.m./p.m., local time
Place
Items of Business	1.	To consider and vote on a proposal to:
•
approve and adopt an Agreement and Plan of Merger dated July 14, 1999 between Merrill Corporation and Viking Merger Sub, Inc., a company controlled by DLJ Merchant Banking Partners II, L.P. and its affiliates; and
• amend Merrill's articles of incorporation to provide for the creation of 10 million shares of class B common stock, par value $.01 per share (the approval of which is a condition to the merger).
	2.	To transact such other business as may properly come before the special meeting or any adjournment or postponement.
Record Date	You can vote if you were a shareholder of record on , 1999.
Dissenters' Rights
If you do not vote in favor of the merger proposal and you comply with other procedural requirements, you will have the right to dissent and to seek appraisal of the fair value of your shares if the merger is completed. For a description of your dissenters' rights and the procedures to be followed if you intend to assert them, see Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. A copy of these provisions is included as Appendix E to the accompanying proxy statement. We also refer you to the information included under the caption "Rights of Dissenting Shareholders" in the accompanying proxy statement.
Voting	Your vote is important. Please vote in one of the following four ways:
	•	attending the special meeting and voting in person;
	•	calling the toll-free telephone number shown on your proxy card;
	•	using the Internet as described in the instructions on your proxy card; or
	•	marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING	4
WHO CAN HELP ANSWER YOUR QUESTIONS	5
SUMMARY	6
The Companies	6
The Merger	6
Proposed Amendment to Articles	7
Vote Required	7
Consequences of the Merger	7
Recommendations of Merrill's Board of Directors and the Special Committee	7
Reasons for the Merger	8
Voting Agreement; Security Ownership of Management	9
Dissenters' Rights	9
Fairness Opinion of CIBC World Markets	9
Interests of Certain Persons in the Merger	9
Conditions to the Merger	10
Termination of the Merger Agreement	10
Termination Fees	10
Financing; Source of Funds	10
Material Federal Income Tax Consequences	11
Shareholder Lawsuits Challenging the Merger	11
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	12
INFORMATION CONCERNING THE SPECIAL MEETING	13
Date, Time and Place	13
Purpose	13
Record Date and Quorum Requirement	13
Proxies; Revocation of Proxies	13
Voting Procedures	13
Vote Required	14
Voting Agreement; Security Ownership of Management	14
Voting on Other Matters	15
Proxy Solicitation	15
Electronic Access to Proxy Materials	15
SPECIAL FACTORS	16
Background of the Merger	16
Recommendations of the Special Committee and Board of Directors; Purpose and Reasons for the Merger	20
Benefits and Detriments of the Merger to Merrill and Merrill's Shareholders	26
Opinion of the Financial Advisor for the Special Committee	27
Viking's Purpose; Reasons for and Structure of the Merger	33
Position of Viking, DLJMB and Messrs. Castro and Atterbury	33
Interests of Certain Persons in the Merger; Certain Merrill Benefit Plans; and Continued Ownership of Merrill After the Merger	34
Consequences of the Merger	38
Plans for Merrill After the Merger	39
Conduct of the Business of Merrill if the Merger is not Completed	40
Material Federal Income Tax Considerations	40
Accounting Treatment	41
Financing; Source of Funds	42
Fees and Expenses	43
Regulatory Requirements	43
Shareholder Lawsuits Challenging the Merger	44
THE MERGER AGREEMENT	45
The Merger	45
Time of Closing	45
Authorization of Class B Common Stock; Exchange	45
Exchange and Payment Procedures	46
Transfers of Shares	46
Treatment of Stock Options	46
Representations and Warranties	47
Merrill's Covenants	47
Viking's Covenants	49
Additional Agreements	49
Conditions	49
Termination of the Merger Agreement	50
Termination Fees	51
Expenses	51
Amendments; Waivers	51
THE VOTING AGREEMENT	52
Scope of Agreement	52
Restrictions on Transfer	52
Voting; Proxy	52
No Solicitation; No Exercise of Dissenters' Rights	52
Exchange of Shares	52
Termination	52
RIGHTS OF DISSENTING SHAREHOLDERS	53
Right to Dissent	53
A Dissenting Shareholder Must Perfect Dissenters' Rights	53
We Must Provide Dissenting Shareholders with Written Notice	54
Dissenting Shareholders Must Demand Payment and Return Shares	54
We Must Send Dissenting Shareholders Fair Value and Other Information	54
A Dissenting Shareholder May Demand Supplemental Payment	54
A Court Will Settle Fair Value Disputes	54
We May Withhold the Payment of Fair Value Under Certain Circumstances	55
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	56
No Pro Forma Financial Information	57
No Financial Information for Viking	57
CERTAIN FINANCIAL PROJECTIONS	58
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION	60
COMMON STOCK PURCHASE INFORMATION	61
Purchases by Merrill	61
Purchases by Directors and Executive Officers of Merrill	61
Recent Transactions	62
CURRENT MANAGEMENT OF MERRILL	63
MANAGEMENT OF MERRILL FOLLOWING THE MERGER	66
Board of Directors	66
Executive Officers	66
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	67
VIKING AND DLJMB	69
SHAREHOLDER PROPOSALS	74
INDEPENDENT ACCOUNTANTS	74
WHERE YOU CAN FIND MORE INFORMATION	74
DOCUMENTS INCORPORATED BY REFERENCE	75

APPENDICES

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?
A:	Viking will be merged with and into Merrill. Merrill will continue as the surviving company after the merger.
Q:	What will I receive in the merger?
A:	You will be entitled to receive $22.00 in cash for each of your shares of Merrill common stock outstanding at the time of the merger.
Q:	Who will own Merrill after the merger?
A:
As a result of the merger, Merrill will become a privately held company owned by DLJ Merchant Banking Partners II, L.P. and certain affiliated funds (which are collectively referred to as "DLJMB" in this proxy statement), as well as John Castro and Rick Atterbury, who will continue after the merger as Merrill board members and executive officers.

In addition, following the merger, Merrill also intends to make available to some of its employees equity plans and other incentives relating to its equity securities. For additional information on the ownership and management of Merrill after the merger, see page 34 and page 65 of this proxy statement.
Q:	What will happen to the market for Merrill common stock after the merger?
A:
At the effectiveness of the merger, trading in Merrill common stock on the Nasdaq National Market will cease. Price quotations for Merrill common stock will no longer be available and the registration of Merrill's common stock under the Securities Exchange Act of 1934 will terminate.
Q:	Why is the board of directors recommending that I vote for the merger proposal?
A:
Merrill's board of directors, based on the unanimous recommendation of the special committee comprised of three independent directors, believes that the terms of the proposed merger and the terms and provisions of the merger agreement are fair to and in the best interests of Merrill shareholders (excluding Messrs. Castro and Atterbury). Accordingly, the board of directors unanimously approved the merger agreement and articles amendment (Messrs. Castro and Atterbury abstained because of their continuing interest in Merrill after the merger) and recommends that you vote for approval of the merger proposal. To review the background and reasons for the merger in greater detail, see pages 16 through 26 of this proxy statement.
Q:	Why was the special committee formed?
A:
Because Messrs. Castro and Atterbury are Merrill board members and it was contemplated that they would retain an ownership interest in Merrill after the merger, the board of directors formed a special committee consisting of independent directors to act on behalf of Merrill's unaffiliated shareholders. This special committee was formed for the purpose of negotiating the price and other terms of the merger with Viking and evaluating the fairness of the merger agreement and the merger.

The special committee independently selected and retained legal and financial advisors to assist it in its deliberations and negotiation of the merger agreement. The special committee unanimously approved the merger agreement and articles amendment and recommended that the board of directors approve them as well and submit them to Merrill shareholders for approval.
Q:	What is the purpose of the amendment to Merrill's articles of incorporation?
A:
The amendment to Merrill's articles of incorporation is to create a new class B of common stock and is a condition to the merger. Messrs. Castro and Atterbury have agreed to exchange certain of their Merrill shares for new class B shares immediately before the merger becomes effective. These shares will not convert into cash, but will instead remain outstanding, allowing them to participate in the equity of the surviving company going forward.
Q:	Why are John Castro and Rick Atterbury retaining an ownership interest in Merrill following the merger?
A:
As a condition to completing the merger, Messrs. Castro and Atterbury are required to retain a portion of their current ownership interest in Merrill. Because Messrs. Castro and Atterbury have been integral to Merrill's success in the past and DLJMB believes that their involvement is integral to Merrill's future success, DLJMB wants to ensure that Messrs. Castro and Atterbury have a financial interest in Merrill going forward.
Q:	What will happen to my dividends?
A:
Until the merger is completed, Merrill will continue to declare and pay regular quarterly dividends of $.02 per share, in accordance with past practice. The Merrill board set the close of business on September 30, 1999 as the record date for the third quarter 1999 quarterly dividend.
Q:	What will happen to my stock options?
A:
If you own options to purchase shares of Merrill common stock, you will be entitled to receive, for each share subject to an option, the difference between $22.00 and the per share exercise price of that option, regardless of whether the option is fully vested. The amount you will receive, however, will be reduced to the extent of any federal and state income and payroll tax withholding that is due.
Q:	What are the advantages and disadvantages of the merger to me?
A:
In the merger, you will receive an immediate cash premium for your shares of Merrill common stock that you may not otherwise receive in the future. The merger consideration of $22.00 per share represents a 25.3% premium over the $17.56 closing price of Merrill common stock on July 14, 1999, the day the merger agreement was announced. In addition, you will not bear the risk of any decrease in the value of Merrill and you will be able to dispose of your Merrill shares without incurring any brokerage fees. You will not, however, have the opportunity to participate in Merrill's future earnings and growth.
Q:	What are the advantages and disadvantages of the merger to DLJMB, John Castro and Rick Atterbury?
A:
Upon completion of the merger, DLJMB will own approximately 76.6% of the surviving company common stock, and John Castro and Rick Atterbury will own in the aggregate approximately 23.4% of the surviving company common stock. John Castro and Rick Atterbury will also receive $22.00 in cash per share for the portion of their Merrill shares that they are not retaining.

DLJMB, John Castro and Rick Atterbury will have the opportunity to participate in Merrill's future earnings and growth, but they will bear the risk of any decrease in the value of Merrill after the merger.
Q:	When do you expect the merger to be completed?
A:	We are working to complete the merger as quickly as possible. We expect to complete the merger (if it is approved by the shareholders) within several days after the special meeting.
Q:	What happens if I sell my Merrill shares before the special meeting?
A:
The record date for the special meeting is earlier than the expected date of the merger. If you transfer your Merrill shares after the record date but before the merger, you will retain your right to vote at the special meeting but the right to receive the $22.00 in cash per share will pass to the person to whom you transferred your shares.

Q:	What are the tax consequences of the merger?
A:
The exchange of your shares for cash in the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under state, local, foreign and other tax laws. For more information about the tax consequences of the merger, see pages 40 and 41 of this proxy statement.
Q:	What do I need to do now?
A:
Please complete, date and sign your proxy card and then mail it in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the special meeting. You may also choose to vote by telephone by calling the toll-free number located on your proxy card or via the Internet by visiting the website set forth in the instructions on your proxy card.
Q:	Should I send in my stock certificates now?
A:	No. Soon after the merger is completed, we will send you written instructions explaining how to exchange your Merrill share certificates for cash.

QUESTIONS AND ANSWERS ABOUT VOTING AT THE SPECIAL MEETING

Q:	What is the date, time and place of the meeting?
A:	The special meeting of shareholders will be held on , 1999, at a.m./p.m., local time, at the .
Q:	Who is entitled to vote at the special meeting?
A:	Shareholders as of the close of business on , 1999.
Q:	How many shares need to be represented at the meeting?
A:
The holders of a majority of the outstanding shares entitled to vote at the special meeting ( shares) must be present in person or represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy card, by telephone, via the Internet or in person at the special meeting, you will be considered part of the quorum.
Q:	How do I vote?
A:
You can vote by telephone, via the Internet or sign and mail your proxy card. See the proxy card for specific instructions for telephone or Internet voting. You may also vote in person at the special meeting.
Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?
A:
Generally, your broker will not have the power to vote your shares. Your broker will vote your shares only if you provide him or her with instructions on how to vote. Any failure to instruct your broker on how to vote in favor of the merger will have the effect of a vote "against" the merger proposal. You should follow the directions provided by your broker on how to instruct your broker to vote your shares.
Q:	May I change my vote after I have mailed my signed proxy card or voted by telephone or via the Internet?
A:	Yes. You may revoke it any time before the special meeting by:
• giving written notice of your revocation to our Secretary;
• filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary;
• voting again by telephone or via the Internet before the meeting; or
• attending the special meeting and voting in person.
Q:	How many votes are required to approve the merger proposal?
A:
Approval of the merger proposal requires the affirmative vote of a majority of the shares of our common stock outstanding as of , 1999 ( shares). A failure to vote or to provide your broker with instructions on how to vote, or a vote to abstain will have the same effect as a vote "against" the merger proposal.

John Castro and Rick Atterbury have agreed under a voting agreement with Viking to vote their shares to approve the merger proposal. In addition, all of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger proposal.

As a result of the voting agreement and these indications, approximately [18.2%] of outstanding Merrill common stock will be voted in favor of the merger proposal. Accordingly, in excess of an additional [31.8%] of outstanding Merrill common stock must be voted in favor of the merger proposal for its approval.
Q:	What rights do I have if I oppose the merger proposal?
A:
If you oppose the merger proposal and do not vote in favor of it and the merger is completed, you may dissent and seek appraisal of the fair value of your shares under Minnesota law. You must, however, comply with all of the required procedures explained on pages 52 through 54 of this proxy statement and in Appendix E to this proxy statement.

WHO CAN HELP ANSWER YOUR QUESTIONS

    If you have more questions about the merger or would like additional copies of this proxy statement, you should contact:

    Investor Relations
    Merrill Corporation
    One Merrill Circle
    St. Paul, Minnesota 55108
    Telephone: (651) 646-4501
    E-mail address:     investor.relations@merrillcorp.com

    The notice of special meeting and proxy statement are also available on our eproxyview Internet site at http://www.eproxyview.com/mrll.

SUMMARY

    This summary highlights selected information included in this proxy statement. Because this is a summary, it may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents to which we have referred you. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

The Companies

  Merrill

  Merrill Corporation
  One Merrill Circle
  St. Paul, Minnesota 55108
  (651) 646-4501

We are a diversified communications and document services company applying advanced information systems and intranet/Internet technology to provide a broad range of services to our financial, legal and corporate customers. Our services integrate traditional composition, imaging and printing services with document management, distribution, marketing and software solutions. This integrated approach helps streamline the preparation and distribution of business-to-business communications materials. We serve our domestic clients through 34 business centers in 30 cities in the United States and our international customers through a strategic alliance and other relationships with local document service providers throughout Canada, Europe, Asia, Latin America and Australia.

  Viking

  Viking Merger Sub, Inc.
  277 Park Avenue
  New York, New York 10172
  (212) 892-3000

Viking was incorporated on June 25, 1999 for the sole purpose of completing the merger. It has not carried on any activities to date other than those incident to its formation and completion of the merger. All of the outstanding capital stock of Viking is owned by DLJMB.

The Merger (page 44)

Upon effectiveness of the merger, Viking will be merged with Merrill, and Merrill will continue as the surviving company. In connection with the merger:

•
you will be entitled to receive $22.00 in cash for each of your shares of Merrill common stock outstanding at the time of the merger;

•
John Castro, Merrill's President and Chief Executive Officer, and Rick Atterbury, Merrill's Executive Vice President and Chief Technology Officer, both of whom are also members of Merrill's board of directors, will:

*
continue to hold the shares of a new class B common stock that they will receive shortly before the merger in exchange for some of their shares of Merrill common stock;

*
will receive $22.00 in cash for each of their remaining shares of Merrill common stock and a cash payment for cancellation of their outstanding options; and

*
will remain directors and executive officers of Merrill;

•
the holders of each share of Viking's common stock will be entitled to receive class B common stock in the surviving company for each of their shares of Viking's common stock outstanding at the time of the merger; and

•
the holders of each share of Viking's preferred stock or warrants will be entitled to receive preferred stock or warrants, as the case may be, in the surviving company for each of their shares of Viking's preferred stock or each of their warrants outstanding, as the case may be, at the time of the merger.

Proposed Amendment to Articles (page 44)

Under the terms of the merger agreement, John Castro and Rick Atterbury must retain a certain amount of their interest in Merrill after the merger becomes effective. The merger agreement provides that, just before the merger becomes effective, John Castro and Rick Atterbury must exchange a portion of their shares of Merrill common stock for an equal number of the newly authorized shares of class B common stock. These shares will not convert into cash, but will instead remain outstanding allowing them to participate in the equity of the surviving company going forward.

To establish the class B common stock and permit Messrs. Castro and Atterbury to retain a portion of their interest in Merrill, we need to amend Merrill's articles of incorporation to provide for this class of stock. By voting to approve the merger proposal, you will also be approving an amendment to Merrill's articles of incorporation to authorize the issuance of 10 million shares of this new class B common stock, par value $.01 per share.

The holders of class B common stock will have the same rights and preferences as Merrill's existing common stock except that in the event of a liquidation of Merrill, the holders of the class B common stock would have a liquidation preference of $1.00 per share. A copy of the proposed amendment to our articles of incorporation is attached to this proxy statement as Appendix B. The closing of the merger is conditioned on our shareholders amending Merrill's articles of incorporation to provide for the class B common stock and Messrs. Castro and Atterbury exchanging some of their shares of Merrill common stock for class B common stock.

Vote Required (page 14)

Approval by Merrill's shareholders of the merger proposal will require the affirmative vote of a majority of the outstanding shares of Merrill common stock entitled to vote at the special meeting (          shares).

Consequences of the Merger (page 38)

As a result of the merger:

•
Approximately 76.6% of surviving company common stock will be owned by DLJMB and its affiliates, 21.7% by John Castro and 1.7% by Rick Atterbury;

•
you will no longer have any interest in, and will no longer be a shareholder of Merrill, and therefore you will not be able to participate in Merrill's future earnings and growth; and

•
Merrill's common stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of Merrill's common stock under the Securities Exchange Act of 1934 will terminate.

Recommendations of Merrill's Board of Directors and the Special Committee (page 20)

Merrill's board of directors, based on the unanimous recommendation of the special committee, unanimously approved the merger proposal and recommends that you vote to adopt it. Because of their continuing interest in Merrill after the merger, John Castro and Rick Atterbury refrained from voting on this matter. Merrill's board of directors and the special committee believe that the terms of the merger agreement, including the merger consideration of $22.00 per share, are fair to and in the best interests of Merrill's shareholders (excluding Messrs. Castro and Atterbury).

Reasons for the Merger (page 20)

In reaching its conclusion to approve and recommend the merger agreement, the special committee, in consultation with its legal and financial advisors, considered, among other factors, the following:

•
the special committee's knowledge of Merrill's business, operations, properties, assets, financial condition, operating results and prospects;

•
the fact that the market test conducted by the special committee and CIBC World Markets did not result in any proposal to acquire Merrill;

•
the presentations and fairness opinion of CIBC World Markets Corp.;

•
the fact that Merrill suffered significant limitations as a public company, including its limited trading volume, institutional sponsorship and public float, small market capitalization and diminishing research attention from market analysts, all of which had adversely affected the trading market for and the value of Merrill's common stock, and the special committee's belief that there was no reasonably foreseeable method of addressing these issues;

•
the history of the negotiations with respect to the merger consideration that, among other things, led to an increase in Viking's offer from $19.00 per share of Merrill common stock to $22.00 per share of Merrill common stock and the belief of the members of the special committee that $22.00 per share of Merrill common stock was the highest price that Viking would agree to pay;

•
the terms and conditions of the merger agreement, including in particular the provisions which permit Merrill's board of directors to:

*
consider unsolicited third-party offers;

*
negotiate with these third parties;

*
furnish these parties non-public information about Merrill; and

*
terminate the merger agreement to accept an offer from a third party that is more favorable from a financial point of view than the Viking offer provided Merrill pays Viking a termination fee of $12 million;

•
John Castro, Merrill's President and Chief Executive Officer, and Rick Atterbury, Merrill's Executive Vice President and Chief Technology Officer, were willing to agree to vote their shares in favor of the merger proposal pursuant to the terms of a voting agreement with Viking;

•
the merger agreement requires that the merger be submitted to Merrill's shareholders for approval and may be terminated in the event this approval is not obtained;

•
Minnesota law entitles Merrill shareholders to dissenters' rights if the merger is completed;

•
the conditions to closing in the merger agreement, including the financing contingency;

•
the experience and success of DLJMB in structuring and closing transactions similar to the merger and the strength and favorable terms of the financing commitment letters provided or obtained by DLJMB for the merger;

•
the fact that the consideration to be received by Merrill shareholders in the merger represents a 25.3% premium over the $17.56 closing price of Merrill common stock on July 14, 1999, the last full trading day before the public announcement of the merger agreement;

•
the historical trading prices of Merrill common stock on the Nasdaq National Market;

•
the merger consideration will consist entirely of cash; and

•
the special committee's belief that the surviving company (after the merger of Viking into Merrill) will be solvent, will not be left with unreasonably small capital and will not have incurred debts beyond its reasonable ability to pay them as they mature.

Voting Agreement (page 51); Security Ownership of Management (page 66)

John Castro and Rick Atterbury have entered into a voting agreement with Viking which provides that they will vote their shares to approve the merger proposal. The voting agreement is attached as Appendix C to this proxy statement.

In addition, all of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger proposal.

As a result of the voting agreement and these indications, approximately 18.2% of outstanding Merrill common stock will be voted in favor of the merger proposal. Accordingly, in excess of an additional [31.8%] of outstanding Merrill common stock must be voted in favor of the merger proposal for its approval.

Dissenters' Rights (page 52)

If you do not wish to accept $22.00 per share cash consideration in the merger, you have the right under Minnesota law to dissent from the merger and demand "fair value" for your shares. See pages 52 through 54 and Appendix E to this proxy statement for information on how to exercise your dissenters' rights. Failure to follow all of the steps required by these statutes will result in the loss of your dissenters' rights.

Fairness Opinion of CIBC World Markets (page 27)

CIBC World Markets delivered to the special committee its written opinion dated July 14, 1999 that the consideration Viking is paying in the merger is fair to Merrill's shareholders (excluding Messrs. Castro and Atterbury) from a financial point of view. CIBC World Markets has reaffirmed its July 14, 1999 opinion in its written opinion to the special committee dated as of             , 1999, which has been updated to reflect the consolidated financial statements of Merrill for the three months ended July 31, 1999 and is attached as Appendix D to this proxy statement. We encourage you to read this opinion carefully in its entirety.

Interests of Certain Persons in the Merger (page 34)

In considering the recommendations of the special committee and the board of directors, you should be aware that certain of Merrill's officers and directors have interests in the merger or have certain relationships, including those referred to below, that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including:

•
the financial interest of John Castro and Rick Atterbury in Merrill as a result of shares of class B common stock to be received by them shortly prior to the merger in exchange for some of their shares of Merrill common stock;

•
the interest of some of Merrill's employees in the equity plans and other incentives relating to the surviving company's equity securities to be adopted and implemented after the merger;

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the voting agreement among Viking, John Castro and Rick Atterbury;

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the interest of certain officers and directors in stock options that will vest upon completion of the merger and entitle the holders to cash payments;

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the right of certain executive officers to severance payments under specified conditions if their employment terminates within two years after the merger is completed;

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the employment agreements that Viking has entered into with John Castro and Rick Atterbury; and

•
the indemnification agreements which the directors have entered into with Merrill and the obligation of Viking to cause Merrill to continue to provide certain indemnification and related insurance coverage to directors and officers of Merrill following the merger.

The special committee and the board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters in approving the merger.

Conditions to the Merger (page 48)

The obligations of Merrill and Viking to complete the merger are subject to certain conditions. After approval of the merger agreement by Merrill shareholders, no amendment or waiver (including any condition of the merger) can be made that alters the consideration to be received for Merrill common stock or that would adversely affect the rights of Merrill shareholders, without their further approval.

Termination of the Merger Agreement (page 49)

The merger agreement may be terminated before the merger is completed, whether before or after approval by the Merrill shareholders, in certain specified events.

Termination Fees (page 50)

Merrill has agreed to pay Viking $12 million in cash if the merger agreement is terminated:

•
by Viking, if Merrill's board of directors withdraws, modifies or amends in a manner adverse to Viking its approval or recommendation of the merger, or if the board recommends or endorses an alternative transaction;

•
by Merrill, if its board of directors authorizes Merrill to enter into another transaction that is superior to the merger; or

•
by Viking, as a result of Merrill's failure to call a special meeting of its shareholders to vote upon the merger proposal or failure to include in this proxy statement the recommendation of our board of directors to approve the merger proposal.

In addition, Merrill must pay Viking $12 million in cash if all of the following events occur:

•
Merrill receives an offer to enter into an alternative transaction with a third party before the date of the special meeting;

•
the merger agreement is terminated because Merrill's shareholders do not approve the merger or the merger is not completed by December 31, 1999; and

•
within 12 months of the termination of the merger agreement, Merrill enters into a transaction (whether or not with that third party) that is superior to the merger.

Financing; Source of Funds (page 41)

The total amount of funds required to (1) fund the payment of the merger consideration and the surrender of outstanding stock options; (2) repay and/or fund our existing indebtedness and other obligations; and (3) pay the fees and expenses in connection with the merger is estimated to be approximately $487.2 million.

Viking intends to obtain these funds from concurrent equity and debt financings, as follows:

•
approximately $95.7 million of Viking common and preferred stock will be purchased by DLJMB and its affiliates;

•
approximately $245.0 million will be provided to Merrill, as the surviving company after the merger, under a $195.0 million senior secured term loan facility and a $50.0 million senior secured revolving credit facility, each to be arranged by DLJ Capital Funding, Inc.; and

•
approximately $190.0 million will be raised through a public offering or private placement of senior subordinated notes or, if it is not possible to raise such funds, through senior subordinated increasing rate notes to be purchased by DLJ Bridge Finance, Inc.

Material Federal Income Tax Consequences (page 40)

You will be taxed on your receipt of the $22.00 in cash per share to the extent that the amount you receive exceeds your tax basis in your shares. Because determining the tax consequences of the merger can be complicated, you should consult your tax advisor in order to understand fully how the merger will affect you.

Shareholder Lawsuits Challenging the Merger (page 43)

Two purported shareholder class action lawsuits have been filed in Minnesota state court on behalf of Merrill's unaffiliated shareholders. The lawsuits allege, among other things, that (1) John Castro and Rick Atterbury unfairly possessed non-public information concerning the prospects of Merrill when negotiating with Merrill on behalf of themselves and Viking, and (2) the individual defendants breached their fiduciary duties to Merrill's shareholders by facilitating, through unfair procedures, Viking's proposal to acquire Merrill to the exclusion of others, for unfair and inadequate consideration. The lawsuits further allege that these actions prevented or could prevent the shareholders of Merrill from realizing the full and fair value of their stock. The plaintiffs seek preliminary and permanent injunctive relief restraining the defendants from proceeding with a transaction with Viking and a declaratory judgment that the defendants have breached their fiduciary duties. We believe these lawsuits are without merit and intend to defend them vigorously.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you and incorporate into this proxy statement by reference contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including:

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our financial performance;

•
our growth in revenue and earnings;

•
our ability to integrate successfully the operations of recent acquisitions into ours;

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our new product and service offerings; and

•
our year 2000 readiness.

You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential" or "continue" or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including:

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our ability to continue to diversify our revenue stream;

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the pace of technological changes affecting our business;

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the demand for printed financial documents; and

•
the competitive environment of our business.

These and other factors may cause our actual results to differ materially from any forward-looking statement.

Forward-looking statements are only predictions. The forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time from us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement, the documents to which we refer you and other statements made from time to time from us or our representatives, might not occur.

INFORMATION CONCERNING THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held on             , 1999, at    a.m./p.m., local time, at              .

Purpose

At the special meeting, you will be asked to vote on a proposal to approve and adopt the merger agreement and amend our articles of incorporation to authorize the creation of 10 million shares of a new class B common stock. The phrase "merger proposal" in this proxy statement refers to both the merger agreement and the articles amendment.

A copy of the merger agreement is attached as Appendix A to this proxy statement. A copy of the articles amendment is attached as Appendix B to this proxy statement.

Record Date and Quorum Requirement

We have fixed the close of business on             , 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. At the close of business on             , 1999, there were shares of our common stock issued and outstanding held by approximately holders of record.

Each holder of record of our common stock at the close of business on             , 1999 is entitled to one vote for each share then held on each matter submitted to a vote of shareholders.

The holders of a majority of the outstanding shares entitled to vote at the special meeting (      shares) must be present in person or represented by proxy to constitute a quorum for the transaction of business. If you vote by proxy card, by telephone, via the Internet or in person at the special meeting, you will be considered part of the quorum.

Proxies; Revocation of Proxies

You are requested to complete, date and sign the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope. Alternatively, you may vote by telephone, via the Internet or at the special meeting as described under the caption " — Voting Procedures" below.

You may revoke your proxy any time before the special meeting by:

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giving written notice of your revocation to our Secretary;

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filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary;

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voting again by telephone or via the Internet before the special meeting; or

•
attending the special meeting and voting in person.

Voting Procedures

Vote by Telephone. You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

Vote via the Internet. You can also choose to vote via the Internet. The web site for Internet voting is http://www.norwest.eproxy.com/mrll/. You may also link to this site through our eproxyview Internet site at http://www.eproxyview.com/mrll. Internet voting is available 24 hours a day, and will be accessible until     a.m. on             , 1999. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.

Vote by Mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it to Norwest Bank Minnesota, N.A. in the postage-paid envelope provided.

Voting at the Special Meeting. The method by which you vote now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

How Shares Are Voted. Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of Merrill will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the shares will be voted to approve the merger proposal and in such manner as the persons named on the proxy card in their discretion determine upon such other business as may properly come before the special meeting.

Vote Required

Approval by our shareholders of the merger proposal will require the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting (      shares).

Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum, and therefore, will have the same effect as a vote "against" the merger proposal. A broker "non-vote" occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If there are insufficient votes to approve the merger proposal at the special meeting, proxies voted in favor of approval of the merger proposal and proxies as to which no voting instructions are given may be voted to adjourn the special meeting in order to solicit additional proxies in favor of approval of the merger proposal. If the special meeting is adjourned for any purpose, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have been revoked or withdrawn), even though they may have been voted on the same or any other matter at a previous meeting.

Voting Agreement; Security Ownership of Management

John Castro and Rick Atterbury have entered into a voting agreement with Viking which provides that they will vote their shares to approve the merger proposal. The voting agreement relates to 1,907,716 Merrill shares owned by Mr. Castro and 277,362 Merrill shares owned by Mr. Atterbury. These shares represent in aggregate [13.5%] of our outstanding common stock. The voting agreement also relates to any Merrill shares to which they may become entitled as a result of the exercise of their options to purchase Merrill shares. The voting agreement is attached as Appendix C to this proxy statement and is described in more detail elsewhere in this proxy statement under the caption "The Voting Agreement."

In addition, all of our directors and executive officers have indicated to us that they intend to vote their shares in favor of the merger proposal.

As a result of the voting agreement and these indications, approximately [18.2%] of outstanding Merrill common stock will be voted in favor of the merger proposal. Accordingly, in excess of an additional [31.8%] of outstanding Merrill common stock must be voted in favor of the merger proposal for its approval.

Voting on Other Matters

If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

Proxy Solicitation

We bear the cost of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of special meeting of shareholders and the enclosed proxy card, as well as the cost of forwarding such material to the beneficial owners of Merrill common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, facsimile or personal conversation. We may also reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of common stock. Merrill may decide to retain a proxy solicitation firm for assistance in connection with the solicitation of proxies for the special meeting. If Merrill retains a proxy solicitation firm, Merrill anticipates that the costs it will incur will be approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses.

Electronic Access to Proxy Materials

The notice of special meeting and proxy statement are available on our eproxyview Internet site at http://www.eproxyview.com/mrll.

Please do not send any certificates representing shares of Merrill common stock with your proxy card. If the merger is completed, the procedure for the exchange of certificates representing shares of Merrill common stock will be as described in this proxy statement. We refer you to the sections captioned "The Merger Agreement — Exchange and Payment Procedures" and "The Merger Agreement — Transfers of Shares" contained elsewhere in this proxy statement.

SPECIAL FACTORS

Background of the Merger

Prior to May 1999

Merrill's board of directors as part of the discharge of its fiduciary duties under Minnesota law regularly evaluates the business and operations of Merrill as well as its strategic direction. Prior to February 24, 1999, Merrill had no plans or proposals relating to an extraordinary transaction.

On February 24, 1999, William Dawson, on behalf of DLJMB, met with John Castro, Merrill's President and Chief Executive Officer, to suggest that DLJMB sponsor a leveraged buyout of Merrill, together with certain senior members of Merrill's management. Mr. Dawson and Mr. Castro had ongoing conversations from February 24, 1999 through March 23, 1999.

On March 24, 1999, DLJMB signed a confidentiality agreement in which DLJMB agreed not to disclose confidential information it learned as a result of its due diligence and negotiations with Merrill. Beginning March 29, 1999, DLJMB together with its counsel, accountants and other representatives began its due diligence review of Merrill and its businesses.

May 1999

At a special meeting of the board of directors held on May 17, 1999, Mr. Castro formally advised other members of the board that DLJMB, working in conjunction with members of Merrill senior management, was considering making a proposal to acquire Merrill. In light of the role expected to be played by members of Merrill senior management in any such proposal, the board decided to create a special committee of independent directors to evaluate any such proposal and to negotiate the terms of any such proposal in order to achieve for Merrill shareholders (excluding Messrs. Castro and Atterbury) the best price reasonably available to them. Paul G. Miller, Ronald N. Hoge and Michael S. Scott Morton were elected as members of the special committee, with Mr. Miller elected as its Chairman. Shortly thereafter, the special committee retained Dewey Ballantine LLP as its legal advisor and CIBC World Markets as its financial advisor. Frederick W. Kanner, a partner at Dewey Ballantine, is also one of Merrill's directors. In addition, as required by Section 302A.673 of the Minnesota Business Corporation Act, the board of directors created a committee consisting of all disinterested members of the board, as defined under this section.

In the latter part of May and the early part of June 1999, the special committee, with the assistance of its financial and legal advisors, analyzed Merrill's operations and prospects as an independent company, as well as information regarding third parties identified by CIBC World Markets as potential purchasers of Merrill. These third parties included seven potential strategic buyers (i.e., companies engaged in some or all of the printing and document management services lines of business in which Merrill is engaged). CIBC World Markets also identified 12 potential financial buyers that had previously acquired businesses engaged in the printing, publishing or business services industries. CIBC World Markets identified these potential buyers on the basis of its knowledge of these potential buyers and its review of publicly-available information about these potential buyers.

June 1999

On June 1, 1999, at a regular meeting of the board of directors, Paul G. Miller, Chairman of the special committee, updated the board on the activities of the special committee.

On June 15, 1999, the special committee met with representatives of DLJMB to receive DLJMB's formal acquisition proposal. Representatives of DLJMB gave an overview of the due diligence they had conducted and their thoughts about Merrill's business, and stated that DLJMB was prepared to offer $19.00 per share in cash for all of Merrill's outstanding common stock. At that time, the proposal was structured as a two-step acquisition, with a tender offer at $19.00 per share to be followed by a merger for the same consideration. The representatives of DLJMB indicated that members of Merrill's senior management would have a significant equity stake in Merrill following the acquisition and that all of the necessary financing for the transaction had been arranged and would be fully committed, subject to customary conditions. The representatives of DLJMB also outlined other principal terms of their proposal.

The special committee met on the same date with its financial and legal advisors to consider DLJMB's proposal. After considering a number of factors, including premiums paid in precedent acquisition transactions in the printing industry, trading prices of the equity securities of Merrill's competitors and the special committee's belief that DLJMB would not commence the negotiations with the highest amount it would be willing to pay, the special committee determined to reject the proposal and instructed CIBC World Markets to advise DLJMB that the proposal was inadequate and did not provide a basis for further negotiation.

The special committee also instructed CIBC World Markets to contact, on a confidential basis, one potential strategic buyer, a large company engaged in a line of business similar to Merrill's, to ascertain whether that company would have an interest in acquiring Merrill. The special committee did not impose any limitations or parameters regarding the type of transaction or amount or form of consideration that might be acceptable.

Representatives of CIBC World Markets spoke with two members of senior management of the potential buyer. They discussed the potential buyer's strategic direction and the similarities and differences between Merrill's business and the business of the potential buyer. Representatives of that potential buyer advised CIBC World Markets that it did not have an interest in an acquisition of Merrill.

Given the highly competitive nature of Merrill's industry and the market for its key employees and the destabilizing effect that the special committee believed would be caused by uncertainty regarding Merrill's future ownership, the special committee concluded that it was necessary to maintain confidentiality regarding its market test and the process of the potential sale of the business. The special committee further decided not to make a public announcement until an agreement had been reached with a buyer. The special committee noted that any such agreement need not preclude higher offers and the ability of Merrill to be purchased by another buyer.

On June 18, 1999, DLJMB informed the special committee that DLJMB was prepared to increase its proposal to $21.00 per share. After considering the new proposal from DLJMB, on June 21, 1999, the special committee determined to advise DLJMB that its $21.00 offer was still too low. The special committee reached that conclusion based on the consideration of the same factors it had used in evaluating DLJMB's previous offer of $19.00. The special committee also instructed CIBC World Markets to approach three additional potential strategic buyers, on the same basis as it had approached the first one, to ascertain their level of interest in acquiring Merrill.

On June 23, 1999, the special committee met again to review the status of the transaction. At that meeting, CIBC World Markets reported that DLJMB had indicated that $21.00 was still its offer and that the offer would not be increased. In addition, CIBC World Markets informed the special committee that none of the three additional potential strategic buyers was prepared at that time to pursue an acquisition of Merrill, although two of them had indicated a desire to give the matter further consideration. Based upon that information, the special committee authorized CIBC World Markets to approach, on the same basis on which it had approached the initial potential buyer and the three additional buyers, two additional potential strategic buyers to ascertain their level of interest in acquiring Merrill. It was the special committee's view that these six potential strategic buyers represented the only potential buyers from which a takeover proposal for Merrill was likely.

The special committee held additional meetings on June 25, June 29 and July 1, 1999 to receive additional information regarding the level of interest expressed by the potential strategic buyers that had been contacted by CIBC World Markets and to formulate a response to DLJMB. During those meetings, representatives of CIBC World Markets reported that none of the strategic buyers it had contacted had indicated a desire to pursue negotiations for a potential acquisition of Merrill. The special committee determined to request full documentation from DLJMB setting forth the remaining terms of its proposal.

July 1999

Following receipt and review of the requested documentation from DLJMB, the special committee determined on July 1, 1999 to deliver a counter-proposal to DLJMB, specifying a price of $23.00 per share and with other suggested modifications to some of the terms proposed by DLJMB. The special committee's conclusion that $23.00 was an appropriate counter-proposal was based on its analysis of the information it had been considering with CIBC World Markets and its belief, based on its previous negotiations with DLJMB, that DLJMB would not be willing to enter into a transaction at a price in excess of $23.00.

On July 2, 1999, representatives of CIBC World Markets and Dewey Ballantine met with representatives of DLJMB and its counsel, Davis Polk & Wardwell, for the purpose of clarifying the special committee's counter-proposal. Later that day, DLJMB notified the special committee that while DLJMB was prepared to agree to a number of the points in the counter-proposal from the special committee, it was not prepared to increase its price of $21.00 per share.

Between July 2 and July 8, 1999, representatives of CIBC World Markets continued to discuss the opportunity of acquiring Merrill with those potential strategic buyers previously contacted by CIBC World Markets that had not declined to pursue the opportunity. None of those conversations led to an acquisition proposal or a strong indication of interest in such a proposal. During the same period, negotiations between the special committee and DLJMB continued. In those negotiations, progress was made in resolving a number of issues, but the special committee continued to press for $23.00 per share.

On July 8, 1999, DLJMB made a new proposal that met some of the requirements specified by the special committee (primarily, the maximum amount of a termination fee that would be payable by Merrill if it elected to accept an alternative transaction) and indicated a willingness to increase DLJMB's potential price to $21.25 per share.

The special committee considered the new proposal from DLJMB at meetings on July 8 and July 9, 1999. At the same time, the special committee considered but rejected the idea of further expanding the market test that had been conducted for the special committee by CIBC World Markets. The decision of the special committee not to expand the market test was based on its belief that it had already contacted the most qualified strategic buyers likely to have an interest in acquiring Merrill, that other potential financial buyers were unlikely to be able to become sufficiently familiar with Merrill's business to be able to offer, within a reasonable time frame, a price higher than was being offered by DLJMB and the special committee's continuing concern, as discussed above, about the potentially adverse impact on Merrill's business that could result from a disclosure that Merrill was seeking buyers for its business. The special committee determined to reject DLJMB's offer of $21.25 per share and to make a counter-offer of $22.00 per share on a "last and best offer" basis. The special committee indicated that it was also prepared to structure the transaction as a one-step transaction, which would allow the transaction to be treated as a recapitalization for accounting purposes.

On July 10, 1999, DLJMB contacted the special committee and advised it that it was prepared to continue negotiations on the basis of a potential price of $22.00 per share if the transaction could be structured as a recapitalization and if satisfactory agreement could be reached on outstanding issues and documentation. The parties continued to negotiate and finalize the merger agreement and the voting agreement.

On July 14, 1999, the special committee held a meeting to consider the merger agreement and determine whether to recommend its adoption to the full board of directors. The meeting was attended by all members of the special committee. Representatives of CIBC World Markets and Dewey Ballantine also attended the meeting. Dewey Ballantine advised the members of the special committee as to their fiduciary duties in considering the proposed transaction and reviewed the principal terms and conditions of the merger agreement. CIBC World Markets made a presentation to the special committee in which it discussed the information described under "—Opinion of the Financial Advisor for the Special Committee." CIBC World Markets then rendered its oral opinion (confirmed in writing later that day) to the special committee that, as of such date, the merger consideration of $22.00 per share was fair, from a financial point of view, to the Merrill shareholders (excluding Messrs. Castro and Atterbury).

At the conclusion of these presentations and after discussion, including a discussion of the items discussed under "—Recommendations of the Special Committee and the Board of Directors," the special committee unanimously determined to approve the merger agreement and declare the merger agreement fair to and in the best interests of the Merrill shareholders (excluding Messrs. Castro and Atterbury), and approved resolutions recommending that Merrill's board of directors approve the merger agreement.

Following the special committee's meeting on July 14, 1999, a meeting of the entire board of directors was held at the offices of Dewey Ballantine to consider adopting the merger agreement. The meeting was attended by all members of the board, with Messrs. Campbell, Lareau, Nienhouse and Scott Morton attending by telephone conference. Steven J. Machov, Vice President, General Counsel and Secretary of Merrill, and representatives of Dewey Ballantine and Faegre & Benson LLP also attended the meeting. Representatives of CIBC World Markets were available by telephone for any questions of the board members.

Paul G. Miller, Chairman of the special committee, reported on the activities of the special committee. Frederick W. Kanner, a partner at Dewey Ballantine and one of Merrill's directors, summarized for the board the activities of the special committee, noting that the special committee had met 18 times since its appointment. Mr. Kanner reviewed the activities of CIBC World Markets, which had included the preparation of financial analyses of the company and the development of a list of six potential strategic buyers for the company and additional potential financial buyers. The board of directors reviewed in detail the principal terms of the documents involved in the transaction, including the merger agreement, voting agreement and financing commitment letters. The board noted that the merger agreement provided for a $12 million break-up fee, which amounted to $.79 per share, in the event a transaction was effected with another party, but that the special committee could engage in discussions with and furnish confidential information to a party making an unsolicited proposal for an acquisition if it determined that its fiduciary duty required it to do so. The board reviewed the financial analyses that had been prepared for the special committee by CIBC World Markets and CIBC World Markets' opinion that the merger consideration of $22.00 per share was fair, from a financial point of view, to the Merrill shareholders (excluding Messrs. Castro and Atterbury). Mr. Miller then reported to the board the conclusions and recommendation of the special committee.

After discussion, the committee consisting of all disinterested members of the board, as defined under Section 302A.673 of the Minnesota Business Corporation Act, unanimously adopted the merger agreement and recommended that the full board of directors adopt it as well. The full board of directors then unanimously concluded that the merger was fair to, and in the best interests of, Merrill and its shareholders (excluding Messrs. Castro and Atterbury), unanimously approved the merger agreement and resolved to recommend to the Merrill shareholders that they vote to approve it as well. Because of their continuing interest in Merrill after the merger, Messrs. Castro and Atterbury abstained from voting on this matter.

Subsequent to the board meeting, on July 14, 1999, Merrill, Viking and Messrs. Castro and Atterbury entered into the merger agreement and the voting agreement. Merrill issued a press release on the evening of July 14, 1999 announcing the execution of the merger agreement.

Recommendations of the Special Committee and Board of Directors; Purpose and Reasons for the Merger

At its meeting on July 14, 1999, the special committee determined that the terms of the merger agreement were fair to and in the best interests of Merrill shareholders (excluding Messrs. Castro and Atterbury) and unanimously recommended the approval of the merger agreement by the board of directors.

At a meeting of the board of directors on July 14, 1999 held after the special committee's meeting on that date, at which all directors of Merrill were present, the board considered the recommendation of the special committee. The board unanimously approved the merger agreement and recommended that the shareholders vote in favor of the merger proposal. Because of their continuing interest in Merrill after the merger, John Castro and Rick Atterbury abstained from voting on this matter.

Special Committee

In reaching its conclusion, the special committee considered the benefits offered by the merger and weighed them against the detriments associated with the merger. While the special committee did not consider the detriments associated with the merger to be insignificant, it ultimately concluded that these detriments were outweighed by the potential benefits of the merger to Merrill and Merrill's shareholders. See "—Benefits and Detriments of the Merger to Merrill and Merrill's Shareholders." In reaching this determination, the special committee relied, among other things, on the accuracy of the representations and warranties of Viking, the opinions and views of some of Merrill's executive officers and the advice of the special committee's financial and legal advisors.

As part of its analysis the special committee considered the only other alternative available to Merrill at the time which was for Merrill to remain as a public company. The special committee considered Merrill's limitations as a public company and the fact that Merrill's limited trading volume, institutional sponsorship and public float, small market capitalization and diminishing research attention from market analysts, had adversely affected the trading market for and the value of Merrill's common stock. The special committee also focused on the fact that Merrill's common stock carried a lower price/earnings ratio than its two principal competitors, both of whom were substantially larger than Merrill, with the result that Merrill may be constrained in using its common stock as currency for acquisitions. The special committee believed that an improvement in this situation was not likely in the foreseeable future. The special committee concluded, that in the circumstances then existing, the $22.00 per share merger consideration was, for Merrill's shareholders (excluding Messrs. Castro and Atterbury), preferable to continuing to hold shares in the public company and that shareholder value was not likely to be maximized were Merrill to remain a public company.

Basis of Recommendation.  Merrill's purpose for engaging in the merger is to take advantage of the benefits of the merger to Merrill and Merrill's shareholders, including in particular, the primary benefit of the merger to Merrill's shareholders which is allowing them to realize the value of their investment in Merrill in cash at a price which represents a significant premium to the market price of Merrill common stock before the announcement of the merger. After review and evaluation of all information provided to the special committee for its consideration, consideration of the advice provided by the special committee's financial and legal advisors, and further discussion and deliberation, the special committee concluded that the terms of the merger agreement were fair to and in the best interests of Merrill shareholders (excluding Messrs. Castro and Atterbury) and unanimously recommended the approval of the merger agreement by the board of directors. The decision to recommend that the board of directors approve the merger agreement was based, in part, on the following important factors:

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The special committee was presented with a proposal that offered Merrill shareholders a significant premium over the then current market price of its common stock;

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The special committee received an opinion from CIBC World Markets that the proposed consideration to be received by Merrill shareholders (excluding Messrs. Castro and Atterbury) in the merger was fair from a financial point of view to such shareholders;

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The special committee's observation that no meaningful interest in an acquisition of Merrill by any entity other than DLJMB had emerged from the market test conducted by the special committee (as described under "Special Factors — Background of the Merger");

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The view of the special committee that the terms of the merger agreement and the related agreements entered into with John Castro and Rick Atterbury were reasonable and would not deter competing bids that were materially better for Merrill's shareholders; and

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The special committee considered that the only other alternative available to Merrill at the time was to remain as a public company, which would not allow shareholders to take advantage of the immediate cash premium offered by DLJMB and would not address the disadvantages inherent in Merrill remaining a publicly traded company that are described above. In this context, the special committee noted that the agreement with DLJMB did not preclude other higher offers being made.

Key Factors.  The factors reviewed by the special committee, in consultation with its legal and financial advisors, and which supported the special committee's determination to recommend the merger included, among others, the following:

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The special committee's knowledge of Merrill's business, operations, properties, assets, financial condition, operating results and prospects, including without limitation Merrill's recent and current financial performance and the implications thereof with respect to the potential market performance of Merrill common stock on a stand-alone basis, which the special committee considered in light of the premium offered under the terms of the merger agreement;

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The fact that the market test conducted by the special committee did not result in any proposal to acquire Merrill. The special committee also considered the fact that no firm offer had been made by any person for any business combination with Merrill in the 18 months prior to the time the discussions with DLJMB took place. Although the special committee placed greater weight on its own market test, this lack of a firm offer supported the special committee's conclusions;

•
The oral and written presentations of CIBC World Markets, and the opinion of CIBC World Markets which is described below. See "Special Factors — Opinion of the Financial Advisor for the Special Committee" for a discussion of the factors that CIBC World Markets considered in rendering its opinion. This opinion, which is subject to limitations, qualifications and assumptions, is included as Appendix D to this proxy statement. We encourage you to read it carefully in its entirety;

•
The fact that Merrill suffered significant limitations as a public company, including its limited trading volume, institutional sponsorship and public float, small market capitalization and diminishing research attention from market analysts, all of which had adversely affected the trading market for and the value of Merrill's common stock, and the special committee's belief that there was no reasonably foreseeable method of addressing these issues;

•
The history of the negotiations with respect to the merger consideration that, among other things, led to an increase in Viking's offer from $19.00 per share of Merrill common stock to $22.00 per share of Merrill common stock and the belief of the members of the special committee that $22.00 per share of Merrill common stock was the highest price that Viking would agree to pay;

•
The terms and conditions of the merger agreement. The special committee considered in particular the non-solicitation, termination and termination fee provisions of the merger agreement, which permit Merrill's board of directors to fulfill its fiduciary duties. The special committee sought to negotiate provisions in the merger agreement that would allow the board of directors to fulfill its fiduciary duties in the event an unsolicited offer from a third party were received. While the merger agreement prohibits Merrill from soliciting third-party offers, it does not prohibit the board of directors, where it needs to do so to fulfill its fiduciary duties, from considering unsolicited third-party offers, negotiating with these third parties or furnishing these third parties with information about Merrill, subject to appropriate confidentiality agreements. Also, the special committee negotiated provisions in the merger agreement that would permit the termination of the merger agreement in the event an offer more favorable from a financial point of view than the DLJMB offer is received from a third party. The board of directors concluded that the $12 million termination fee should not deter a third party from making an offer that was more favorable to Merrill's shareholders;

•
The fact that John Castro, Merrill's President and Chief Executive Officer, and Rick Atterbury, Merrill's Executive Vice President and Chief Technology Officer, were willing to agree to vote their shares in favor of the merger agreement pursuant to the terms of the voting agreement entered into with Viking;

•
The merger agreement requires that the merger be submitted to Merrill's shareholders for approval, which allows for an informed vote of shareholders on the merits of the transaction, and may be terminated in the event this approval is not obtained;

•
Minnesota law entitles Merrill shareholders to dissenters' rights if the merger is completed;

•
The conditions to closing in the merger agreement, including the financing contingency;

•
The experience and success of DLJMB in structuring and closing transactions similar to the merger and the strength and favorable terms of the financing commitment letters provided or obtained by DLJMB in connection with the transactions contemplated by the merger agreement, the terms of which had been reviewed and negotiated by the special committee and its representatives and counsel;

•
The fact that the consideration to be received by Merrill shareholders in the merger represents a:

*
25.3% premium over the $17.56 closing price of Merrill common stock on July 14, 1999, the last full trading day before the public announcement of the merger agreement,

*
50.4% premium over the $14.63 closing price of Merrill common stock on June 14, 1999, the date 30 days before such announcement; and

*
a 28.0% premium over the $17.19 closing price of Merrill common stock on January 14, 1999, the date six months before such announcement;

•
The fact that the consideration to be received by Merrill shareholders in the merger will consist entirely of cash; and

•
The special committee's belief that the surviving corporation (after the merger of Viking with and into Merrill) will be solvent, will not be left with unreasonably small capital and will not have incurred debts beyond its reasonable ability to pay them as they mature. The receipt of an opinion of an independent financial advisor to the board of directors confirming this belief is a condition to Merrill's obligation to complete the merger.

In addition to the foregoing positive factors which supported the special committee's determination to recommend the merger, the special committee reviewed the following material negative factors, which the special committee viewed as insufficient to outweigh the positive factors:

•
following the merger, Merrill's shareholders (excluding Messrs. Castro and Atterbury) will cease to participate in the future earnings growth, if any, of Merrill or benefit from the increase, if any, in the value of the company;

•
following the merger, Merrill will be required to dedicate a substantial portion of its cash flow from operations to make payments on the debt, thereby reducing cash flow available for general corporate purposes, including capital expenditures and acquisitions;

•
Merrill will be unable to use publicly traded securities as acquisition capital and unable to grant options to its employees for publicly traded securities;

•
the potential conflicts of interest of Merrill's officers and directors in connection with the merger;

•
Merrill's shareholders may recognize a taxable gain upon completion of the merger if and to the extent the amount of cash such shareholder receives in the merger exceeds their tax basis in Merrill's common stock; and

•
the historical trading prices of Merrill common stock on the Nasdaq National Market. The special committee noted that during the fiscal years ended January 31, 1998 and 1999, Merrill's common stock had traded at prices significantly higher than in the current fiscal year and at times, in excess of the merger consideration of $22.00 per share (see "Common Stock Market Price and Dividend Information"). The special committee placed greater weight on its comparison of the merger consideration to recent market prices than to historical prices as the circumstances of Merrill, its business and industry were continuously changing. In particular, Merrill had recently begun to change its focus from a pure, transaction-based financial printer to a more technology-based communications and document services company. As a result, the special committee considered valuations placed by investors on Merrill's business in the past less relevant to the fairness of the merger consideration than valuations placed by investors at the time the merger discussions took place.

The foregoing discussion of the information and factors considered and given weight by the special committee is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the special committee may have given different weights to different factors. The special committee did not consider Merrill's "liquidation value" or the book value of Merrill common stock in its analysis nor did it consider the price paid by Merrill in purchasing its own shares as disclosed under "Common Stock Purchase Information."

With respect to liquidation value, the special committee considered that, as a communications and document services company with few unique assets, and significant value in its employees and goodwill, liquidation value would likely be significantly lower than the valuation of Merrill's business as a going concern, and as such would not provide a useful comparison for assessing the fairness of the merger consideration. In that regard, the special committee noted that CIBC World Markets, its financial advisor, had not considered liquidation value and had assessed the value of the business on the assumption that the business would continue as a going concern. While it did not consider liquidation value, the special committee placed significant weight on the going concern valuation of CIBC World Markets.

With respect to book value, the special committee considered that the historic cost value of its assets, which as of January 31, 1999 was approximately $8.92 per share, would also significantly undervalue the business. The special committee also did not consider multiples of book value in its assessment of the fairness of the merger consideration as, in the opinion of CIBC World Markets, its financial advisor, multiples of earnings per share and EBITDA (earnings before interest, taxes, depreciation and amortization) more accurately reflected the value of other businesses of this kind.

With respect to the price paid by Merrill for purchases of its own shares, the special committee considered the fact that these purchases were at then current market prices and were for relatively small amounts of Merrill's outstanding shares, and concluded that the prices of these purchases would not provide as useful a comparison for the merger consideration as the other factors listed above.

In concluding that the merger was fair to and in the best interests of Merrill shareholders (excluding Messrs. Castro and Atterbury), the special committee was aware that the $22.00 price to be received by Merrill shareholders in the merger is less than the high end of all the equity value per share ranges contained in the financial analyses described below prepared by CIBC World Markets. The special committee also noted that the $22.00 price exceeded the low end of all of the valuation methodologies employed by CIBC World Markets (with the exception of the discounted cash flow analysis). On the basis of the factors summarized above, the special committee determined that accepting the actual value represented by the merger was in the best interest of Merrill shareholders (excluding Messrs. Castro and Atterbury) when compared to the risk of seeking to achieve the theoretically higher values shown in the financial analyses. The special committee also focused on the fact that the $22.00 merger price is lower than the low end of the discounted cash flow per share range contained in the CIBC World Markets financial analyses. While the special committee did not quantify or assign relative weights to the valuation methodology in the financial analyses prepared by CIBC World Markets, the special committee did, based on advice from CIBC World Markets, assign less significance to the discounted cash flow analysis because of the high sensitivity of that analysis to both the achieveability of the underlying management financial projections, as well as the discount rate and terminal multiples assumed (each of which, by their nature, are estimated and cannot be determined precisely).

Board of Directors

The board of directors unanimously formed the special committee to act solely on behalf of Merrill's unaffiliated shareholders for purposes of negotiating the merger agreement and considering the merger. The special committee, in turn, retained CIBC World Markets to prepare and deliver an opinion as to the fairness of the merger consideration to the Merrill shareholders (excluding Messrs. Castro and Atterbury) from a financial point of view.

In reaching its determination referred to above, the board of directors considered and relied upon:

•
the process conducted by the special committee in considering the merger (including the market test conducted by the special committee);

•
the special committee's conclusions, recommendations and unanimous approval concerning the merger agreement and the transactions contemplated thereby;

•
the special committee's declaration of the merger agreement's advisability; and

•
the opinion of CIBC World Markets that, as of the date of such opinion, based upon and subject to various considerations, assumptions and limitations stated therein, the $22.00 per share in cash to be received by Merrill's shareholders in the merger was fair to such shareholders (excluding Messrs. Castro and Atterbury) from a financial point of view, on the basis of the related analyses presented by CIBC World Markets.

The board of directors believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the special committee to effectively represent the interests of Merrill's shareholders (excluding Messrs. Castro and Atterbury) were present. The board of directors reached this conclusion in view of, among other things:

•
the fact that the special committee consisted of disinterested directors (none of whom have an interest in or will be directors or investors in the surviving company or DLJMB) whose sole purpose was to represent the interests of Merrill's shareholders (excluding Messrs. Castro and Atterbury);

•
retention by the special committee of independent legal counsel and financial advisors;

•
exploration by the special committee of other potential buyers;

•
the fact that the merger was approved by all of the directors of Merrill who are not employees of Merrill;

•
the fact that the special committee, even though consisting of directors of Merrill and therefore not completely unaffiliated with Merrill, is a mechanism well recognized to provide for fairness in transactions of this type;

•
the fully arms'-length negotiations that had taken place between DLJMB and the representatives of the special committee; and

•
the fact that the special committee unanimously approved the merger agreement.

The board of directors noted that the non-employee directors believed there was no need for them to retain any additional unaffiliated representative to act on behalf of Merrill's unaffiliated shareholders or to require the approval of at least a majority of Merrill's unaffiliated shareholders. The board took these factors into account in its assessment of the fairness of the transaction but determined that, in light of the factors described above, sufficient procedural safeguards were in place to ensure the fairness of the transaction.

Based primarily upon the recommendation of the special committee, the board of directors unanimously approved the merger agreement and transactions contemplated thereby and unanimously recommends that you vote in favor of the merger proposal. Because of their continuing interest in Merrill after the merger, John Castro and Rick Atterbury abstained from voting on this matter.

Benefits and Detriments of the Merger to Merrill and Merrill's Shareholders

Benefits and Detriments of the Merger to Merrill.  Merrill believes that the merger will have the following benefits to Merrill:

•
by becoming a private company (which will occur as a result of the merger), the operating flexibility of Merrill will be increased by enabling Merrill's management to react with greater speed and flexibility to changing conditions and opportunities and to make decisions based on Merrill's long-range business interests without the necessary consideration of the possible adverse short-term effect of such decisions upon the market price of Merrill's common stock and thus possibly upon the interests of Merrill's public shareholders and without the constraint of the public market's emphasis on quarterly earnings; and

•
by reverting to private ownership, the overall operational and administrative costs arising from and in connection with Merrill's status as a public reporting company will be reduced.

We believe the detriments to Merrill of the completion of the merger are:

•
the significant cash outlay required to complete the merger and the level of indebtedness to be incurred in connection with the merger which will require Merrill to dedicate a substantial portion of its cash flow from operations to make payments on the debt, thereby reducing cash flow available for general corporate purposes, including capital expenditures and acquisitions;

•
Merrill will be unable to use publicly traded securities as acquisition capital; and

•
Merrill will be unable to grant options to its employees exercisable for publicly traded securities.

Benefits and Detriments of the Merger to Merrill's Shareholders. We believe that the merger will result in the following benefits to you:

•
by allowing you to realize the value of your investment in Merrill in cash at a price which represents a significant premium to the market price for Merrill common stock before the announcement of the merger agreement. The merger consideration of $22.00 per share represents a 25.3% premium over the $17.56 closing price of Merrill common stock on July 14, 1999, the day the merger agreement was announced, an approximately 50.4% premium over the $14.63 closing price of Merrill common stock on June 14, 1999, the date falling 30 days prior to such announcement and an approximately 28.0% premium over the $17.19 closing price of Merrill common stock on January 14, 1999, the date falling six months prior to such announcement; and

•
by eliminating the risk of a decline in the value of your investment in Merrill.

We believe the detriments to you of the completion of the merger are:

•
you will cease to have any ownership in Merrill and will cease to participate in Merrill's future earnings or growth, if any, or benefit from increases, if any, in Merrill's value; and

•
you may recognize a taxable gain as a result of the merger (see "—Material Federal Income Tax Considerations").

Messrs. Castro and Atterbury will share in these benefits and detriments with respect to the portion of their shares that they are not retaining. With respect to the Merrill class B shares that they will retain following the merger, they will have the opportunity to participate in Merrill's future earnings and growth, but they will bear the risk of any decrease in the value, or increase in the leverage, of Merrill.

All holders of options over Merrill shares (including Messrs. Castro and Atterbury) will receive a cash payment for cancellation of their outstanding options.

Opinion of the Financial Advisor for the Special Committee

The special committee of the board of directors retained CIBC World Markets on May 24, 1999 to act as its financial advisor and to identify potential acquirers in connection with its consideration of a possible sale of the assets or securities of Merrill. The special committee also retained CIBC World Markets to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by Merrill shareholders from the merger. This opinion was not given with respect to the class B common stock that Messrs. Castro and Atterbury will receive immediately before the merger.

Selection of CIBC World Markets. The special committee based its decision to retain CIBC World Markets upon CIBC World Markets' knowledge of the printing industry and qualifications, expertise and experience as an investment banking and financial advisory firm. CIBC World Markets, as part of its investment banking business, is regularly engaged in the business of providing valuations of businesses and securities in connection with mergers and acquisitions, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

Fairness Opinion. On July 14, 1999, CIBC World Markets made a presentation to the special committee stating that as of July 14, 1999, based on the terms of the consideration to be received by shareholders, excluding Messrs. Castro and Atterbury, such consideration was fair from a financial point of view. CIBC World Markets subsequently delivered its written fairness opinion confirming the oral fairness opinion that had been given to the special committee on July 14, 1999.

Assumptions; Information Received. CIBC World Markets relied upon and assumed the accuracy and completeness of all of the financial and other information available to it from public sources and provided to it by Merrill. Representatives of Merrill provided CIBC World Markets with financial forecasts for such purpose. Merrill representatives advised CIBC World Markets, and CIBC World Markets has assumed, that such forecasts and other data were reasonably prepared on a basis reflecting Merrill's best currently available estimates and judgment as to Merrill's future financial performance.

In arriving at its opinion, CIBC World Markets did not receive any independent evaluation or appraisal of Merrill's assets or liabilities. CIBC World Markets also assumed, without independent evaluation, the accuracy of the advice and conclusions of the parties' legal counsel and accountants with respect to tax and accounting matters. The fairness opinion was necessarily based on information available to CIBC World Markets and on general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CIBC World Markets as of July 14, 1999. Neither Merrill, the special committee nor the board of directors imposed any limitations on CIBC World Markets or the investigations made or procedures followed by CIBC World Markets. Each of the valuation analyses performed by CIBC World Markets assumed Merrill would continue as a going concern.

The following is a summary description of the written fairness opinion received from CIBC World Markets. Because it is a summary, it does not include all of the information that is included in the written fairness opinion. The opinion is attached as Appendix D to this proxy statement and incorporated herein by this reference. We urge you to read this opinion carefully in its entirety for the assumptions made, the matters considered and the limits of the review by CIBC World Markets. The fairness opinion is directed only to the fairness, from a financial point of view, to Merrill's shareholders (excluding Messrs. Castro and Atterbury) of the consideration to be received by Merrill shareholders under the merger agreement. The fairness opinion does not address any other aspect of the merger agreement. The fairness opinion does not constitute a recommendation as to how any shareholder should vote with respect to the merger proposal.

In rendering the fairness opinion, CIBC World Markets:

•
reviewed a draft of the merger agreement dated July 14, 1999;

•
reviewed Merrill's audited financial statements for the fiscal years ended January 31, 1997 through January 31, 1999;

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reviewed Merrill's unaudited financial statements for the three months ended April 30, 1999 and the unaudited financial statements for the month ended May 31, 1999;

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reviewed Merrill's financial projections prepared by its management;

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held discussions with Merrill's senior management about the company's business, capital requirements and prospects of future growth;

•
reviewed publicly available information about Merrill, including the historical market prices and trading volume for Merrill common stock;

•
reviewed and analyzed financial data for certain companies that CIBC World Markets deemed comparable;

•
reviewed and analyzed certain publicly available financial information for precedent transactions that CIBC World Markets deemed comparable to the merger;

•
performed a discounted cash flow analysis using certain assumptions of future performance provided to and discussed with CIBC World Markets by Merrill management;

•
at the request of the special committee, held confidential discussions with certain third parties to solicit indications of interest in the possible acquisition;

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at the request of the special committee, held discussions with representatives of affiliates of DLJMB with respect to the terms of the merger; and

•
performed such other analyses and reviewed such other information as CIBC World Markets deemed appropriate for the purposes of such opinion.

Valuation of Merrill. CIBC World Markets performed four primary valuation analyses:

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a comparable public companies analysis, which consisted of reviewing and considering certain financial and stock market data for certain publicly traded companies engaged in businesses deemed by CIBC World Markets to be similar to Merrill's business;

•
a precedent transactions analysis, which consisted of reviewing certain financial data of selected comparable acquisitions involving companies engaged in businesses deemed by CIBC World Markets to be similar;

•
a discounted cash flow analysis; and

•
a leveraged buyout analysis.

In establishing the range of values resulting from the application of each of these analyses, CIBC World Markets made qualitative judgments as to the meaningfulness of the valuation measurements. These judgments were based on a comparable analysis of the financial performance and the growth prospects between Merrill and the comparable companies, the number and similarity of comparable transactions, as well as the predictability and volatility of future earnings when assessing the relative significance of the discounted cash flow analysis. The comparable public companies analysis formed the primary basis for the selection of appropriate valuation multiples; however, certain other valuation measurements, as used generally for comparative purposes, were also taken into account in making such judgments.

Comparable Public Companies Analysis. CIBC World Markets compared Merrill to the following six public companies engaged in businesses deemed by CIBC World Markets to be similar. The companies are referred to in this section as the "comparable companies." They are:

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Banta Corporation;

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Big Flower Holdings, Inc.;

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Bowne & Co., Inc.;

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R.R. Donnelley & Sons Co.;

•
Quebecor Printing Inc.; and

•
World Color Press, Inc.

Using publicly available information, CIBC World Markets analyzed, among other things, a range of market multiples of the comparable companies, including:

•
enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as a multiple of latest reported 12 months ("LTM") revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"); and

•
price to earnings ratios based on LTM net income and estimated fiscal year 2000 earnings per share.

In making these comparisons, CIBC World Markets examined multiples of LTM revenue, LTM EBITDA, LTM EBIT, LTM net income and estimated fiscal year 2000 earnings per share. The multiples CIBC World Markets deemed most relevant, under the comparable public companies analysis, were LTM EBITDA, LTM net income and estimated fiscal year 2000 earnings per share.

The comparable companies had (1) an LTM EBITDA multiple range of 5.0x to 7.3x; (2) an LTM net income multiple range of 13.0x to 17.8x; and (3) an estimated fiscal year 2000 earnings per share multiple range of 11.1x to 16.2x.

Based on Merrill's net debt of $108.2 million as of May 31, 1999, CIBC World Markets concluded that (1) the equity value per share range for Merrill shares implied by the LTM EBITDA multiples was approximately $15.74 to $26.01; (2) the equity value per share range for Merrill shares implied by the LTM net income multiples was approximately $20.69 to $28.33; and (3) the equity value per share range for Merrill shares implied by the estimated fiscal year 2000 earnings per share multiples was approximately $18.32 to $26.73.

Precedent Transactions Analysis. Using publicly available information, CIBC World Markets analyzed the consideration paid in selected merger and acquisition transactions involving companies in businesses deemed by CIBC World Markets to be similar to Merrill. CIBC World Markets examined the following 32 transactions:

•
World Color Press, Inc./Quebecor Printing Inc. (pending);

•
Big Flower Holdings, Inc./Thomas H. Lee Company and Evercore Capital Partners (pending);

•
The Boston Trade Press, Inc./Cunningham Graphics International, Inc.;

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Communicolor (division of Standard Register Co.)/R.R. Donnelley & Sons Company;

•
The Workable Company Limited/ Cunningham Graphics International, Inc.;

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Roda Limited/Cunningham Graphics International, Inc.;

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Rapidforms, Inc./New England Business Service, Inc.;

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Judd's Incorporated/PPC Holdings, Inc.;

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Western Graphics/Mail-Well Inc.;

•
Graphic Industries, Inc./ Wallace Computer Services, Inc.;

•
Riverside County Publishing Co./Big Flower Press Holdings, Inc.;

•
Franklin Division of Brown Printing Co./Quebecor Printing Inc.;

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Data Documents Inc./Corporate Express Inc.

•
Graftek Press, Inc./BGJ Enterprises, Inc.;

•
Petty Co./Quebecor Printing Inc.;

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Rand McNally Book Services Group/World Color Press, Inc.;

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AmerSig Graphics/Quebecor Printing Inc.;

•
Vanier Graphics Corporation/The Reynolds & Reynolds Company;

•
Leigh-Mardon Security Group/American Banknote Corp.;

•
Scanforms, Inc./Big Flower Press Holdings, Inc.;

•
Printco/Big Flower Press Holdings, Inc.;

•
Ringier America/World Color Press, Inc.;

•
Lancaster Press/Cadmus Communications Corp.;

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The Corporate Printing Company/Merrill Corporation;

•
FMC Resource Management/Merrill Corporation;

•
Webscraft Technologies, Inc./Big Flower Press Holdings, Inc.;

•
Eagle Lithographing Co./Quebecor Printing Inc.;

•
New England Book Components, Inc./Phoenix Color Corp.;

•
The Software Factory/Cadmus Communications Corp.;

•
Northeast Graphics, Inc./World Color Press, Inc.;

•
Waverly Press/Cadmus Communications Corp.; and

•
The Alden Printing Company/APC Holding (World Color Press, Inc.).

In this analysis, earnings and EBITDA multiples were calculated based upon the respective purchase prices paid in comparable transactions and the most recently available 12 months of financial data for the target company prior to its acquisition. A comparative analysis of size, financial performance and growth prospects between Merrill and the target companies in the publicly disclosed merger and acquisition transactions formed the basis for the selection of the appropriate multiples. CIBC World Markets examined multiples of LTM revenue, LTM EBITDA and LTM EBIT. The multiple CIBC World Markets deemed most relevant was LTM EBITDA.

The comparable transactions had an LTM EBITDA multiple range of 5.5x to 8.6x. Based on Merrill's net debt of $108.2 million as of May 31, 1999, CIBC World Markets concluded that the equity value per share range for Merrill shares implied by the LTM EBITDA multiples was approximately $17.97 to $31.82.

Discounted Cash Flow Analysis. The discounted cash flow valuation is based on the assumption that the value of a business can be determined with reference to the present value of the future cash flow that the assets will generate for their owners. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. CIBC World Markets performed a discounted cash flow analysis of Merrill's projected after-tax cash flow for the years ending January 31, 2000 through 2004, based on forecasts and other data provided by Merrill management. A provision for Merrill's value at the end of the forecast period (a "terminal value") was made by applying a range of EBITDA multiples of 5.5x, 6.5x and 7.5x to Merrill's projected EBITDA for the fiscal year ending January 31, 2004. These multiples are generally consistent with the comparable transactions in the industry. The present value of the interim cash flows and the terminal value was then determined using a risk-adjusted rate of return (a "discount rate"). For purposes of such analysis, CIBC World Markets used discount rates of 15.0%, 16.0% and 17.0%. The discounted cash flow analysis resulted in an equity value per share range for Merrill common stock of $29.53 to $38.95, based on an estimated $108.2 million in debt as of May 31, 1999.

Leveraged Buyout Analysis. In order to estimate, based on CIBC World Markets' reasonable judgment, an overall per share value for Merrill, CIBC World Markets prepared a leveraged buyout analysis. CIBC World Markets relied, at the request of Merrill management, without independent verification, upon forecasted financial information. The leveraged buyout analysis assumed management projections for the years 2000 through 2005 and a capitalization structure similar to the one proposed by Viking. The analysis was performed assuming a range of required rates of return to the equity sponsor of 35.0% to 45.0% and a range of EBITDA exit multiples of 5.5x to 7.5x. The analysis produced an equity value per share range for Merrill common stock of $21.58 to $24.71. CIBC World Markets noted that the consideration to be offered in the merger compared favorably with the range of implied equity values per share calculated in the leveraged buyout analysis.

Conclusions. The table below summarizes the results of the four valuation analyses performed by CIBC World Markets:

Type of Valuation Analysis	Equity Value Per Share Range
Comparable Public Companies:
LTM EBITDA multiples	$15.74 to $26.01
LTM net income multiples	$20.69 to $28.33
Estimated fiscal year 2000 earnings per share multiples	$18.32 to $26.73
Precedent Transactions	$17.97 to $31.82
Discounted Cash Flow	$29.53 to $38.95
Leveraged Buyout	$21.58 to $24.71

Limitations. The summary set forth above is not a complete description of the analysis performed by CIBC World Markets in performing its valuation of Merrill common stock. The preparation of a fairness opinion involves various determinations as to the most appropriate and relative methods of financial analysis and the application of these methods to particular circumstances.

CIBC World Markets was selected to act as financial advisor to the special committee based on its qualifications, expertise and reputation. CIBC World Markets, as a customary part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

The above analyses were prepared by CIBC World Markets solely for the purposes of providing its opinion as to the fairness from a financial point of view of the consideration proposed to be paid under the merger agreement to Merrill shareholders (excluding Messrs. Castro and Atterbury). Analyses based on forecasts of future results are inherently subject to substantial uncertainties and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold or combined. As described above, CIBC World Markets' opinion and presentation to the special committee was one of the many factors taken into consideration by the special committee in making its determination to recommend approval of the merger agreement to the board of directors and should not be viewed as determinative of the views of the special committee or management with respect to the consideration under the merger agreement.

Updated Opinion. CIBC World Markets has reaffirmed its July 14, 1999 opinion in its written opinion to the special committee dated as of              , 1999, which has been updated to reflect the consolidated financial information of Merrill for the three months ended July 31, 1999. CIBC World Markets has informed Merrill that the bases for its updated opinion are otherwise substantially the same as are set forth above with respect to its July 14, 1999 opinion. The full text of its fairness opinion as of              , 1999, which sets forth assumptions made, procedures followed and matters considered by CIBC World Markets, is attached as Appendix D to this proxy statement.

Interests of CIBC World Markets in the Merger. In connection with the merger, the special committee entered into an engagement letter with CIBC World Markets for the rendering of financial advisory and investment banking services to the special committee for a possible sale transaction and to provide a fairness opinion. In connection with the engagement, Merrill, on behalf of the special committee, agreed to pay CIBC World Markets:

•
a $1.25 million transaction fee if a transaction is completed that involves Merrill management members and an affiliate of Donaldson, Lufkin & Jenrette (referred to as a "DLJ transaction"), against which will be credited a

(1) $100,000 engagement fee paid upon execution of the engagement letter and (2) $500,000 opinion fee paid upon the rendering of the fairness opinion to the special committee; or

•
a minimum fee of $2.0 million if a transaction other than a DLJ transaction is completed, against which the $100,000 engagement fee and the $500,000 opinion fee will be credited.

The engagement letter also provides that Merrill will reimburse CIBC World Markets for its reasonable out-of-pocket expenses incurred in connection with the performance of its services and will indemnify CIBC World Markets and certain related persons against certain potential liabilities. These liabilities include liabilities arising out of the engagement of CIBC World Markets by the special committee, including liabilities under the federal securities laws.

In the ordinary course of its business, CIBC World Markets may actively trade Merrill securities for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in Merrill securities.

Viking's Purpose; Reasons for and Structure of the Merger

Viking's Purpose. The purpose of the merger is for Viking and DLJMB to obtain control of Merrill, while providing Merrill shareholders with the opportunity to liquidate their investment in Merrill for cash at a price representing a significant premium to market prices for Merrill common stock before the public announcement of the merger agreement.

Viking's Reasons for and Structure of the Merger. As noted above, in March 1999, following contacts with John Castro, DLJMB began to explore the possibility of sponsoring a leveraged buyout of Merrill and performed an evaluation of Merrill as a potential investment candidate. As a result of such evaluation, DLJMB concluded that Merrill might be an attractive candidate for a possible investment.

Before reaching its decision to pursue the merger, DLJMB considered various alternatives to the merger, including: a two-step acquisition of Merrill, consisting of a first step tender offer and a second step merger. The primary benefit to DLJMB of the two-step acquisition alternative was the potential to acquire control of Merrill in a short time period. The benefits of this alternative were less significant, however, than the accounting treatment the surviving company will expect to realize as a result of the one-step structure described below.

The transaction is structured so as to be accounted for as a recapitalization. One of the requirements for a merger to qualify for recapitalization treatment is that a certain portion of the outstanding equity securities of the recapitalized company remain outstanding. The shares of class B common stock that John Castro and Rick Atterbury will receive in the exchange immediately before the merger, which will remain outstanding after the merger, will satisfy this requirement.

The benefits of the merger to Viking and DLJMB are:

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the acquisition of control of a company that it has assessed has certain inherent qualities; and

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the transaction is structured so as to be accounted for as a recapitalization.

The detriments to the completion of the merger to Viking are:

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the significant cash outlay required by Viking and DLJMB to complete the merger; and

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the surviving company's inability to use publicly traded securities as acquisition capital.

Position of Viking, DLJMB and Messrs. Castro and Atterbury

The rules of the SEC require each of Viking, DLJMB and John Castro and Rick Atterbury to express its or his belief as to the fairness of the merger to Merrill shareholders (excluding Messrs. Castro and Atterbury). As described in more detail under "Special Factors — Background of the Merger," the terms of the merger agreement and the voting agreement were negotiated at arms' length among Merrill, DLJMB and Messrs. Castro and Atterbury. DLJMB, Viking and Messrs. Castro and Atterbury did not independently consider the fairness of the merger consideration to Merrill's shareholders. Based exclusively on the evaluation of the merger by the special committee, its financial advisor, and the board of directors, including a review of the description in this proxy statement of the information and factors considered by each of them in concluding that the terms of the merger agreement are fair to and in the best interests of Merrill's shareholders (excluding Messrs. Castro and Atterbury), DLJMB, Viking and Messrs. Castro and Atterbury believe that the terms of the merger agreement are fair to and in the best interests Merrill's shareholders (excluding Messrs. Castro and Atterbury).

Based exclusively on the evaluation of the special committee and the board of directors of Merrill, including a review of the description in this proxy statement of the factors that the board of directors considered in rendering their conclusion that sufficient procedural safeguards to ensure the fairness of the transaction were present, DLJMB, Viking and Messrs. Castro and Atterbury believe that sufficient procedural safeguards to ensure the fairness of the transaction were present.

While there may be some detriments to Merrill shareholders as a result of the merger, such as ceasing to have an interest in Merrill's future growth, if any, going forward, Merrill's shareholders will benefit from the merger, if it is approved, since the merger consideration to be paid to the shareholders represents a significant premium over the market price of Merrill's shares prior to the public announcement of the merger agreement. Neither DLJMB nor Viking received any report, opinion or appraisal from an outside party which is materially related to the merger agreement or the merger. In particular, neither DLJMB nor Viking received any report, opinion or appraisal relating to the fairness of the merger agreement and the merger to Merrill or its shareholders.

Interests of Certain Persons in the Merger; Certain Merrill Benefit Plans; and Continued Ownership of Merrill After the Merger

General. In considering the recommendation of the special committee and the board of directors, you should be aware that certain of Merrill's officers and directors have interests in the merger or have certain relationships, including those referred to below, that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger. The special committee and the board of directors were aware of these actual or potential conflicts of interest and considered them along with other matters described under "— Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger."

Continuing Ownership. Under the terms of the merger agreement, John Castro and Rick Atterbury will retain a certain amount of their interest in Merrill after the merger becomes effective. The merger agreement provides that just before the merger becomes effective, Messrs. Castro and Atterbury must exchange a portion of their shares of Merrill common stock for an equal number of the newly authorized shares of class B common stock. The process of exchanging some of their shares of Merrill common stock for class B shares allows them to retain an equity interest through the merger without suffering adverse tax consequences.

John Castro intends to exchange 909,091 shares, representing approximately 47.65% of the Merrill shares that he currently owns. Rick Atterbury intends to exchange 70,000 shares, representing approximately 25.24% of the Merrill shares that he currently owns. As a result of these exchanges, immediately after the merger is completed Messrs. Castro and Atterbury will own in the aggregate approximately 23.4% of Merrill.

In addition, following the merger, Merrill intends to make available to some of its employees equity plans and other incentives relating to its equity securities. It is contemplated that the equity plans will involve the availability of non-recourse loans to participating employees. At this time, there has been no final determination of the scope of the plans.

Pre-Merger Sale of Castro and Atterbury Shares. It is contemplated that prior to the merger, John Castro and/or Rick Atterbury will sell to DLJMB their shares of Merrill common stock that are not to be exchanged for class B common stock. They will receive from DLJMB $22.00 in cash for each share sold.

Voting Agreement. John Castro and Rick Atterbury have entered into a voting agreement with Viking which provides that they will vote their shares to approve the merger proposal. The voting agreement relates to an aggregate [13.5%] of Merrill's outstanding common stock and any shares to which either Messrs. Castro or Atterbury may become entitled upon the exercise of their options.

Treatment of Options. Certain directors, officers and employees have received options to acquire shares of Merrill common stock under various Merrill stock plans.

The table below shows the number of options currently held by each of Merrill's executive officers and directors, and all other individuals as a group, and the amounts to be paid to these individuals at the effective time of the merger in exchange for cancellation of these options.

Name	Outstanding Options	Payment at Effective Time
Independent Directors:
James R. Campbell	20,000	$141,938
Ronald N. Hoge	30,000	$325,063
Frederick W. Kanner	35,000	$348,657
Richard G. Lareau	14,000	$81,750
Paul G. Miller	20,000	$141,938
Michael S. Scott Morton	28,000	$89,250
Robert F. Nienhouse	20,000	$141,938
Executive Officers:
John W. Castro	76,400	$410,000
Rick R. Atterbury	205,000	$1,805,125
Steven J. Machov	43,860	$367,925
Kay A. Barber	54,040	$555,250
Kathleen A. Larkin	48,540	$491,312
Allen J. McNee	40,500	$398,938
B. Michael James	92,500	$1,014,438
Mark A. Rossi	69,700	$685,563
Joseph P. Pettirossi	41,600	$278,250
Raymond J. Goodwin	27,300	$278,963
All Other Individuals As a Group	2,277,978	$19,053,905

The actual amounts to be paid to these persons will be reduced by any applicable federal and state income and payroll tax withholding. In addition, to the extent the acceleration of the vesting of the options or the payment of cash in exchange for all or part of the options, together with any other payment the optionholders have the right to receive from Merrill would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code, then the payments will be reduced so they will not be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code. The payments will not be reduced, however, if the optionholder is subject to a separate agreement with Merrill that provides otherwise.

Severance Arrangements. The proposed merger would be deemed to be a "change in control" under change in control agreements entered into in May 1998 with John Castro, Rick Atterbury, Kay Barber, Steven Machov and Kathleen Larkin. Under these agreement, all of these executive officers, except Messrs. Castro and Atterbury, who have entered into separate employment agreements with Viking, which will become effective upon completion of the merger as described below, would be entitled to receive certain benefits if they are terminated either:

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within 24 months of the effective date of the merger; or

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before the effective date of the merger if the termination was either a condition to the merger or was at the request or insistence of a person related to the merger.

Executives are not considered "terminated" for purposes of these agreements if they die or are terminated for cause. An executive is, however, considered "terminated" if the executive voluntarily leaves Merrill's employ for "good reason." "Good reason" means:

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an adverse and material change in title, status, position, authority, duties or responsibilities as an executive;

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reduction in base salary or an adverse change in the form or timing of the payment of such salary;

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failure to cover the executive under similar benefit plans at a substantially similar total cost to the executive (including equity based plans);

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relocation to more than 30 miles from the executive's existing office;

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failure to obtain a successor's consent to the change in control agreement;

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any termination of employment not properly noticed; or

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our refusal to allow the executive to continue to attend to matters or engage in activities not directly related to our business.

The executive is entitled to receive the following payments and benefits upon the triggering of these agreements:

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cash payment equal to two times (three times in the case of Messrs. Castro and Atterbury) the sum of the executive's (1) base salary plus (2) target cash bonus for the year during which the change in control occurs or the average of the cash bonus for the three fiscal years ending immediately before the change in control, whichever is greater;

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medical, dental and vision benefits to the executive, his or her family members and dependents for two years (three years for Messrs. Castro and Atterbury) after the "date of termination" of employment, at a substantially similar total cost to the executive;

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full vesting and non-forfeitability of the executive's account balance under Merrill's Supplemental Executive Retirement Plan. In addition, we will cause all distributions under this plan to be made regardless of the provisions of the plan that permit such distributions to be deferred; and

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cash payment, if any, sufficient to cover all tax obligations arising from excise taxes.

These change in control agreements have a term ending January 1, 2000. However, the agreements will automatically renew for additional 12-month periods unless Merrill gives the executive 90 days' advance notice of its intent to terminate the agreements. In addition, if a "change in control" occurs during the term of the agreements, the agreements will continue for an additional 24 months.

The following table illustrates the amount of the lump sum payments that the executives would be entitled to receive if they were terminated within six months after the effective date of the merger, assuming the effective date was October 31, 1999:

Executive	Amount of Payment

Kay A. Barber	$606,000
Steven J. Machov	$516,800
Kathleen A. Larkin	$416,800

The above amounts exclude:

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costs associated with medical, dental and vision benefits;

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cash payments for tax obligations arising from excise taxes, if any; and

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the amount of the executive's vested benefits under the Supplemental Executive Retirement Plan.

In addition to the change in control agreements described above, Merrill intends to enter into similar severance arrangements with its other executive officers. The terms of these severance arrangements, however, have not been finalized.

Employment Agreements. Viking has entered into employment agreements with John Castro and Rick Atterbury which will become effective upon the completion of the merger. These employment agreements replace the current employment and change in control agreements between Merrill and each of these executives. Under these new employment agreements, if Mr. Castro or Mr. Atterbury is terminated without cause, he will receive:

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a lump sum payment equal to 2.99 times his annual base salary;

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a lump sum payment equal to 2.99 times his average bonus over the three consecutive years immediately before his termination; and

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continuation of all insurance and other benefits for a period of three years.

In addition, his entire account balance and all accrued benefits under Merrill's Supplemental Executive Retirement Plan and those under our other plans or arrangements providing similar benefits will vest and become nonforfeitable as of the termination date.

The following table illustrates the amount of the lump sum payments that Messrs. Castro and Atterbury would be entitled to receive if they were terminated within six months after the effective date of the merger, assuming the effective date was October 31, 1999:

Executive	Amount of Payment

John W. Castro	$3,273,200
Rick R. Atterbury	$2,113,300

The above amounts exclude:

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costs associated with medical, dental and vision benefits;

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cash payments for tax obligations arising from excise taxes, if any; and

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the amount of the executive's vested benefits under the Supplemental Executive Retirement Plan.

Should either Mr. Castro or Mr. Atterbury receive any payments under his employment agreement in connection with a change of control he would be entitled to a gross-up payment intended to offset the effect of any excise tax owed under Section 4999 of the Internal Revenue Code.

In addition, these employment agreements provide Messrs. Castro and Atterbury with compensation similar to the compensation they currently receive under their existing employment agreements.

Other Employment Arrangements. The merger agreement provides that, for a period of at least one year following the effective time of the merger, the surviving company will provide benefits to its employees which will, in the aggregate, be comparable to those currently provided by Merrill to its employees (other than any stock option or other equity based incentive plan currently provided by Merrill).

Indemnification and Insurance. Pursuant to the merger agreement, for six years after the closing date of the merger, Viking will cause Merrill to indemnify and hold harmless Merrill's present and former officers and directors for acts or omissions occurring before the close of the merger to the extent provided under Merrill's articles of incorporation and by-laws in effect on the date of the merger agreement. For six years after the close of the merger, Viking will cause Merrill to provide officers' and directors' liability insurance for acts or omissions occurring before the close of the merger covering each such person currently covered by Merrill's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on July 14, 1999; provided, that the cost of such insurance will not exceed 200% of the amount per annum we paid in our last fiscal year.

Board Indemnification Agreements. In May 1999, Merrill entered into compensation and indemnification agreements with each of the members of the special committee, Paul G. Miller, Ronald N. Hoge and Michael S. Scott Morton, to compensate them for their additional duties, responsibilities and burdens in connection with their service on the special committee. In return for their services as a members of the special committee, each of Messrs. Miller, Hoge and Scott Morton are entitled to receive $25,000. Merrill will also reimburse them for any reasonable out-of-pocket travel and other expenses incurred in connection with their service on the special committee. In addition to their general right to indemnification under Merrill's articles of incorporation, Merrill agreed to indemnify and advance expenses to each of them to the full extent provided by applicable law and Merrill's articles of incorporation in connection with any threatened, pending or completed proceeding, including a proceeding by or in the right of the company. In addition, Messrs. Miller, Hoge and Scott Morton will receive the merger consideration of $22.00 in cash for each share of Merrill common stock owned by them when the merger becomes effective, and their options to purchase shares of Merrill common stock will be treated as described under "— Treatment of Options."

Merrill also entered into indemnification agreements with each of its disinterested members of the board of directors to compensate them for their additional duties, responsibilities and burdens in connection with their service on the board in considering the proposed merger transaction. In addition to their general right to indemnification under Merrill's articles of incorporation, Merrill also agreed to indemnify and advance expenses to each of them to the full extent provided by applicable law and Merrill's articles of incorporation in connection with any threatened, pending or completed proceeding, including a proceeding by or in the right of the company.

Legal Counsel. Richard G. Lareau, a member of Merrill's board of directors, is a partner in the law firm of Oppenheimer Wolff & Donnelly LLP which provided legal services to Merrill in connection with the merger transaction. Frederick W. Kanner, a member of Merrill's board of directors, is a partner in the law firm of Dewey Ballantine LLP, which provided legal services to the special committee in connection with the merger transaction.

Consequences of the Merger

Pursuant to the merger agreement, following approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, Viking will be merged with Merrill, and Merrill will continue as the surviving company in the merger. As a result of the merger, you will be entitled to receive $22.00 in cash for each of your shares of Merrill common stock outstanding at the time of the merger.

Following the merger, Merrill's shareholders, excluding Messrs. Castro and Atterbury, will cease to participate in Merrill's future earnings or growth or benefit from any increases, if any, in the value of Merrill stock.

Merrill's common stock will be delisted from the Nasdaq National Market and price quotations will no longer be available. Merrill common stock is currently registered under the Securities Exchange Act of 1934. Following the merger, registration of Merrill common stock under the Exchange Act will be terminated, and, other than as a result of Merrill issuing any registered indebtedness, Merrill will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act.

At the close of the merger, unexercised and unvested options to purchase common stock under our stock option plans will be converted into cash. See "Special Factors — Interests of Certain Persons in the Merger; Certain Company Benefit Plans; and Continued Ownership of Merrill."

Merrill's articles of incorporation and by-laws in effect immediately before the merger (including the amendment to add the class B common stock) will remain Merrill's articles of incorporation and by-laws immediately after the merger.

Merrill's executive officers immediately before the merger will remain as Merrill's executive officers immediately after the merger. Viking's directors immediately before the merger will become Merrill's directors after the merger. It is contemplated that immediately prior to the merger, Messrs. Castro and Atterbury will be appointed to the board of directors of Viking. After the merger, the number of the surviving company's directors will be increased to seven. The identity of the two additional directors has not been determined at this time.

Plans for Merrill After the Merger

Extraordinary Corporate Transactions. Merrill has not, and Merrill has been advised by Viking and DLJMB that they have not, approved any:

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specific plans or proposals for any extraordinary corporate transaction involving Merrill, as the surviving company after the completion of the merger;

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sale or transfer of a material amount of assets currently held by Merrill after the completion of the merger; or

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specific plans or arrangements regarding the repayment of the financing of the merger consideration, except that DLJMB may reduce its equity participation in Merrill to the extent of any equity participation by employees following the completion of the merger.

Management. Merrill has been advised by Viking and DLJMB that they intend to retain Merrill's senior management in comparable positions after the merger. Viking has entered into employment agreements with John Castro and Rick Atterbury which will become effective upon the completion of the merger. See "— Interests of Certain Persons in the Merger; Certain Merrill Benefit Plan; and Continued Ownership of Merrill After the Merger." Viking's directors immediately before the merger will become Merrill's directors after the merger. It is contemplated that immediately prior to the merger, Messrs. Castro and Atterbury will be appointed to the board of directors of Viking. After the merger, the number of the surviving company's directors will be increased to seven. The identity of the two additional directors has not been determined at this time.

Share Ownership. Merrill has been advised by Viking, DLJMB and Messrs. Castro and Atterbury that after the merger they intend to hold their shares of capital stock of Merrill for long-term investment. In addition, following the merger, Merrill intends to make available to some of its employees equity plans and other incentives relating to its equity securities. At this time, there has been no final determination of the scope of the plans.

Capitalization. The capitalization of the surviving company following the merger is expected to consist of class B common stock and preferred stock. The class B common stock will have one vote per share and will be identical to the currently existing shares of Merrill common stock in all other respects, except that in the event of a liquidation of Merrill, holders of class B common stock would receive $1.00 per share. Shares of Merrill preferred stock will receive dividends of 14.00% per annum, compounded on a quarterly basis, will have a liquidation preference of $50.00 per share and will be redeemable for the first five years at a premium at the option of the surviving company and, thereafter, at reduced premiums under certain circumstances. The shares of preferred stock are required to be redeemed in November 2011 in the event they have not been redeemed or disposed of prior to that date.

Right to Change Plans. Although Viking and DLJMB deem it unlikely, they reserve the right to change their plans at any time. Accordingly, DLJMB may elect to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock owned by it after the merger or may decide that the surviving company should sell, transfer or otherwise dispose of all or any portion of its assets in each case to one or more of its affiliates or to any other parties as warranted by future conditions. Although Viking and DLJMB deem it unlikely, they reserve the right to make whatever personnel changes to the present management of Merrill they deem necessary after completion of the merger.

Conduct of the Business of Merrill if the Merger is not Completed

If the merger is not completed, the board of directors expects to retain the current management team, although there can be no assurance it will be successful in doing so. There are no plans in such circumstances to operate the business in a manner substantially different from presently operated.

Material Federal Income Tax Considerations

The following discussion is a summary of material United States federal income tax consequences of the merger to our shareholders whose shares of common stock are held as capital assets and converted into the right to receive $22.00 cash in the merger. Because it is a summary, it does not include an analysis of all potential tax effects of the merger.

For example, this summary:

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does not consider the effect of any applicable state, local or foreign tax laws;

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does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances;

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is not intended for shareholders that may be subject to special federal income tax rules, such as:

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insurance companies,

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tax-exempt organizations,

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financial institutions or broker-dealers,

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shareholders who hold their common stock as part of a hedge, straddle or conversion transaction,

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shareholders who acquired their common stock pursuant to the exercise of an employee stock option or otherwise as compensation, and

*
shareholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States;

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does not address tax consequences to holders of stock options; and

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does not address tax consequences to Viking, DLJMB, John Castro or Rick Atterbury, any of their affiliates or any person who would be treated as constructively owning Merrill common stock immediately after the merger by reason of the attribution rules of Section 318 of the Internal Revenue Code.

This summary assumes that shareholders have held their common stock as a "capital asset" under the Internal Revenue Code. Generally, a "capital asset" is property held for investment. This summary is based on the current provisions of the Internal Revenue Code, applicable Treasury Regulations, judicial authorities and administrative rulings and practice. It is possible that the Internal Revenue Service will take a contrary view. We have not sought and do not intend to seek a ruling from the Internal Revenue Service with respect to any aspect of the merger. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth in this section. Any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to you.

You should consult your own tax advisor with respect to the particular tax consequences of the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

Treatment of Holders of Common Stock. The conversion of your shares of common stock into the right to receive $22.00 cash in the merger (or pursuant to the exercise of your dissenters' rights) will be fully taxable to you. You will recognize a capital gain or loss equal to the difference between (1) the amount of cash you receive in the merger and (2) your tax basis in the common stock. Generally, your tax basis in your common stock will be equal to what you paid for your stock.

If you are an individual, (1) capital gain will be taxable at a maximum capital gains rate of 20% if you held your shares for more than one year at the time of the merger and (2) capital loss may only be offset against capital gains or up to $3,000 per year of ordinary income, with a carryover of capital loss to subsequent years to the extent unused.

Backup Withholding. You may be subject to backup withholding at the rate of 31% with respect to the gross proceeds you receive from the conversion of your common stock unless you:

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are a corporation or other exempt recipient and, when required, establish this exemption; or

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provide your correct taxpayer identification number, certify that you are not currently subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide us with your correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service. Any amount withheld under these rules will be creditable against your federal income tax liability. We will report to you and to the Internal Revenue Service the amount of any reportable payment made to you (including payments made to you pursuant to the merger) and any amount withheld pursuant to the merger.

Accounting Treatment

We expect that the transactions contemplated by the merger agreement will be accounted for as a recapitalization consisting of an equity investment by investors, debt financing and the redemption of shares in the merger. As a recapitalization, the historical cost bases of our assets and liabilities will be carried forward to the surviving company with the aggregate cost of the purchase of Merrill shares accounted for as a reduction of shareholders' equity. Accordingly, the historical bases of our assets and liabilities should not be affected by the merger.

Financing; Source of Funds

The amount of funds required to (1) fund the payment of the merger consideration and the surrender of outstanding stock options; (2) repay and/or fund our existing indebtedness and other obligations and (3) pay the fees and expenses in connection with the merger is estimated to be $487.2 million.

Viking intends to obtain these funds from concurrent equity and debt financings, as follows:

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approximately $95.7 million of Viking common and preferred stock will be purchased by DLJMB and its affiliates;

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approximately $245.0 million will be provided to the surviving company under a $195.0 million senior secured term loan and a $50.0 million senior secured revolving credit facility to be arranged by DLJ Capital Funding, Inc.; and

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approximately $190.0 million will be raised through a public offering or private placement of senior subordinated notes or, if it is not possible to raise such funds, through senior subordinated increasing rate notes to be purchased by DLJ Bridge Finance, Inc.

At the time the merger becomes effective, Merrill is expected to borrow the full amount of the $195.0 million term loan and approximately $6.5 million of the revolving credit facility. The remainder of the revolving credit facility, which will be approximately $43.5 million, will be available to fund the working capital requirements of the surviving company after the merger.

On July 14, 1999, DLJ Merchant Banking II, Inc. received an executed commitment letter from DLJ Capital Funding, Inc. and DLJ Bridge Finance, Inc. where DLJ Capital Funding, Inc. agreed to provide the new credit facilities, and DLJ Bridge Finance, Inc. agreed, in the event Viking is unable to raise funds through a public offering or private placement, to purchase the entire amount of the senior subordinated increasing rate notes.

Also on July 14, 1999, Viking received an executed commitment letter from DLJMB under which it agreed to purchase Viking shares in an aggregate amount of $107.2 million. With the agreement of Merrill and the providers of the debt financing, this amount is to be reduced to $95.7 million. It is expected that DLJMB and certain affiliates will acquire common and preferred stock of Viking for such amount.

Each of these commitments is subject to customary conditions, including the negotiation, execution and delivery of definitive documentation with respect to such commitment. As of the date of this proxy statement, the terms of the new credit facilities and the senior subordinated notes have not yet been agreed upon.

It is anticipated that:

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The $195.0 million term loan facility will consist of two tranches, the tranche A loan and the tranche B loan. The tranche A loan and the revolving credit facility will mature six years after closing the merger, and the tranche B loan will mature seven years after closing of the merger;

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The new credit facility will be subject to a potential, although uncommitted, increase of up to $30 million, at Merrill's request, at any time prior to the date falling six years after closing. The increase will only be available if one or more of the lending institutions agree to finance this increase;

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Loans under the new credit facility will bear interest, at Merrill's option, at either the base rate or reserve-adjusted LIBOR plus, in each case, an applicable margin;

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All direct and indirect domestic and wholly owned subsidiaries of Merrill will be guarantors of the new credit facility; and

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The loans will be secured by the assets of Merrill and such subsidiaries.

It is anticipated that any public offering of senior subordinated notes would be senior subordinated notes due 2009 carrying interest at a rate to be determined. The offering would be conditioned on the closing of the merger. It is anticipated that any notes will be general unsecured obligations and will rank junior to Merrill's secured obligations and other senior obligations including any borrowings under the new credit facility.

Fees and Expenses

We estimate that merger-related fees and expenses, consisting primarily of commitment fees under certain debt arrangements, financial advisory fees, SEC filing fees, fees and expenses of investment bankers, attorneys and accountants and other related charges, will total approximately $23.9 million, assuming the merger is completed. This amount consists of the following estimated fees:

Description	Amount
(dollars in millions)
Advisory fees and expenses	$5.3
Debt financing fees and expenses	13.1
Legal fees and expenses	2.5
Accounting fees and expenses	0.8
SEC filing fee	0.1
Printing, solicitation and mailing costs	0.4
Miscellaneous expenses	1.7

Total	$23.9

Regulatory Requirements

In connection with the merger, we will be required to make a number of filings with and obtain a number of approvals from various federal and state governmental agencies, including:

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filing of articles of amendment and articles of merger with the Secretary of State of the State of Minnesota in accordance with the Minnesota Business Corporation Act after the approval of the merger proposal by Merrill shareholders;

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complying with federal and state securities laws; and

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notifying and furnishing certain information to the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Under the HSR Act, the merger may not be completed until the expiration of a waiting period of 30 calendar days following the receipt of all required filings, unless the waiting period is earlier terminated by the FTC or the Antitrust Division, or unless the waiting period is extended by a request for additional information or documentary material. Viking and Merrill have made the requisite filings under the HSR Act and the waiting period applicable to the merger was terminated on August 18, 1999. Both parties believe that consummation of the merger will not violate any antitrust laws. The FTC and the Antitrust Division have the authority to challenge the merger on antitrust grounds before or after the merger is completed. Each state in which Merrill or Viking has operations may also review the merger under state antitrust laws.

Shareholder Lawsuits Challenging the Merger

Two purported shareholder class action lawsuits have been filed against Merrill and each of Merrill's directors in Minnesota state court on behalf of Merrill's unaffiliated shareholders. The lawsuits allege, among other things, that (1) John Castro and Rick Atterbury unfairly possessed non-public information concerning the prospects of Merrill when negotiating with Merrill on behalf of themselves and Viking and (2) the individual defendants breached their fiduciary duties to Merrill's shareholders by facilitating, through unfair procedures, Viking's proposal to acquire Merrill to the exclusion of others, for unfair and inadequate consideration. The lawsuits further allege that these actions prevented or could prevent the shareholders of Merrill from realizing the full and fair value of their stock. The plaintiffs seek preliminary and permanent injunctive relief restraining the defendants from proceeding with a transaction with Viking and a declaratory judgment that the defendants have breached their fiduciary duties. We believe these lawsuits are without merit and intend to defend them vigorously.

THE MERGER AGREEMENT

On July 14, 1999, Merrill entered into the merger agreement with Viking. The following is a summary of the material provisions of the merger agreement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The text of the merger agreement, which is attached as Appendix A to this proxy statement, is incorporated into this section by reference. We encourage you to read the merger agreement carefully in its entirety.

The Merger

Upon effectiveness of the merger, Viking will be merged with Merrill, and Merrill will continue as the surviving company. In connection with the merger,

•
you will be entitled to receive $22.00 in cash for each of your shares of Merrill common stock outstanding at the time of the merger;

•
John Castro, Merrill's President and Chief Executive Officer, and Rick Atterbury, Merrill's Executive Vice President and Chief Technology Officer, both of whom are also members of Merrill's board of directors, will:

*
continue to hold the shares of the new class B common stock that they will receive shortly before the merger in exchange for some of their shares of Merrill common stock;

*
sell to DLJMB before the merger, for $22.00 in cash, each of their remaining shares of Merrill common stock;

*
receive following the merger, a cash payment for cancellation of their outstanding options; and

*
remain directors and executive officers of Merrill;

•
the holders of each share of Viking's common stock will be entitled to receive class B common stock in the surviving company for each of their shares of Viking's common stock outstanding at the time of the merger; and

•
the holders of each share of Viking's preferred stock and warrants will be entitled to receive preferred stock or warrants, as the case may be, in the surviving company for each of their shares of Viking's preferred stock or warrants outstanding at the time of the merger.

As the surviving company after the merger, Merrill will have all the property, rights and powers of both Viking and Merrill before the merger, and it will be liable for all of the debts, liabilities and obligations of both Viking and Merrill before the merger. After the merger, the separate corporate existence of Viking will cease.

Time of Closing

The merger will close as soon as possible after satisfaction or waiver of the conditions to the merger. To complete the merger, Viking and Merrill will make certain filings with the Secretary of State of the State of Minnesota.

Authorization of Class B Common Stock; Exchange

Amendment to Merrill's Articles of Incorporation. John Castro and Rick Atterbury will retain an ownership interest in Merrill after the merger by exchanging some of their shares of Merrill common stock for shares of newly created class B common stock of Merrill.

To establish the class B common stock, we need to amend Merrill's articles of incorporation to provide for this class of stock. By voting to approve the merger agreement, you will also be approving an amendment to Merrill's articles of incorporation to authorize the issuance of 10 million shares of this new class B common stock, par value $.01 per share.

The holders of class B common stock would have the same rights and preferences as Merrill's existing common stock have except that in the event of a liquidation of Merrill, the holders of the class B common stock would receive a liquidation preference of $1.00 per share. A copy of the proposed amendment to our articles of incorporation is attached to this proxy statement as Appendix B.

Exchange. John Castro intends to exchange 909,091 shares of Merrill common stock, representing approximately 47.65% of the Merrill shares that he currently owns. Rick Atterbury intends to exchange 70,000 shares of Merrill common stock, representing approximately 25.24% of the Merrill shares that he currently owns. They will each receive one share of class B common stock for each Merrill share exchanged.

The closing of the merger is conditioned on our shareholders amending Merrill's articles of incorporation to provide for the class B common stock and Messrs. Castro and Atterbury exchanging 909,091 and 70,000 shares of common stock, respectively, for the newly established class B common stock. Under the terms of the voting agreement, Messrs. Castro and Atterbury are obligated to make such exchange immediately before the closing of the merger.

Exchange and Payment Procedures

We have appointed Norwest Bank Minnesota, N.A. as our exchange agent to handle the exchange of our share certificates in the merger for cash. Soon after the merger becomes effective, the exchange agent will mail to you a letter of transmittal and instructions explaining how to exchange your share certificates for cash. Upon surrender to the exchange agent of a valid share certificate and a properly completed letter of transmittal, along with such other documents as the exchange agent may reasonably require, you will be entitled to receive $22.00 in cash per share. Until surrendered in this manner, each share certificate will represent only the right to receive the merger consideration.

You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from the exchange agent. A letter of transmittal will be mailed to you soon after the merger becomes effective.

Any merger consideration made available to the exchange agent that remains unclaimed by our shareholders for six months after the time the merger becomes effective will be returned to us, as the surviving company after the merger, and any of our shareholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for merger consideration. Amounts unclaimed after two years will be kept by us, subject to state unclaimed property laws.

Transfers of Shares

No transfers of shares of Merrill common stock will be made on our share transfer books after the merger becomes effective.

Treatment of Stock Options

At the time the merger becomes effective, all outstanding options to purchase shares of Merrill common stock will be canceled. In exchange, optionholders will receive, whether or not their options have vested, an amount determined by multiplying (1) the excess, if any, of $22.00 over the exercise price per share of the option by (2) the number of shares subject to the option. To the extent the acceleration of the vesting of the options or the payment of cash in exchange for all or part of the options, together with any other payment the optionholders have the right to receive from us would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code, then the payments will be reduced so they will not be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code. The payments will not be reduced, however, if the optionholder is subject to a separate agreement with us that provides otherwise.

Representations and Warranties

In the merger agreement, Merrill has represented and warranted certain matters to Viking. These include representations and warranties relating to:

•
its organization, standing and similar corporate matters;

•
its authorization to enter into the merger agreement;

•
regulatory consents;

•
non-contravention of its agreements;

•
its capital structure;

•
the accuracy of its SEC filings;

•
the accuracy of information supplied by Merrill in connection with this proxy statement;

•
the absence of certain changes or events since the date of its most recent quarterly financial statements filed with the SEC;

•
the absence of material undisclosed liabilities;

•
the absence of pending or threatened material litigation;

•
filing of tax returns and payment of taxes;

•
existence of benefit plans and employment matters;

•
compliance with applicable laws;

•
possession of required material permits;

•
existence of ownership of or rights to use its intellectual property;

•
environmental liabilities and compliance with environmental laws;

•
finders' fees and expenses; and

•
the inapplicability of certain restrictions of Minnesota law.

The merger agreement also contains representations and warranties of Viking relating to, among other things:

•
its organization, standing and similar corporate matters;

•
its authorization to enter into the merger agreement;

•
non-contravention of Viking's agreements;

•
the accuracy of information supplied by Viking in connection with this proxy statement;

•
brokers' fees and expenses; and

•
financing commitments in connection with the merger.

The representations and warranties in the merger agreement do not survive the closing of the merger or termination of the merger agreement.

Merrill's Covenants

We have undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants:

Interim Conduct of Our Business. From July 14, 1999 until the merger becomes effective, we have agreed to conduct our businesses in the ordinary course and consistent with past practice. We have also agreed to use commercially reasonable efforts to preserve our business and relationships with third parties and employees.

We have also agreed to certain specific restrictions during this period which are subject to the exceptions described in the merger agreement. These include restrictions on:

•
amending our organizational documents;

•
making significant acquisitions, disposals and investments;

•
incurring significant debt;

•
making significant loans;

•
making significant capital expenditures;

•
splitting, combining or reclassifying our stock or declaring dividends;

•
adopting new employee compensation arrangements or materially increasing employee compensation or benefits;

•
revaluing our assets;

•
paying unusual claims;

•
changing our tax elections or settling any material income tax liability; and

•
changing our accounting policies or procedures, unless required by the SEC or GAAP.

We have also agreed not to commit to do any of these things.

No Solicitation. We and our subsidiaries and our officers, directors, employees and advisors have agreed not to take action to solicit, initiate, encourage or knowingly facilitate the making of any acquisition proposal. An acquisition proposal means any offer or proposal for, or any indication of interest in, any acquisition or purchase of any significant business or assets of ours, acquisition or purchase of a significant amount of our stock, or any significant tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us.

Restricted actions include engaging in discussions or negotiations with any potential bidder, or disclosing non-public information relating to us or our subsidiaries or affording access to our properties, books or records to a potential bidder. These actions are permitted in response to an unsolicited bona fide offer so long as before doing so:

•
the special committee of the board of directors determines by a majority vote in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to shareholders, after receiving the advice of outside legal counsel; and

•
the potential bidder executes a confidentiality agreement with terms no less favorable than those contained in the existing confidentiality agreement between us and DLJ Merchant Banking II, Inc.

Viking must be informed of the identity of any bidder or potential bidder and the terms and status of any offer. However, if the special committee of the board of directors reaches the fiduciary duty determination described in the previous paragraph that it is necessary to do so, we can withhold this information.

Covenants Relating to the Special Meeting and Proxy Materials. We have agreed to call a special meeting to vote on the merger agreement and articles amendment. We have also agreed that our directors, including at least a majority of our disinterested directors, will recommend approval and adoption of the merger agreement and the merger by our shareholders and that they will not withdraw their recommendation. This obligation is subject to the fiduciary duties of our directors, as advised by counsel.

The merger agreement provides that we must prepare and mail this proxy statement quickly, to use commercially reasonable efforts to obtain shareholder approval for the merger and related matters and to comply with all legal requirements at the special meeting.

Certain Other Covenants. We have agreed that before the merger becomes effective we will provide evidence to Viking that, except as requested by Viking, our current directors will resign when the merger becomes effective.

Viking's Covenants

Viking has also undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

SEC Filings. Viking agreed to file a transaction statement with the SEC relating to the merger as required by the SEC's Rule 13e-3 under the Securities Exchange Act of 1934. The information included in this proxy statement is intended to comply with Rule 13e-3.

Certain Employee Matters. Viking also agreed that for at least one year from the time of the merger, it will cause us, as the surviving company of the merger, and our subsidiaries to provide benefits to our employees comparable to those currently provided by us and our subsidiaries. This does not apply to any stock option or other equity based incentive plan currently provided by Merrill.

Indemnification and Insurance of Merrill's Directors and Officers. Viking also agreed to cause Merrill, as the surviving company after the merger, to indemnify its present and former officers and directors against matters occurring before the merger became effective. This obligation lasts for a period of six years. Viking has also agreed that for six years after the closing date of the merger, it will cause Merrill, as the surviving company, to provide officers' and directors' liability insurance for each person currently covered by our officers' and directors' liability insurance policy on terms no less favorable than our current policy. However, Merrill will not be obligated to pay premiums in excess of 200% of the amount it paid in its last full fiscal year.

Additional Agreements

Both parties to the merger agreement have agreed to use commercially reasonable efforts to do or cause to be done anything necessary or advisable to consummate the merger and related transactions. We have also agreed to cooperate with each other in relation to certain matters, including making the necessary SEC filings, obtaining regulatory and other consents and making public announcements.

Conditions

Mutual Closing Conditions. Both parties' obligations to consummate the merger are subject to the satisfaction or, if legally permissible, waiver at or before the time the merger becomes effective of the following conditions:

•
the approval by Merrill shareholders of the merger proposal;

•
the expiration of the HSR Act waiting period; and

•
the absence of any legal prohibition preventing completion of the merger.

Additional Closing Conditions for Viking's Benefit. Viking's obligation to complete the merger is subject to the following additional conditions:

•
the material performance by Merrill of its obligations under the merger agreement;

•
Merrill's representations and warranties being accurate as of the closing date of the merger to the extent specified in the merger agreement;

•
there being no proceeding by any governmental body, among other things, challenging, delaying or prohibiting the merger or requiring Merrill, as the surviving company after the merger, to dispose of a material portion of its assets;

•
the receipt by Viking of documents relating to Merrill's standing and authority to enter into the merger agreement;

•
the availability to Viking of sufficient funds to complete the merger;

•
the holders of no more than 10% of outstanding Merrill common stock exercising their dissenters' rights;

•
there being no change in accounting practice or policies by the SEC that would cause Viking to conclude that the merger will not be treated as a "recapitalization" for financial reporting purposes;

•
the articles amendment having become effective and the completion of the exchange of John Castro's and Rick Atterbury's shares into class B common stock;

•
if required by Viking, the filing of a certificate of designation with the Minnesota Secretary of State to create preferred stock that will be issued in connection with the merger; and

•
Merrill's total net indebtedness not being more than $125.0 million at closing.

Additional Closing Conditions for Merrill's Benefit. Merrill's obligation to complete the merger is subject to the following additional conditions:

•
Viking's material performance of its obligations under the merger agreement;

•
Viking's representations and warranties being accurate as of the closing date of the merger to the extent specified in the merger agreement; and

•
the board of directors receiving advice that when the merger becomes effective Merrill, as the surviving company,

*
will not become insolvent,

*
will not be left with unreasonably small capital,

*
will not have incurred debts beyond its ability to pay such debts as they mature and

*
its capital will not become impaired.

Termination of the Merger Agreement

Right to Terminate. The merger agreement may be terminated at any time before the closing in any of the following ways:

(a)
by mutual written consent of Merrill and Viking;

(b)
by either Merrill or Viking if the merger is not completed by December 31, 1999. However, the party seeking to terminate for this reason must not be in breach of its obligations under the merger agreement in any material respect;

(c)
by either Merrill or Viking if the other breaches in any material respect any of its obligations under the merger agreement or if the representations and warranties given by the other are materially incorrect when made or at any time up to closing;

(d)
by either Merrill or Viking if completion of the merger is illegal or prohibited;

(e)
by Viking if the board of directors withdraws, modifies or amends in a manner adverse to Viking their approval or recommendation of the merger or certain related matters, or if it recommends or endorses an alternative transaction, or if Merrill fails to mail the proxy statement in a timely fashion or fails to include the recommendation of its board of directors in such proxy statement;

(f)
by Merrill if the board of directors authorizes it to enter into another transaction that is superior to the merger in the manner set out in the merger agreement and Merrill pays Viking the $12 million termination fee described below. However, Merrill can only terminate the merger agreement in these circumstances if it has notified Viking of the material terms of the alternative transaction and Viking has not within three days made an offer determined by the special committee of the board of directors to be at least as favorable to shareholders as the alternative proposal; and

(g)
by either Merrill or Viking if Merrill's shareholders do not approve the merger agreement and articles amendment.

If the merger agreement terminates, it will become void. However, termination will not affect the rights of either party against the other for breach of the merger agreement. Also, certain obligations survive termination of the agreement, including the obligation to pay the fees described under "Termination Fees" below and certain confidentiality obligations.

Termination Fees

Merrill has agreed to pay Viking $12 million in cash if the merger agreement is terminated by Merrill or Viking for the reasons described in (e) or (f) above.

Merrill must also pay Viking $12 million in cash if all of the following events occur:

•
Merrill receives an offer to enter into an alternative transaction with a third party before the date of the special meeting;

•
the merger agreement is terminated because Merrill's shareholders do not approve the merger or the merger is not completed by December 31, 1999; and

•
within 12 months of the termination of the merger agreement, Merrill enters into a transaction (whether or not with that third party) that is superior to the merger.

Expenses

Except as described above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs or expenses.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the merger becomes effective. After approval of the merger agreement by Merrill shareholders, no amendment or waiver (including of any condition of the merger) can be made that alters the consideration to be received for Merrill common stock or that would adversely affect the rights of Merrill shareholders, without their further approval.

With respect to a waiver of other conditions which would not have such an effect, a decision whether or not a given waiver will require a resolution of the shareholders will be made by Merrill's board of directors in the exercise of its business judgment, based on the facts at that time.

THE VOTING AGREEMENT

On July 14, 1999, Viking entered into a voting agreement with Merrill, John Castro and Rick Atterbury. The following is a summary of the material provisions of the voting agreement. Because it is a summary, it does not include all of the information that is included in the voting agreement. The text of the voting agreement, which is attached as Appendix C to this proxy statement, is incorporated into this section by reference. You should read the voting agreement carefully in its entirety.

Scope of Agreement

The voting agreement relates to 1,907,716 shares of Merrill common stock owned by John Castro and 277,362 shares owned by Rick Atterbury. Certain parts of the voting agreement also relate to John Castro's 76,300 options and Rick Atterbury's 205,000 options to acquire shares of Merrill common stock.

Restrictions on Transfer

During the period covered by the voting agreement, Messrs. Castro and Atterbury have agreed that they will not dispose of their Merrill shares or options. They are, however, permitted to transfer up to 10% of their shares to a charitable organization during the five days before the special meeting.

Voting; Proxy

Messrs. Castro and Atterbury have agreed to vote their Merrill shares to approve the merger proposal. This obligation relates to any shareholder meetings or adjournments when the merger proposal is voted on. They have also agreed that for the period covered by the voting agreement they will not vote their Merrill shares in favor of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up, or any other extraordinary transaction. They have also agreed not to vote their Merrill shares in favor of any action that would either frustrate the purpose of or prevent or delay completion of the transactions contemplated by the merger agreement. They have irrevocably agreed to appoint Viking as their proxy to vote their Merrill shares in this manner.

No Solicitation; No Exercise of Dissenters' Rights

Messrs. Castro and Atterbury have agreed that, subject to their fiduciary duties, they will not during the period covered by the agreement:

•
take any action to solicit, initiate or encourage an alternative acquisition transaction;
•
engage in negotiations with or disclose any non-public information relating to Merrill or any of our subsidiaries;
•
provide access to the properties, books or records of Merrill or any of our subsidiaries; or
•
otherwise assist, facilitate or encourage any potential bidder.

In addition, they have agreed not to exercise any rights to dissent with respect to their Merrill shares and the merger.

Exchange of Shares

Messrs. Castro and Atterbury have agreed to exchange an aggregate of 979,091 of their shares of Merrill common stock into new class B shares. This exchange is described under the caption "The Merger Agreement — Authorization of Class B Common Stock; Exchange" contained elsewhere in this proxy statement. Merrill has agreed to take all reasonable actions necessary to ensure that this exchange is completed.

Termination

The voting agreement will terminate at the time the merger becomes effective or when the merger agreement is terminated, whichever happens earlier.

RIGHTS OF DISSENTING SHAREHOLDERS

Right to Dissent

Under the Minnesota Business Corporation Act, holders of Merrill common stock are entitled to dissent from the proposed merger and obtain "fair value" plus interest for their shares by asserting their dissenters' rights.

For purposes of dissenters' rights, "fair value" means the value of the shares immediately before the effective time of the merger, and "interest" means interest commencing five days after the effective time of the merger up to and including the date of payment at the rate provided by Minnesota law for interest on verdicts and judgments.

The following is a summary of your dissenters' rights under the Minnesota Business Corporation Act. Because it is a summary, it does not include all of the information that you will need to exercise properly your dissenters' rights. You should read the dissenters' rights provisions in Sections 302A.471 and 302A.473, the full texts of which are attached to this proxy statement as Appendix E, carefully and in their entirety because they, and not this summary description, define your rights to dissent.

If you choose either to assert your dissenters' rights or preserve your right to dissent, you should carefully review the requirements under Sections 302A.471 and 302A.473 and consult with an attorney.

If your shares are held of record in the name of another person, such as a bank, broker or other nominee, you must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights you may have.

A Dissenting Shareholder Must Perfect Dissenters' Rights

If you elect to exercise your dissenters' rights, to "perfect" them, you must:

•
provide us with written notice of your intention to demand payment of the fair value of your shares before the shareholders vote on the proposed merger at the special meeting on             , 1999;

•
not vote your shares in favor of the merger; and

•
assert your dissenters' rights as to all of your shares (except where certain shares are beneficially owned by another person but registered under your name).

The written notice must reasonably inform us of your identity and your intention to exercise your dissenters' rights. All written notices should be:

•
addressed to:

Merrill Corporation
One Merrill Circle
St. Paul, Minnesota 55108
Attn: Secretary

•
filed before the shareholders vote on the proposed merger at the special meeting on             , 1999; and

•
executed by, or sent with the written consent of, the holder of record.

A failure to vote will not constitute a waiver of your dissenters' rights, but a vote in favor of the merger by proxy or in person will constitute a waiver of your dissenters' rights and will override any previously filed written notice of intent to demand payment. A signed proxy returned with no indication of how it should be voted (or an abstention) will be a vote for the merger and will therefore constitute a waiver.

If you fail to comply with these conditions, you will have no dissenters' rights with respect to your shares.

We Must Provide Dissenting Shareholders with Written Notice

If you have properly asserted your dissenters' rights, we must give you a written notice that must contain the following:

•
the address where your demand for payment and stock certificates must be sent;

•
the date when your demand and stock certificates must be received;

•
any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•
a form to be used to: (1) certify the date on which you, or the beneficial owner on whose behalf you dissent, acquired the shares or an interest in them and (2) demand payment; and

•
a copy of Section 302A.471 and 302A.473 and a brief description of the procedures to be followed under these sections.

Dissenting Shareholders Must Demand Payment and Return Shares

Within 30 days after the written notice described above is given, you must demand payment and deposit your stock certificate with the surviving corporation (or comply with any restrictions on uncertificated shares), or you will irrevocably forfeit your dissenters' rights. You will retain all rights as a shareholder until the effective time of the merger.

We Must Send Dissenting Shareholders Fair Value and Other Information

If you make a demand for payment and deposit your stock certificates, then we will send you an amount which we estimate to be the fair value of your shares, plus interest. The payment for fair value must be accompanied by the following:

•
our closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time of the merger;

•
our latest available interim financial statements;

•
an estimate of the fair value of your shares;

•
a brief description of the method used to arrive at the estimate of the fair value;

•
a brief description of the procedures to be followed if you wish to demand supplemental payment; and

•
copies of Sections 302A.471 and 302A.473.

If, however, the merger is not completed or we dispute your right to dissent, we will not send you the fair value of your shares or the additional information listed above.

A Dissenting Shareholder May Demand Supplemental Payment

If you believe the amount of the payment is less than the fair value of your shares, plus interest, you must give written notice to us of your own estimate of the fair value of your shares, plus interest, within 30 days after the date we send you our fair value estimate and payment. Your written notice must also demand payment for the difference.

If you fail to give written notice of your estimate to us and demand payment for the difference within the 30-day time period, you will be entitled only to the amount we estimated as fair value and previously paid to you.

A Court Will Settle Fair Value Disputes

If we cannot agree within 60 days after we receive your estimate of the fair value of your shares, then we will file an action in a court of competent jurisdiction in Ramsey County, Minnesota, asking the court to determine the fair value of your shares, plus interest. If your demand is not settled within the applicable 60-day settlement period, you will be made a party to this proceeding.

After notice to you, the court will determine the fair value of your shares. The court may appoint one or more persons as appraisers to receive evidence and make recommendations to the court. You will be entitled to discovery on the same basis as any other party to a civil action. The court will determine the fair value of your shares by taking into account any and all factors the court finds relevant. The court will compute the fair value by utilizing any method or methods it deems appropriate.

The fair value of your shares, as determined by the court, will be binding on you. If the court determines that the fair value of your shares is in excess of our estimate of the fair value of the shares, then the court will enter a judgment in your favor in an amount by which the value determined by the court exceeds our estimate of the fair value, plus interest.

We May Withhold the Payment of Fair Value Under Certain Circumstances

If you were not a shareholder or are not dissenting on behalf of a person who was a beneficial owner of Merrill on July 14, 1999, we may withhold the payment of the estimated fair value, plus interest, for your or such person's shares. In order to withhold your payment, we must provide you with the following:

•
the notice and all other materials that were sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters' rights;

•
a statement of our reason for withholding the payment; and

•
an offer to pay you an amount in full.

If you decline this offer, you may demand payment by following the same procedures described for demand of supplemental payment by shareholders who owned their shares as of July 14, 1999.

If you did not own shares on July 14, 1999 and fail to properly demand payment, you will be entitled only to the amount offered by us.

The rules and procedures for supplemental payment applicable to a dissenting shareholder who owned shares on July 14, 1999 will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on July 14, 1999. However, any such shareholder is not entitled to receive any payment from us until the fair value of the shares, plus interest, has been determined pursuant to the rules and procedures for supplemental payment.

If you are considering exercising your dissenters' rights, you should bear in mind that the fair value of your shares determined under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act could be more than, the same as or, in certain circumstances, less than the consideration you would receive pursuant to the merger agreement if you do not seek appraisal of your shares. Furthermore, the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473.

Cash received pursuant to the exercise of your dissenters' rights will be subject to income tax. See "Special Factors — Material Federal Income Tax Considerations."

If you fail to comply fully with the statutory procedure summarized above, you will forfeit your right to dissent and will receive the merger consideration for your shares.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The tables below set forth selected consolidated financial information for us for each of the five fiscal years ended January 31, 1995 to 1999 and the six month periods ended July 31, 1999 and 1998. We derived the consolidated statements of operations data and consolidated balance sheet data as of and for the five years ended January 31, 1995 to 1999 from our consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants. We derived the consolidated statements of operations data and consolidated balance sheet data as of and for the six month periods ended July 31, 1999 and 1998 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of results for these unaudited periods. The results of operations for the six months ended July 31, 1999 are not necessarily indicative of the results of operations that may be expected for the full fiscal year 2000.

    You should read the selected consolidated financial data presented below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements with related notes and other financial information contained or incorporated by reference in our Annual Report on Form 10-K for the year ended January 31, 1999, as amended on September [  ], 1999 our Quarterly Report on Form 10-Q for the quarter ended July 31, 1999 and our Current Report on Form 8-K dated April 14, 1999, as amended on June 28, 1999 and September [  ], 1999 (which includes pro forma financial information reflecting the acquisition of Daniels Printing, Limited Partnership beginning on April 14, 1999), which we incorporate by reference in this proxy statement. See "Documents Incorporated By Reference."

	Year Ended January 31,					Six Months Ended July 31,
	1999	1998	1997	1996	1995	1999	1998
	(dollars in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$509,543	$459,516	$353,769	$245,306	$236,878	$298,073	$271,972
Cost of revenue	330,632	295,390	227,478	165,765	159,462	193,962	169,640

Gross profit	178,911	164,126	126,291	79,541	77,416	104,111	102,332
Selling, general and administrative expenses	127,705	114,174	89,946	60,079	55,680	76,009	70,692
Merger costs	—	—	—	—	—	1,130	—

Operating income	51,206	49,952	36,345	19,462	21,736	26,972	31,640
Interest expense	(3,961)	(4,321)	(4,124)	(1,099)	(1,120)	(3,167)	(2,027)
Other income (expense), net	426	835	263	343	538	(596)	509

Income before provision for income taxes	47,671	46,466	32,484	18,706	21,154	23,209	30,122
Provision for income taxes	21,214	20,445	14,645	8,044	9,171	10,467	13,404

Net income	$26,457	$26,021	$17,839	$10,662	$11,983	$12,742	$16,718

Net income per share:
Basic	$1.63	$1.61	$1.13	$0.69	$0.79	$0.80	$1.02
Diluted	$1.55	$1.54	$1.11	$0.68	$0.76	$0.77	$0.97
Weighted average number of shares outstanding
Basic	16,253,148	16,129,341	15,792,161	15,502,403	15,136,761	15,985,159	16,372,617
Diluted	17,020,673	16,906,382	16,117,432	15,782,979	15,718,448	16,525,333	17,249,865

	Year Ended January 31,					Six Months Ended July 31,
	1999	1998	1997	1996	1995	1999	1998
	(dollars in thousands, except per share data)
Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$23,477	$2,531	$5,161	$12,074	$9,967	$11,001	$3,677
Working capital	81,565	79,261	69,220	39,379	31,523	55,042	90,239
Total assets	265,945	246,479	201,997	125,521	106,470	347,161	283,345
Total current liabilities	76,728	71,079	57,443	39,857	31,947	142,757	93,438
Long-term debt, net of current maturities	38,110	40,225	40,880	4,525	5,295	38,110	38,225
Total shareholders' equity	$141,151	$125,675	$96,160	$77,734	$66,061	$154,736	$141,990
Other Data:
Book value per share	$8.92	$7.70	$6.06	$4.95	$4.35	$9.59	$7.67
Cash dividends declared per share	$0.08	$0.07	$0.06	$0.06	$0.06	$0.04	$0.04
Ratio of earnings to fixed charges	7.8x	7.6x	6.3x	7.7x	8.7x	5.9x	9.6x

No Pro Forma Financial Information

We have not provided any pro forma data giving effect to the proposed merger. We do not believe such information is material to you in evaluating the merger proposal since:

•
the proposed merger consideration is all cash; and

•
if the proposed merger is completed, Merrill common stock would cease to be publicly traded.

No Financial Information for Viking

We have not provided any separate financial information for Viking since it is a special purpose entity formed in connection with the proposed merger and has no independent operations.

CERTAIN FINANCIAL PROJECTIONS

We do not as a matter of course make public forecasts as to future revenues, earnings or other financial information. We did, however, prepare certain projections which we provided to DJLMB and CIBC World Markets in connection with their analysis of the DLJMB proposal and their evaluation of Merrill's financial position at that time. The projections set forth below are included in this proxy statement solely because such information was provided to DLJMB. See "Special Factors — Background of the Merger" and "Special Factors — Opinion of the Financial Advisor for the Special Committee."

The projections set forth below were not prepared by us with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by, independent accountants. The projections reflect numerous assumptions, all made by our management, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove accurate, and actual results may be materially greater or less than those contained in the projections set forth below. See "Cautionary Statement Concerning Forward-Looking Information" on page 12 of this proxy statement.

The inclusion of the projections in this proxy statement should not be regarded as an indication that we or Viking or any of our or Viking's respective representatives, or respective officers and directors, consider such information to be an accurate prediction of future events or necessarily achievable. In light of the uncertainties inherent in forward looking information of any kind, we caution against undue reliance on such information. We do not intend to update or revise such projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events, unless required by law.

The following table summarizes the projections that were provided:

	Fiscal years ended January 31,
Item
	2000	2001	2002	2003	2004
	(in millions)
Revenue	$612.5	$697.5	$769.5	$862.5	$967.6
Operating Income	$61.2	$77.7	$87.9	$104.0	$121.1

    In preparing the above financial projections, we have made certain assumptions about our market, growth rates and other factors that may affect the accuracy of these financial projections. Specifically, we have assumed that our revenue will grow approximately 20% in fiscal year 2000, driven primarily by the addition of the revenue associated with the previously announced acquisition of Daniels Printing, which accounts for approximately 50% of this expected revenue growth. Further, we expect to realize approximately 3% revenue growth in our financial document services business and approximately 17% revenue growth in our non-financial document services businesses in fiscal year 2000. Beyond fiscal year 2000, we expect that our revenue will grow at an average rate of 12.0% compounded annually, as we expect flat to declining financial document services revenue to be offset by 15% to 20% annual revenue growth in our non-financial document services businesses.

    In addition, we have assumed that our operating income will grow approximately 19% in fiscal year 2000, driven primarily by the revenue growth and improved margins in our Managed Communications Programs and Document Management Services business and the addition of the operating income associated with the previously announced acquisition of Daniels Printing. Beyond fiscal year 2000, we have assumed that our operating income will grow as a result of (1) the projected revenue growth discussed above, and (2) anticipated increased efficiencies in overhead utilization. We expect operating income margins to improve from 10.0% in fiscal year 2000 to 12.5% in fiscal year 2004 due to these increased efficiencies in overhead utilization as we expect to generate growing revenues and expect a portion of our overhead costs to remain stable, therefore resulting in higher operating margins. We expect to realize decreasing gross margins going forward due to the changing mix of our revenue between financial document services (higher gross margin business) and non-financial document services (lower gross margin business), which are expected to be offset by the previously discussed overhead efficiencies.

    The projections set forth above should be read together with the "Selected Historical Consolidated Financial Data" included in this proxy statement and our historical financial statements and other financial information and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" as set forth in Merrill's Annual Report on Form 10-K, as amended on October [  ], 1999 and Merrill's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999, and the pro forma financial information reflecting the acquisition of Daniels Printing, Limited Partnership beginning on April 14, 1999 in our Current Report on Form 8-K dated April 14, 1999, as amended on June 28, 1999 and October [  ], 1999, each of which is incorporated by reference into this proxy statement.

COMMON STOCK MARKET PRICE AND
DIVIDEND INFORMATION

    Our common stock is traded on the Nasdaq National Market under the symbol "MRLL". The table below sets forth the high and low sales prices per share for each quarterly period for the two most recent fiscal years and for the current fiscal year to date as reported by Nasdaq. These prices do not include adjustments for retail markups, markdowns or commissions. These prices reflect a two-for-one stock split completed in October 1997.

	High	Low
Fiscal Year Ending January 31, 2000
Third Quarter (through September 17, 1999)	$20.81	$19.88
Second Quarter	$20.75	$13.75
First Quarter	$18.00	$12.88
Fiscal Year Ended January 31, 1999
Fourth Quarter	$19.50	$12.75
Third Quarter	$23.88	$12.06
Second Quarter	$24.75	$20.00
First Quarter	$23.56	$18.00
Fiscal Year Ended January 31, 1998
Fourth Quarter	$24.00	$18.16
Third Quarter	$24.25	$17.13
Second Quarter	$20.31	$11.63
First Quarter	$14.00	$10.25

     On July 14, 1999, the last trading day before the announcement of the merger agreement, the high, low and closing sales prices per share of our common stock as reported by Nasdaq were $17.75, $17.13 and $17.56, respectively. On             , 1999, the last trading day before the date of this proxy statement, the high, low and closing sales prices per share of our common stock as reported by Nasdaq were $    , $    and $    , respectively. You should obtain current market price quotations for Merrill common stock in connection with voting your shares.

    On the record date for the special meeting, there were approximately           holders of record of our common stock. We paid annualized cash dividends of $.08 per share in fiscal year 1999 and $.07 per share in fiscal year 1998. Total cash dividends approximated $1.3 million in fiscal year 1999 and $1.1 million in fiscal year 1998. Our revolving credit agreement limits our ability to pay dividends on our common stock. In addition, under the merger agreement, we have agreed not to pay any dividends on our common stock before the closing of the merger, except for our quarterly cash dividends, not in excess of $.02 per share.

COMMON STOCK PURCHASE INFORMATION

Purchases by Merrill

    During fiscal year 1999, we repurchased 734,000 shares of our common stock at an aggregate cost of $12.8 million, and during fiscal year 1998, we repurchased 264,000 shares at an aggregate cost of $3.1 million. The table below sets forth the purchases by us of our common stock since February 1, 1997, including: (1) the month and year we purchased these shares; (2) the number of shares we purchased; (3) the range of prices we paid for these shares and (4) the average purchase price per share for each quarterly period for the two most recent fiscal years and for the current fiscal year to date:

Purchase Date	Number of Shares	Range of Prices Per Share	Average Price Per Quarter
April 1997	264,000	$11.50 - $11.63	$11.61
June 1998	100,000	$21.38 - $22.25	$22.54
July 1998	94,000	$23.13 - $23.38	$22.54
September 1998	57,200	$14.87 - $20.13	$15.30
October 1998	87,500	$13.94 - $15.38	$15.30
December 1998	381,100	$14.79 - $16.75	$15.76
January 1999	14,200	$16.91 - $17.00	$15.76

Purchases by Directors and Executive Officers of Merrill

    The table below sets forth the purchases by each of our directors and executive officers of our common stock since February 1, 1997 (or the date that the individual became an affiliate of Merrill, if this date is later) including: (1) the type of purchase; (2) the date the individual purchased shares; (3) the number of shares he or she purchased; (4) the price per share the individual paid for the shares and (5) the average purchase price for each quarterly period for the two most recent fiscal years and for the current fiscal year to date:

Name	Type of Purchase	Purchase Date	Number of Shares	Price Per Share	Average Price Per Quarter
John W. Castro	Exercise of option	April 14, 1997	120,000	$5.78	$5.51
Rick R. Atterbury	Exercise of option	April 23, 1997	60,000	$5.25	$5.51
James R. Campbell	Exercise of option	May 23, 1997	6,000	$10.38	$8.69
Rick R. Atterbury	Exercise of option	July 9, 1997	9,000	$8.13	$8.69
Kathleen A. Larkin	Exercise of option	July 10, 1997	6,000	$8.13	$8.69
Kathleen A. Larkin	Exercise of option	July 10, 1997	2,000	$8.13	$8.69
Richard G. Lareau	Exercise of option	August 12, 1997	6,000	$11.97	$10.91
Steven J. Machov	Exercise of option	September 17, 1997	9,000	$14.88	$10.91
Steven J. Machov	Exercise of option	September 17, 1997	3,000	$8.13	$10.91
Steven J. Machov (by spouse)	Exercise of option	September 17, 1997	7,200	$8.69	$10.91
Frederick W. Kanner	Open market	April 7, 1998	1,000	$22.88	$22.88
Michael S. Scott Morton	Open market	April 7, 1998	1,000	$22.88	$22.88
Ronald N. Hoge	Exercise of option	January 15, 1999	10,000	$3.69	$3.69
Allen J. McNee	Exercise of option	March 31, 1999	7,500	$8.13	$9.59
B. Michael James	Exercise of option	March 31, 1999	49,500	$8.13	$9.59
Steven J. Machov (by spouse)	Exercise of option	April 5, 1999	3,600	$8.69	$9.59
Steven J. Machov	Exercise of option	April 5, 1999	6,000	$8.13	$9.59
Steven J. Machov	Exercise of option	April 5, 1999	5,520	$12.63	$9.59
Kathleen A. Larkin	Exercise of option	April 7, 1999	14,500	$8.13	$9.59
Kathleen A. Larkin	Exercise of option	April 7, 1999	2,760	$12.63	$9.59
Mark A. Rossi	Exercise of option	April 13, 1999	3,000	$8.69	$9.59
Mark A. Rossi	Exercise of option	April 13, 1999	37,500	$8.13	$9.59
Mark A. Rossi	Exercise of option	April 13, 1999	4,800	$11.69	$9.59
Raymond J. Goodwin	Exercise of option	April 20, 1999	1,200	$8.69	$9.59
Raymond J. Goodwin	Exercise of option	April 20, 1999	6,000	$8.13	$9.59
Kay A. Barber	Exercise of option	April 23, 1999	9,000	$9.25	$9.59
Kay A. Barber	Exercise of option	April 23, 1999	18,000	$8.13	$9.59
Kay A. Barber	Exercise of option	April 23, 1999	2,760	$12.63	$9.59
Joseph P. Pettirossi	Exercise of option	April 26, 1999	3,200	$11.69	$9.59
John W. Castro	Exercise of option	July 1, 1999	27,600	$12.63	$13.38
Steven J. Machov	Exercise of option	July 2, 1999	6,000	$14.88	$13.38
Steven J. Machov	Exercise of option	July 2, 1999	5,520	$12.63	$13.38
James R. Campbell	Exercise of option	August 10, 1999	6,000	$10.38	$10.38

Recent Transactions

Merrill

    Except as set forth in the table below, there have been no transactions in our common stock effected during the past 60 days by us or any of our directors or executive officers, other than the possible sale of shares to DLJMB by Messrs. Castro and/or Atterbury or as a result of the voting agreement and transactions pursuant to our employee stock purchase plan and 1996 Non-Employee Director Plan which provides for the payment of one-half of the non-employee directors' annual cash retainer in the form of common stock.

Name	Date of the Transaction	Number of Shares Involved	Price Per Share	Where and How the Transaction Was Effected
John W. Castro	July 1, 1999	27,600	$12.63	Exercise of option
Steven J. Machov	July 2, 1999	6,000	$14.88	Exercise of option
Steven J. Machov	July 2, 1999	5,520	$12.63	Exercise of option
John W. Castro	July 13, 1999	28,550	Not applicable	Gift of shares
Paul G. Miller	August 20, 1999	58,703	Not applicable	Gift of shares

Viking

    Except as set forth above with respect to John Castro and Rick Atterbury and other than as a result of the voting agreement, there have been no transactions in Merrill common stock effected during the past 60 days by Viking, DLJMB, John Castro or Rick Atterbury.

CURRENT MANAGEMENT OF MERRILL

    The table below sets forth: (1) the name and business address of each of our directors and executive officers; (2) the present principal occupation or employment of each person and (3) the name, principal business and address of the employer of each person. In addition, the table below sets forth the material occupations, positions, offices and employment of each of these persons and the name, principal business and address of any entity in which any material occupation, position, office or employment of each person was held during the last five years. Each person listed below is a citizen of the United States.

Name and Business Address	Principal Occupation

John W. Castro Merrill Corporation One Merrill Circle St. Paul, Minnesota 55108	Our President and Chief Executive Officer since April 1984 and a member of our Board of Director since 1981.
Richard G. Lareau Oppenheimer Wolff & Donnelly LLP Plaza VII Building, Suite 3400 45 South Seventh Street Minneapolis, Minnesota 55402	A member of our Board of Directors since 1981. Mr. Lareau has been a partner in the law firm of Oppenheimer Wolff & Donnelly LLP for over 39 years.
Robert F. Nienhouse 205 East Fourth Street Hinsdale, Illinois 60521	A member of our Board of Directors since 1986. Mr. Nienhouse has been a private investor for over five years.
Rick R. Atterbury Merrill Corporation One Merrill Circle St. Paul, Minnesota 55108
Our Executive Vice President and Chief Technology Officer and a member of our Board of Directors. Mr. Atterbury has served as a member of our Board of Directors since 1989 and our Executive Vice President and Chief Technology Officer since February 1999. From 1996 to January 1999, Mr. Atterbury was our Executive Vice President, and prior to that time, he served as our Vice President—Operations.
Ronald N. Hoge 605 Belle Meade Boulevard Nashville, Tennessee 37205
A member of our Board of Directors since 1991. Mr. Hoge served as the President and Chief Executive Officer of MagneTek, Inc. from June 1996 to June 1999, 26 Century Boulevard, Suite 600, Nashville, Tennessee 37214. Mr. Hoge was President of the Aerospace Equipment Systems division of AlliedSignal Inc. from August 1993 to June 1996, 101 Columbia Road, Morristown, New Jersey 07862.
James R. Campbell Wells Fargo & Company Norwest Center Sixth and Marquette Minneapolis, Minnesota 55402
A member of our Board of Directors since 1994. Mr. Campbell has served as the Chairman and Chief Executive Officer of Norwest Bank Minnesota, N.A. and Group Executive Vice President of Wells Fargo & Company since November 1998. From October 1984 to November 1998, he served as President and Chief Executive Officer of Norwest Bank Minnesota, N.A.
Frederick W. Kanner Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019-6092	A member of our Board of Directors since 1996. Mr. Kanner has been a partner in the law firm of Dewey Ballantine LLP since 1976.
Michael S. Scott Morton Massachusetts Institute of Technology 50 Memorial Drive, E52-552 Cambridge, Massachusetts 02139-4307	A member of our Board of Directors since 1997. Mr. Scott Morton has served as a Professor of Management at Massachusetts Institute of Technology since 1975.
Paul G. Miller LSC, Incorporated Joppa Concourse, Suite 220 2360 West Joppa Road Lutherville, Maryland 21093
Our Chairman of the Board of Directors since 1996 and a member of our Board of Directors since 1985. Mr. Miller has served as the Chairman, Executive Committee of LSC, Incorporated since 1997. From January 1992 to December 1996, he was Secretary and Treasurer of LSC, Incorporated. Mr. Miller was also Chairman from 1987 to 1995 and President and Chief Executive Officer from 1993 to 1995, of Supercomputer Systems, Inc., 1414 West Hamilton Avenue, Eau Claire, Wisconsin 54701.
Steven J. Machov Merrill Corporation One Merrill Circle St. Paul, Minnesota 55108	Our Vice President since 1993; Secretary since 1990; and General Counsel since 1987.
Kathleen A. Larkin Merrill Corporation One Merrill Circle St. Paul, Minnesota 55108	Our Vice President—Human Resources since 1993.
Kay A. Barber Merrill Corporation One Merrill Circle St. Paul, Minnesota 55108
Our Vice President—Finance, Chief Financial Officer and Treasurer since August 1995. From January 1993 to August 1995, Ms. Barber was Vice President, Finance and Controller for Growing Healthy, Inc., 2905 Northwest Boulevard, Plymouth, Minnesota 55441-2644.
Allen J. McNee Merrill Corporation One Merrill Circle St. Paul, Minnesota 55108
Our President—Document Management Services since February 1999. From February 1996 through January 1999, Mr. McNee was our Vice President, Document Management Services. Prior to that time, Mr. McNee served as our Director of Facilities Management/Document Reproduction Group, from February 1992 through January 1996.
B. Michael James Merrill Corporation 225 Varick Street New York, New York 10014
Our President—Financial Document Services since February 1999 and President of our subsidiary, Merrill/New York Company since January 1994. From January 1996 to February 1999, Mr. James was Vice President of our East Region and International Operations. Prior to that time, Mr. James was our Vice President of Human Resources (from June 1989, when Mr. James joined us, to January 1994).
Mark A. Rossi Merrill Corporation 250 South Wacker Drive, Suite 400 Chicago, Illinois 60606
Our President—Investment Company Services since February 1999. From February 1997 to February 1999, Mr. Rossi was our Vice President of the Central Region. Prior to that time, Mr. Rossi served as our President of Southern California, from February 1993 to January 1997.
Joseph P. Pettirossi Merrill Corporation 4110 Clearwater Road St. Cloud, Minnesota 56301
Our President—Managed Communications Programs since February 1999. From July 1996 to February 1999, Mr. Pettirossi was the President of one of our subsidiaries, Merrill/May, Inc. Prior to joining us in 1996, Mr. Pettirossi was the Chief Operating Officer and Chief Financial Officer of Northwest Racquet Swim & Health Clubs, Inc., from November 1994 to June 1996, 5525 Cedar Lake Road, St. Louis Park, Minnesota 55416, and the Vice President and Chief Financial Officer of the Minnesota Professional Basketball Limited Partnership and the Minnesota Arena Limited Partnership, from September 1992 to March 1995, 600 First Avenue North, Minneapolis, Minnesota 55402.
Raymond J. Goodwin Merrill Corporation 40 Commercial Street Everett, Massachusetts 02149
Our President—Merrill Print Group since February 1999. From March 1997 to February 1999, Mr. Goodwin was our Central Region Sales Manager. Prior to that time, Mr. Goodwin served as President of our Denver and Houston operations, from January 1993 to March 1997.

MANAGEMENT OF MERRILL FOLLOWING THE MERGER

Board of Directors

The following table sets forth the name, age and position with Merrill of each person who is expected to serve as a director of Merrill following the completion of the merger.

Name	Age	Position
John W. Castro	51	Our President and Chief Executive Officer since 1984 and a member of our Board of Directors since 1981. Mr. Castro also serves as a director of BMC Industries, Inc.
Rick R. Atterbury	46
		Our Executive Vice President and Chief Technology Officer since February 1999 and a member of our Board of Directors since 1989. From 1996 to January 1999, Mr. Atterbury was our Executive Vice President, and prior to that time, he served as our Vice President—Operations.
Lawrence M. Schloss	45
		Managing Director of DLJ Inc. since 1985 and Head of DLJ's Merchant Banking Group. Mr. Schloss joined DLJ in 1978. Mr. Schloss is a member of the Investment Committee of DLJ Merchant Banking Partners I and II (Co-Chairman), Chairman of DLJ Investment Partners, L.P. I and II (mezzanine fund), Global Retail Partners, DLJ Real Estate Capital Partners, DLJ Diversified Partners, L.P., DLJ Fund Investments, L.P. and Private Equity Partners, L.P. He currently serves as Chairman of the Board of McCoulloch Corp. and as a director of DecisionOne Corporation, Thermadyne Holdings, Inc., and Wilson Greatbach Corp.
William F. Dawson, Jr.	35
		Principal of DLJ Merchant Banking II, Inc. since August 1997. From December 1995 to August 1997, he was a Senior Vice President in Donaldson Lufkin & Jenrette, Inc.'s high yield capital markets group. Prior to that time, Mr. Dawson was a Vice President in the leveraged finance group within DLJ's investment banking group. Mr. Dawson also serves as a director of Thermadyne Holdings Corporation, Von Hoffman Press and Insilco Corporation.
Keith R. Palumbo	31
		Vice President of DLJ Merchant Banking II, Inc. since December 1997. Prior to that time, Mr. Palumbo was an Associate in DLJ's investment banking group. Mr. Palumbo also serves as a director of Insilco Corporation.

    It is currently contemplated that after the merger, the number of directors of Merrill will be increased to seven. The identity of the two additional directors, however, has not been determined at this time.

Executive Officers

Pursuant to the merger agreement, the executive officers of Merrill at the effective time of the merger will be the executive officers of the surviving company. For additional information regarding the executive officers of Merrill, see "Current Management of Merrill."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

    The table below sets forth certain information regarding the beneficial ownership of Merrill common stock as of September 15, 1999 for (1) each person who is known by Merrill to own beneficially more than five percent of the outstanding shares of Merrill common stock; (2) each of our directors; (3) each of our executive officers and (4) all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares (1)(2)	Percent of Class (1)(3)

John W. Castro (4)(5)	2,303,301	14.3%
Rick R. Atterbury (4)	2,303,301	14.3%
DLJMB (6)	2,287,678	14.2%
First Pacific Advisors, Inc. (7)	1,074,700	6.7%
Mairs and Power Growth Fund, Inc. (8)	965,000	6.0%
Robert F. Nienhouse	272,481	1.7%
Richard G. Lareau (9)	138,415	*
Paul G. Miller	20,803	*
Ronald N. Hoge	38,515	*
James R. Campbell	33,515	*
Frederick W. Kanner	33,455	*
Michael S. Scott Morton	14,413	*
Steven J. Machov (10)	77,737	*
Kay A. Barber	37,520	*
Kathleen A. Larkin	28,620	*
Allen J. McNee	17,000	*
B. Michael James	72,100	*
Mark A. Rossi	55,300	*
Joseph P. Pettirossi	20,800	*
Raymond J. Goodwin	9,500	*
All directors and executive officers as a group (17 persons) (11)	3,173,475	19.7%

*
Less than one percent of the outstanding shares.

(1)
Unless otherwise noted, each person possesses sole voting and investment power with respect to the shares indicated. Shares not outstanding but deemed beneficially owned because of the right to acquire them within 60 days are considered outstanding only when determining the amount and percent owned by such person.

(2)
Includes the following number of shares which could be acquired within 60 days of September 15, 1999 upon the exercise of stock options:

  Castro: 7,000 shares
  Atterbury: 95,600 shares
  Nienhouse: 16,000 shares
  Lareau: 10,000 shares
  Miller: 16,000 shares
  Hoge: 26,000 shares
  Campbell: 16,000 shares
  Kanner: 28,000 shares
  Scott Morton: 12,000 shares
  Machov: 3,200 shares
  Barber: 7,760 shares
  Larkin: 9,260 shares
  McNee: 9,500 shares
  James: 18,600 shares
  Rossi: 8,000 shares
  Pettirossi: 10,000 shares
  Goodwin: 2,300 shares
  All officers and directors: 293,820 shares

(3)
Based on 16,138,045 shares of Merrill common stock outstanding as of September 15, 1999.

(4)
By virtue of the voting agreement and irrevocable proxy executed by Messrs. Castro and Atterbury in connection with the proposed merger, Messrs. Castro and Atterbury have filed with the SEC a Schedule 13D which indicates shared voting power over an aggregate of 2,303,301 shares. Messrs. Castro and Atterbury's address is One Merrill Circle, St. Paul, Minnesota 55108.

(5)
Includes 11,824 shares owned beneficially by Mr. Castro's wife and 7,000 shares owned by Mr. Castro's minor aged children, all of which he may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership.

(6)
The number of shares beneficially owned is based solely on information as set forth on a Schedule 13D that reports shared voting power with respect to 2,287,678 shares. According to the Schedule 13D, Viking, DLJMB and certain affiliated entities may be deemed to be a group within the meaning of Section 13(d) of the Exchange Act and to beneficially own certain shares of Merrill common stock as a result of their execution of the voting agreement. Viking, DLJMB and those affiliated entities disclaim beneficial ownership of all such securities. DLJMB's principal address is 277 Park Avenue, New York, New York 10171.

(7)
In its Schedule 13G filed on February 12, 1999, First Pacific Advisors, Inc. represents that it shares voting power for 414,700 shares and shares investment power for 1,074,700 shares. First Pacific Advisors, Inc.'s address is 11400 West Olympic Boulevard, Suite 1200, Los Angeles, California 90064.

(8)
In its Schedule 13G filed on February 11, 1999, Mairs and Power Growth Fund, Inc. represents that it has sole voting and investment power over all of the shares. Mairs and Power Growth Fund, Inc.'s address is 332 Minnesota Street, W-1420 First National Bank Building, St. Paul, Minnesota 55101.

(9)
Also includes 22,000 shares owned beneficially by Mr. Lareau's wife, as to which he may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership.

(10)
Includes 36,697 shares owned beneficially by Mr. Machov's wife, of which 1,200 shares could be acquired within 60 days of September 15, 1999 upon the exercise of stock options, and as to which he may be deemed to share voting and investment power, but as to which he disclaims beneficial ownership.

(11)
Includes 76,321 shares owned beneficially by the spouses or children of our directors and executive officers.

VIKING AND DLJMB

Viking

Viking, a Minnesota corporation, was organized in connection with the merger and has not carried on any activities to date other than those incident to its formation and the completion of the merger. As of the date of this proxy statement, all of the outstanding capital stock of Viking is owned by DLJ Merchant Banking Partners II, L.P. ("DLJMB II"), a Delaware limited partnership, and subsequently will be owned by certain DLJMB funds, which in addition to DLJMB II, will include:

•
DLJ Offshore Partners II, C.V. ("Offshore II"), a Netherlands Antilles limited partnership;

•
DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership;

•
DLJMB Funding II, Inc. ("Funding II"), a Delaware corporation that is an indirect, wholly-owned subsidiary of Donaldson Lufkin & Jenrette, Inc. ("DLJ, Inc.");

•
DLJ Merchant Banking Partners II-A L.P. ("Partners II-A"), a Delaware limited partnership;

•
DLJ First ESC, L.P. ("ESC"), a Delaware limited partnership;

•
DLJ Diversified Partners-A L.P. ("Diversified-A"), a Delaware limited partnership;

•
DLJ EAB Partners, L.P. ("EAB"), a Delaware limited partnership;

•
DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership;

•
DLJ Investment Partners, L.P. ("Investment"), a Delaware limited partnership;

•
DLJ ESC II, L.P. ("ESC II"), a Delaware limited partnership; and

•
DLJ Millennium Partners-A, L.P. ("Millennium-A"), a Delaware limited partnership.

DLJMB II, Partners II-A, Millennium and Millennium-A

DLJMB II, Partners II-A, Millennium and Millennium-A are Delaware limited partnerships whose business is to make investments for long term appreciation. DLJ Merchant Banking II LLC ("MBII LLC"), a Delaware limited liability company, is the Associate General Partner of DLJMB II, Partners II-A, Millennium and Millennium-A. DLJ Merchant Banking II, Inc. ("DLJMB Inc.") is the Managing General Partner of DLJMB II, Partners II-A, Millennium and Millennium- A. MBII LLC and DLJMB Inc. make all of the investment decisions on behalf of DLJMB II, Partners II-A, Millennium and Millennium-A.

EAB

EAB is a Delaware limited partnership whose business is to make investments for long term appreciation. MBII LLC is the Associate General Partner of EAB, and DLJ LBO Plans Management Corporation ("LBO"), a Delaware corporation and a wholly owned subsidiary of DLJ Capital Investors, Inc. ("DLJ CII"), a Delaware corporation, is the Managing General Partner of EAB. MBII LLC and LBO make all of the investment decisions on behalf of EAB.

Investment

Investment is a Delaware limited partnership whose business is to make investments for long term appreciation. DLJ Investment Partners, Inc. ("Investment Partners"), a Delaware corporation and a wholly owned subsidiary of DLJ CII, is the Managing General Partner of Investment. DLJ Investment Associates, LLC ("Investment Associates"), a Delaware limited liability company, is the Associate General Partner of Investment. Investment Partners and Investment Associates make all of the investment decisions on behalf of Investment.

Offshore II

Offshore II is a Netherlands Antilles limited partnership whose business is to make investments for long term appreciation. MBII LLC is the Associate General Partner of Offshore II. DLJMB Inc. is the Associate General Partner of Offshore II.

MBII LLC and DLJMB Inc. make all of the investment decisions on behalf of Offshore II.

MBII LLC

MBII LLC is a Delaware limited liability company whose business is to act as a registered investment adviser. As the Associate General Partner of DLJMB II, Partners II-A, Millennium, Millennium-A, EAB and Offshore II, MBII LLC, in conjunction with DLJMB Inc. (as to DLJMB II, Partners II-A, Millenium and Millenium-A), participates in investment decisions made on behalf of these entities. DLJMB Inc. is the managing member of MBII LLC.

DLJMB Inc.

DLJMB Inc. is a Delaware corporation whose business is to act as a registered investment adviser. As the Managing General Partner of DLJMB II, Partners II-A, Millennium and Millennium-A, and the Advisory General Partner of Offshore II, DLJMB Inc. is responsible for the day to day management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. DLJMB Inc. is a wholly owned subsidiary of DLJCI.

Diversified and Diversified-A

Diversified and Diversified-A are Delaware limited partnerships whose business is to make investments for long term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with DLJMB II and Partners II-A, respectively. DLJ Diversified Associates, L.P. ("Diversified Associates"), a Delaware limited partnership, is the Associate General Partner of Diversified and Diversified-A, and DLJ Diversified Partners, Inc. ("Diversified Partners"), a Delaware corporation and an indirect, wholly-owned subsidiary of DLJ, Inc., is the Managing General Partner of Diversified and Diversified-A. Diversified Partners is responsible for the day to day management of Diversified and Diversified-A.

Diversified Associates

Diversified Associates is a Delaware limited partnership whose business is to act as a registered investment adviser. As the Associate General Partner of Diversified and Diversified-A, Diversified Associates, in conjunction with Diversified Partners and subject to the terms of the Diversified Agreement, participates in the management of investments of Diversified. Diversified Partners is the general partner of Diversified Associates.

Diversified Partners

Diversified Partners is a Delaware corporation whose business is to act as a registered investment adviser. As the Managing General Partner of Diversified and Diversified-A, Diversified Partners is responsible for the day to day management of Diversified and Diversified-A. Diversified Partners is a wholly owned subsidiary of DLJCI.

ESC and ESC II

ESC and ESC II are Delaware limited partnerships and carry on business as "employee securities companies" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC and ESC II, makes all of the investment decisions on behalf of ESC and ESC II.

LBO

LBO is a Delaware corporation whose business is to act as registered investment adviser. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

Funding II

Funding II is a Delaware corporation whose business is to make investments for long term appreciation generally side-by-side with DLJMB II. Funding II is a wholly owned subsidiary of DLJCI.

DLJCI

DLJCI is a Delaware corporation and a holding company. DLJCI is a wholly owned subsidiary of DLJ, Inc.

DLJ, Inc.

DLJ, Inc. is a publicly held Delaware corporation. DLJ, Inc. directly owns all of the capital stock of DLJCI. DLJ, Inc., acting on its own behalf or through its subsidiaries, carries on business as a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

AXA Financial, Inc.

AXA Financial, Inc. ("AXA Financial") is a Delaware corporation and is a holding company. As of June 30, 1999, AXA Financial owns, directly or indirectly, 70.5% of DLJ.

AXA

AXA ("AXA") is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of June 30, 1999, approximately 58.3% of the outstanding common stock of AXA Financial was beneficially owned by AXA. For insurance regulatory purposes, to ensure that certain indirect minority shareholders of AXA will not be able to exercise control over AXA Financial and certain of its insurance subsidiaries, the voting shares of AXA Financial capital stock beneficially owned by AXA and its subsidiaries have been deposited into the voting trust established pursuant to a Voting Trust Agreement by and among AXA and Claude Bebear, Patrice Garnier, and Henri Clermont-Tonnerre as trustees (the "AXA Voting Trustees") dated as of May 12, 1992, as amended January 22, 1997 (the "AXA Voting Trust"). As of June 30, 1999, AXA directly owned 1.5% of DLJ.

Finaxa

Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of March 1, 1999, Finaxa controlled directly and indirectly approximately 20.7% of the issued ordinary shares (representing approximately 32.7% of the voting power) of AXA.

Mutuelles AXA

Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA Conseil Vie Assurance Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 1, 1999, the Mutuelles AXA, as a group, control approximately 61.7% of the issued shares (representing approximately 72.3% of the voting power) of Finaxa. Including the ordinary shares owned by Finaxa, on March 1, 1999, the Mutuelles AXA directly or indirectly controlled 23.9% of the issued ordinary shares (representing 37.6% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

The AXA Voting Trustees exercise all voting rights with respect to the shares of Equitable capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust.

Addresses of DLJ Related Entities

The address of the principal business and office of each of the DLJ entities (other than Offshore II) is 277 Park Avenue, New York, New York 10172, telephone number (212) 892-3000. The address of Offshore II is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of the principal business and principal office of AXA Financial, Inc., is 1290 Avenue of the Americas, New York, New York 10104.

The address of the principal business and principal office of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis-le-Grand, 75006 Paris, France; and of AXA Couseil Vie Assurance Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

Previous Convictions or Civil Proceedings

During the past five years, none of the above-named DLJ related parties (the "DLJ Related Entities") has been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws of finding any violation with respect to such laws.

Past Contacts, Transactions or Negotiations

During the past five years The DLJ Related Entities have not had contacts, transactions or negotiations and have made no plans or proposals relating to Merrill or its common stock or any of its subsidiaries other than those previously described with respect to DLJMB and Viking and other than commercial transactions in the ordinary course of business. The DLJ Related Entities will incur no expenses in connection with the merger apart from those incurred by DLJMB and Viking previously described. The DLJ Related Entities have no interest in our securities or contracts, arrangements or understandings with respect thereto other than pursuant to brokerage; investment advisory or investment activities of Donaldson, Lufkin & Jenrette Securities Corporation and its affiliates in the ordinary course of business and other than those of DLJMB and Viking previously described.

Viking

The directors of Viking are:

•
Lawrence M. Schloss

•
William F. Dawson, Jr.

•
Keith R. Palumbo

The officers of Viking are:

•
William F. Dawson, Jr. as President and Treasurer, and

•
Keith R. Palumbo, as Vice President and Secretary.

The principal offices of Viking and DLJMB are located at 277 Park Avenue, New York, New York 10172. Their telephone number is (212) 892-3000.

Viking has no operations and owns no real properties. There are no pending legal proceedings to which Viking is a party or which relate to its property.

Fees

Donaldson, Lufkin & Jenrette Securities Corporation, an affiliate of DLJ, Inc., is expected to receive a fee of $3.75 million in cash from Viking upon completion of the merger related to merger and acquisition advisory work performed for Viking and DLJMB. In addition, affiliates of Donaldson, Lufkin & Jenrette Securities Corporation are expected to receive customary placement fees in connection with the financing of the merger, which are expected to be approximately $13.1 million.

SHAREHOLDER PROPOSALS

    If the merger is not completed for any reason, shareholder proposals intended to be included in our proxy statement in connection with our 2000 Annual Meeting of Shareholders must be submitted in writing by January 18, 2000 to:

    Steven J. Machov, Esq.
    Vice President, General Counsel and Secretary
    Merrill Corporation
    One Merrill Circle
    St. Paul, Minnesota 55108

    Between January 19, 2000 and April 1, 2000, you may make a proposal at our 2000 Annual Meeting of Shareholders; however, we are not required to include your proposal in our proxy statement. If any shareholder proposal is submitted after April 1, 2000, the board of directors will be allowed to use its discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

INDEPENDENT ACCOUNTANTS

    The consolidated balance sheets as of January 31, 1999 and January 31, 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three fiscal years in the period ended January 31, 1999, incorporated by reference in this proxy statement, have been audited by PricewaterhouseCoopers LLP, independent accountants. A representative of PricewaterhouseCoopers LLP will be at the special meeting to answer questions from shareholders and will have the opportunity to make a statement.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements, and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Exchange Act file number for our SEC filings is 0-14082. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the following SEC public reference rooms:

Judiciary Plaza 450 Fifth Street, N.W. Washington, D.C. 20549	Citicorp Center 500 West Madison Street Chicago, Illinois 60621	7 World Trade Center Suite 1300 New York, New York 10048

    You may obtain information regarding the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

    Merrill, Viking, DLJMB, John Castro and Rick Atterbury have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above.

DOCUMENTS INCORPORATED BY REFERENCE

    The SEC allows us to "incorporate by reference" certain documents, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this proxy statement, except to the extent that this proxy statement updates or supersedes the information. We incorporate by reference the documents listed below which we have previously filed with the SEC (SEC file no. 0-14082):

  •
  Our Annual Report on Form 10-K for the fiscal year ended January 31, 1999 as amended on October [  ], 1999;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended April 30, 1999 and July 31, 1999;

  •
  Our Current Report on Form 8-K dated April 14, 1999, as amended on June 28, 1999 and October [  ], 1999; and

  •
  Our Current Report on Form 8-K dated July 14, 1999.

    We also incorporate by reference the information contained in all other documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting. The information will be considered part of this proxy statement from the date the document is filed and will supplement or amend the information contained in this proxy statement.

    We will provide you, at no charge, a copy of the documents we incorporate by reference in this proxy statement. To obtain timely delivery, requests for copies should be made no later than             , 1999 (five business days before the date of the special meeting). To request a copy of any or all of these documents, you should write, telephone or e-mail us at:

    Merrill Corporation
    One Merrill Circle
    St. Paul, Minnesota 55108
    Attention: Investor Relations
    Telephone: (651) 917-1414
    E-mail address:     investor.relations@merrillcorp.com

These documents are also included in our SEC filings which are made electronically through the SEC's EDGAR system and are available to the public at the SEC's website at http://www.sec.gov.

    You should rely only on the information contained in this proxy statement or to which we have referred you to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different. This proxy statement is dated             , 1999. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                        BY ORDER OF THE BOARD OF DIRECTORS

                        Steven J. Machov
                         Secretary

             , 1999

Appendix A

AGREEMENT AND PLAN OF MERGER

dated as of

July 14, 1999

between

MERRILL CORPORATION

and

VIKING MERGER SUB, INC.

TABLE OF CONTENTS1

1
The Table of Contents is not a part of this Agreement.

AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of July 14, 1999 between Merrill Corporation, a Minnesota corporation (the "Company"), and Viking Merger Sub, Inc., a Minnesota corporation ("Merger Sub").

W I T N E S S E T H:

    WHEREAS, as of the date of execution of this Agreement, all of the outstanding capital stock of Merger Sub is owned, in the aggregate, by DLJ Merchant Banking Partners II, L.P. ("DLJMB"), and certain affiliated entities;

    WHEREAS, Merger Sub is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, certain beneficial and record stockholders of the Company enter into a Voting Agreement and Irrevocable Proxy (the "Voting Agreement") providing for certain actions relating to certain of the shares of common stock of the Company owned by them;

    WHEREAS, pursuant to the Voting Agreement, certain individuals listed in Appendix A hereto (the "Roll-over Group") have agreed to exchange their Shares (as defined below) listed on Appendix A hereto for shares of Class B common stock, par value $.01 per share, of the Company (the "Class B Common Stock");

    WHEREAS, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined in Section  1.01 and also to prescribe certain conditions to the Merger; and

    WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes;

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

    SECTION 1.01.  The Merger.  (a) At the Effective Time (as defined below), Merger Sub shall be merged (the "Merger") with and into the Company in accordance with Minnesota Law (as defined below), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation").

    (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Sub will file articles of merger with the Secretary of State of the State of Minnesota and make all other filings or recordings required by Minnesota Law in connection with the Merger. The Merger shall become effective at such time as the articles of merger are duly filed with the Secretary of State of the State of Minnesota or at such later date or time as is specified in the articles of merger (the "Effective Time").

    (c) From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under Minnesota Law.

    (d) The Company hereby represents that its Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprised entirely of non-management and non-employee independent and disinterested directors (the "Special Committee") and the 673 Committee (as defined below), has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreement, which approval satisfies in full the requirements of the Business Corporation Act of the State of Minnesota (the "Minnesota Law") including, without limitation, Section 302A.673 thereof and the Articles of Incorporation of the Company, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger and the amendment of the Articles of Incorporation of the Company contemplated by Section 5.07(b) (the "Charter Amendment") by its stockholders. The Company further hereby represents that its Special Committee and the 673 Committee have unanimously approved this Agreement and the transactions contemplated hereby, including the Merger and the Voting Agreement, which approval satisfies in full the requirements of the Minnesota Law including, without limitation, Section 302A.673 thereof, and the Articles of Incorporation of the Company. The Company further represents that CIBC World Markets Corp. has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Merger (excluding the Roll-over Group) is fair to the holders of shares of common stock of the Company, par value $.01 per share, other than the members of the Roll-over Group (each, a "Share"), from a financial point of view. The Company has been advised that all of its directors and executive officers intend to vote all of their Shares in favor of approval and adoption of this Agreement and the Merger.

    SECTION 1.02.  Conversion of Shares.  At the Effective Time:

    (a) each Share held by the Company or any Subsidiary as treasury stock or owned by Merger Sub or any subsidiary of Merger Sub immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

    (b) each share of Class B Common Stock outstanding immediately prior to the Effective Time shall remain outstanding with the same rights, powers and privileges as such shares had immediately prior to the Effective Time;

    (c) each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") outstanding immediately prior to the Effective Time shall be converted into and become one share of Class B Common Stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted;

    (d) each share of preferred stock, par value $.01 per share, of Merger Sub ("Merger Sub Preferred Stock"), if any, outstanding immediately prior to the Effective Time shall be converted into and become one share of preferred stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares of preferred stock so converted;

    (e) each outstanding warrant, if any, to purchase shares of Merger Sub common stock (each, a "Merger Sub Warrant") shall be automatically amended to constitute a warrant to acquire shares of common stock, par value $.01 per share of the Surviving Corporation on the same terms and conditions as the Merger Sub Warrant; and

    (f)  each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a) or as provided in Section 1.04 with respect to Shares as to which dissenters' rights have been exercised, be converted into the right to receive in cash from Merger Sub an amount equal to $22.00 (the "Common Stock Consideration").

    SECTION 1.03.  Surrender and Payment.  (a) Prior to the mailing of the Company Proxy Statement (as defined in Section 3.09), Merger Sub shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Common Stock Consideration. Merger Sub will make available to the Exchange Agent, at the Closing Date, the Common Stock Consideration to be paid in respect of the Shares. For purposes of determining the Common Stock Consideration to be made available, Merger Sub shall assume that no holder of Shares will exercise dissenters' rights. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

    (b) Each holder of Shares that have been converted into a right to receive the Common Stock Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Common Stock Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Common Stock Consideration. No interest will be paid or will accrue on the Common Stock Consideration.

    (c) If any portion of the Common Stock Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

    (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 1.

    (e) Any portion of the Common Stock Consideration made available to the Exchange Agent pursuant to Section  1.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his Shares for the Common Stock Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for payment of the Common Stock Consideration in respect of his Shares. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

    (f)  Any portion of the Common Stock Consideration made available to the Exchange Agent pursuant to Section 1.03(a) to pay for Shares for which dissenters' rights have been perfected shall be returned to the Surviving Corporation, upon demand.

    SECTION 1.04.  Dissenting Shares.  Notwithstanding Section 1.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has exercised such holder's dissenters' rights in accordance with Minnesota Law shall not be converted into a right to receive the Common Stock Consideration and the holder thereof shall only be entitled to such rights as are granted by Minnesota law, unless such holder fails to perfect or withdraws or otherwise loses such dissenters' rights. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's dissenters' rights, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Common Stock Consideration. The Company shall give Merger Sub prompt notice of any notices received by the Company for the exercise of dissenters' rights or demand for payment pursuant to the exercise of dissenters' rights, and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Merger Sub (which consent shall not be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any such demands.

    SECTION 1.05.  Stock Options.  (a) At or immediately prior to the Effective Time, each outstanding employee and director stock option to purchase Shares granted under any employee stock option or compensation plan or arrangement of the Company shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be paid, subject to any required withholding of taxes, by the Company promptly after the Effective Time for each such option an amount determined by multiplying (i) the excess, if any, of $22.00 per Share over the applicable exercise price of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

    (b) Prior to the Effective Time, the Company shall use its reasonable efforts (i) to obtain (to the extent requested by Merger Sub) any consents of holders of options to purchase Shares granted under the Company's stock option or compensation plans or arrangements and (ii) to make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by Section  1.05(a).

ARTICLE 2

THE SURVIVING CORPORATION

    SECTION 2.01.  Articles of Incorporation.  The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable law.

    SECTION 2.02.  Bylaws.  The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

    SECTION 2.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Merger Sub as of the date hereof and as of the Effective Time that, except to the extent set forth in the Disclosure Schedules contained in a side letter of even date herewith delivered by the Company to Buyer (the "Disclosure Schedules"):

    SECTION 3.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and the Subsidiaries taken as a whole, but excluding any change resulting from (a) general economic conditions and (b) conditions applicable to participants in the financial printing industry generally, so long as in the case of either (a) or (b) the impact on the Company and the Subsidiaries is not more severe than that suffered by other participants in the financial printing industry generally ("Material Adverse Effect"). The Company has heretofore delivered to Merger Sub true and complete copies of the Company's articles of incorporation and bylaws as currently in effect.

    SECTION 3.02.  Corporate Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the approval by the Company's stockholders of the Merger and the Charter Amendment, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company.

    SECTION 3.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of articles of merger in accordance with Minnesota Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); and (d) such other actions or filings the failure of which to take or make would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the articles of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) except as set forth in Schedule 3.04, to the knowledge of the Company (as set forth in Section 3.12) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except in the case of clauses (b), (c) and (d), to the extent that any such violation, failure to obtain any such consent or other action, default, right, loss or Lien would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    SECTION 3.05.  Capitalization.  The authorized capital stock of the Company consists of 25,000,000 shares of common stock, par value $.01 per share (the "Common Stock") and 500,000 shares of undesignated stock (the "Undesignated Stock"). As of July 12, 1999, there were outstanding 16,115,520 shares of Common Stock and no shares of Undesignated Stock and stock options to purchase an aggregate of 3,176,373 Shares (of which options to purchase an aggregate of 1,087,553 Shares were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since July 12, 1999 resulting from the exercise of employee stock options outstanding on such date and except for the issuance of 979,091 shares of Class B Common Stock contemplated by Section 5.08, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(a), 3.05(b) and 3.05(c) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

    SECTION 3.06.  Subsidiaries.  (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended January 31, 1999 (the "Company 10-K").

    (b) Except as set forth in Schedule 3.06, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in Schedule 3.06, there are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

    SECTION 3.07.  SEC Filings.  (a) The Company has delivered to Merger Sub (i) its Form 10-K (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1997, and (iii) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since January 1, 1997.

    (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements or omissions as may have been modified by subsequent filings prior to the date of this Agreement pursuant to the Exchange Act.

    (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended, as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading except for such statements or omissions as may have been modified by subsequent filings prior to the date of this Agreement pursuant to the Exchange Act.

    SECTION 3.08.  Financial Statements.  The audited consolidated financial statements of the Company included in its Form 10-K referred to in Section 3.07 and the unaudited consolidated financial statements of the Company included in its Form 10-Q for the quarter ended April 30, 1999 (the "Company 10-Q") each fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of April 30, 1999 set forth in the Company 10-Q and "Balance Sheet Date" means April 30, 1999.

    SECTION 3.09.  Disclosure Documents.  (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger and the Charter Amendment, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act except that no representation or warranty is made hereby with respect to any information supplied by Merger Sub expressly for inclusion in the Company Disclosure Documents.

    (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Merger Sub specifically for use therein.

    (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Merger Sub specifically for use in the Merger Sub Disclosure Documents (as defined in Section 6.01) will not, at the time of the filing thereof, at the time of any distribution thereof and at the time of the meeting of the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    SECTION 3.10.  Absence of Certain Changes.  Except as set forth in Schedule 3.10 hereto or as contemplated by this Agreement, since the Balance Sheet Date, the Company and Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably would be expected to have a Material Adverse Effect;

    (b) other than regular quarterly dividends in an amount not in excess of $.02 per share per quarter, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

    (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

    (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

    (e) any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

    (f)  any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

    (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

    (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

    (i)  any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

    (j)  any (i) grant of any new severance or termination arrangement to any director, officer or employee of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors or officers of the Company or any Subsidiary, other than in the case of this clause (iv) in the ordinary course of business consistent with past practice;

    (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

    (l)  any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

    SECTION 3.11.  No Undisclosed Material Liabilities.  Except as set forth in Schedule 3.11, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

    (a) liabilities disclosed or provided for in the Balance Sheet;

    (b) liabilities incurred since the Balance Sheet Date which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; and

    (c) liabilities under this Agreement.

    SECTION 3.12.  Litigation.  There is no action, suit, investigation or proceeding (or to the Company's knowledge any reasonable basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have a Material Adverse Effect. For purposes of the Agreement "knowledge of the Company" shall mean the actual knowledge of John Castro, Richard Atterbury, Kay Barber or Steven Machov.

    SECTION 3.13.  Taxes.  (a) Except as set forth in Schedule 3.13, and except where the failure to file such Return has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all tax returns, statements, reports and forms (including estimated tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any tax period (or portion thereof) ending on or before the Effective Time (a "Pre-Closing Tax Period") by or on behalf of the Company or any Subsidiary of the Company (collectively, the "Returns"), were filed when due (including any applicable extension periods) in accordance with all applicable laws. As of the time of filing, the Returns were true and complete in all material respects.

    (b) The Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate taxing authority, all taxes shown as due and payable on the Returns that have been filed, except where the failure to so pay or withhold and remit has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

    (c) The charges, accruals and reserves for taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company and its Subsidiaries (excluding any provision for deferred income taxes) are adequate to cover such taxes in all material respects.

    (d) Except as provided in Schedule 3.13, there is no material claim (including under any indemnification or tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any tax or "tax asset" of the Company or any Subsidiary. For purposes of this Section  3.13, the term "tax asset" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could be carried forward or back to reduce taxes.

    (e) There are no material Liens for taxes upon the assets of the Company or its Subsidiaries except for Liens for current taxes not yet due.

    (f)  The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

    (g) Neither the Company nor any Subsidiary is currently under any obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "tax", regardless of whether such tax is imposed on the Company or any Subsidiary.

    For purposes of this Section  3.13, "tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a taxing authority is determined or taken into account with reference to the liability of any other Person, and (iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express or implied obligation (including, but not limited to, an indemnification obligation).

    SECTION 3.14.  ERISA.  (a) Schedule 3.14 contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Merger Sub together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section  3.14, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

    (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has any actual or reasonably likely potential liability under, any Employee Plan subject to Title IV of ERISA (other than a Multiemployer Plan, as defined below). Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has any actual or reasonably likely potential liability under, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

    (c) A current favorable Internal Revenue Service determination letter is in effect with respect to each Employee Plan which is intended to be qualified under Section 401(a) of the Code (or the relevant remedial amendment period has not expired with respect to such Employee Plan), and the Company knows of no circumstance giving rise to a material likelihood that such Employee Plan would be treated as other than qualified by the Internal Revenue Service. The Company has made available to Merger Sub copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

    (d) Except as set forth in Schedule 3.14, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any Subsidiary to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. To the knowledge of the Company, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162m or 280G of the Code.

    (e) Except as set forth in Schedule 3.14, or as reflected on the Balance Sheet, neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

    (f)  There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended January 31, 1999, unless such increase would not, individually or in the aggregate, have a Material Adverse Effect.

    (g) Neither the Company nor any Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

    (h) Except as set forth in Schedule 3.14, all contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet.

    (i)  Except as set forth in Schedule 3.14, there is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any court or arbitrator or any state, federal or local governmental body, agency or official which would, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 3.15.  Compliance with Laws.  Neither the Company nor any Subsidiary is in violation of, or has since January 1, 1998 violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    SECTION 3.16.  Licenses and Permits.  The Company and its Subsidiaries have all material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "Permits") the absence of which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.16 and except when the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the Permits are valid and in full force and effect, (ii) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

    SECTION 3.17.  Intellectual Property.  The Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights would not be reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement has had and would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Intellectual Property Right" means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

    SECTION 3.18.  Environmental Matters.  (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company or any Subsidiary, is pending or threatened by any Person against, the Company or any Subsidiary nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (1) alleged violation of any Environmental Law or liability thereunder, (2) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (3) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (4) discharge, emission or release of any Hazardous Substance, that in the case of (1), (2), (3) and/or (4), would, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

    (b) No Hazardous Substance has been discharged, emitted, released or, to the knowledge of the Company, is present at any property now or previously owned, leased or operated by the Company or any Subsidiary, which circumstance, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; and

    (c) To the knowledge of the Company, there are no Environmental Liabilities that have had or would reasonably be expected to have a Material Adverse Effect.

    (d) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary which has not been delivered to Merger Sub at least five days prior to the date hereof.

    (e) Except as set forth on Schedule 3.18, neither the Company nor any Subsidiary owns or leases or has owned or leased any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

    (f)  For purposes of this Section, the following terms shall have the meanings set forth below:

       (i) "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary;

      (ii) "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof;

      (iii) "Environmental Liabilities" means any and all liabilities of or relating to the Company and any Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Effective Time; and

      (iv) "Hazardous Substances" means any pollutant, contaminant, toxic, radioactive, corrosive or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

    (g) Since the date of this Agreement, there has been no change to the situation or the conclusions described in Schedule 3.18 which would reasonably be expected to result in a Material Adverse Effect.

    SECTION 3.19.  Finders' Fees.  Except for CIBC World Markets Corp., a copy of whose engagement agreement has been provided to Merger Sub, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Merger Sub or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

    SECTION 3.20.  Inapplicability of Certain Restrictions.  No "fair price", "moratorium", "business combination", "control share acquisition", or other form of anti-takeover statute or regulation under Minnesota law limits, prevents, contravenes or is breached by the Merger, the execution and performance of this Agreement or the consummation of any other transaction contemplated hereby or the execution and performance of the Voting Agreement dated as of the date hereof among Merger Sub and the several individuals named therein or the consummation of any transaction contemplated thereby.

    Prior to the execution hereof, the Merger, the execution and performance of this Agreement and the consummation of the transactions contemplated hereby was approved by the Special Committee and by a committee consisting of all of the "disinterested" directors pursuant to the requirements of Section 302A.673 subd. 1(d)(3) of Minnesota Law (the "673 Committee").

    SECTION 3.21.  Rights Plan.  The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

    Merger Sub represents and warrants to the Company as of the date hereof and as of the Effective Time that:

    SECTION 4.01.  Corporate Existence and Power.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

    SECTION 4.02.  Corporate Authorization.  The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby are within the corporate powers of Merger Sub and have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of Merger Sub.

    SECTION 4.03.  Governmental Authorization.  The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of articles of merger in accordance with Minnesota Law, (b) compliance with any applicable requirements of the HSR Act; and (c) compliance with any applicable requirements of the Exchange Act.

    SECTION 4.04.  Non-contravention.  The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the articles of incorporation or bylaws of Merger Sub, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Merger Sub, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Merger Sub or to a loss of any benefit to which Merger Sub is entitled under any agreement, contract or other instrument binding upon Merger Sub.

    SECTION 4.05.  Disclosure Documents.  (a) The information with respect to Merger Sub and its subsidiaries that Merger Sub furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

    (b) The Merger Sub Disclosure Documents, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not at the time of the filing thereof, at the time of any distribution thereof or at the time of the meeting of the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided, that this representation and warranty will not apply to statements or omissions in the Merger Sub Disclosure Documents based upon information furnished to Merger Sub in writing by the Company specifically for use therein.

    SECTION 4.06.  Finders' Fees.  Except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), whose fees will be paid by Merger Sub, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

    SECTION 4.07.  Financing.  The Company has received copies of (a) a commitment letter dated July 14, 1999 from DLJ Merchant Banking Partners II, L.P. and certain related funds pursuant to which each of the foregoing has committed, subject to the terms and conditions set forth therein, to purchase equity securities of Merger Sub for an aggregate amount equal to $107.2 million, and (b) a letter dated July 14, 1999 from DLJ Capital Funding, Inc. ("DLJ Senior Debt Fund") and DLJ Bridge Finance, Inc. ("DLJ Bridge Fund") pursuant to which (i) DLJ Bridge Fund has committed, subject to the terms and conditions set forth therein, to purchase Senior Subordinated Increasing Rate Notes of the Company in the amount of $190.0 million, and (ii) DLJ Senior Debt Fund has committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for loans to the Company of up to an aggregate of $245.0 million, comprised of term loans of $195.0 million and a revolving credit facility of $50.0 million. As used in this Agreement, the aforementioned entities shall hereinafter be referred to as the "Financing Entities." The aforementioned commitments shall be referred to as the "Financing Agreements" and the financing to be provided thereunder shall be referred to as the "Financing." The aggregate proceeds of the Financing are in an amount sufficient to consummate the transactions contemplated hereby, including, without limitation, to pay the Common Stock Consideration, to repay all of the Company's and its Subsidiaries' indebtedness together with any interest, premium or penalties payable in connection therewith, to provide a reasonable amount of working capital financing and to pay related fees and expenses (such amounts, the "Required Amounts"). As of the date hereof, none of the commitment letters relating to the Financing Agreements referred to above has been withdrawn and Merger Sub does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the commitment letters relating to the Financing Agreements not being satisfied.

ARTICLE 5

COVENANTS OF THE COMPANY

    SECTION 5.01.  Conduct of the Company.  From the date hereof until the Effective Time (and except as expressly permitted under Section 5.04 or contemplated by the Disclosure Schedules), the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the consent of Merger Sub, which shall not be reasonably withheld or delayed, the Company will not and will cause its Subsidiaries not to:

    (a) adopt or propose any change in its articles of incorporation or bylaws except as provided in Section 5.07;

    (b) except pursuant to existing agreements or arrangements

       (i)  acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof for an amount in excess of $5,000,000 in the aggregate, or sell, lease or otherwise dispose of a subsidiary or an amount of assets or securities for an amount in excess of $5,000,000 in the aggregate;

       (ii) make any investment in an amount in excess of $5,000,000 in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $5,000,000 in the aggregate, any property or assets of any other individual or entity;

      (iii) waive, release, grant, or transfer any rights of material value outside of the ordinary course consistent with past practice;

      (iv) modify or change in any material respect any existing material license, lease, contract, or other document outside of the ordinary course consistent with past practice;

       (v) incur or assume an amount of long-term or short-term debt in excess of $25,000,000 in the aggregate (net of cash and marketable securities);

       (vi)  assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than any Subsidiary) which, are in excess of $10,000,000 in the aggregate;

       (vii)  make any loans, advances or capital contributions to, or investments in, any other person which are in excess of $5,000,000 in the aggregate or

      (viii) authorize any new capital expenditures which, individually, is in excess of $3,000,000 or, in the aggregate, are in excess of $10,000,000;

    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than cash dividends and distributions by a wholly owned subsidiary of the Company to the Company or to a subsidiary all of the capital stock which is owned directly or indirectly by the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;

    (d) (i) adopt or amend any material bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (ii) except for increases that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase the compensation or fringe benefits of the Company's employees, or (iii) materially increase the compensation or fringe benefits of any director or officer or (iv) pay any material benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

    (e) except as set forth in Schedule 5.01, revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or write-off of notes or accounts receivable in any material manner;

    (f)  pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

    (g) make or change any tax election or settle or compromise any material income tax liability;

    (h) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures other than any change in accounting policies that is required by the regulations of the SEC or as otherwise required by GAAP; or

    (i)  agree or commit to do any of the foregoing; or

    (j)  take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

    SECTION 5.02.  Stockholder Meeting; Proxy Material.  The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger and the Charter Amendment. Subject to their fiduciary duties as advised by counsel, the Directors of the Company, including, without limitation, at least a majority of the 673 Committee, shall, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and shall not withdraw such recommendation. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its commercially reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (b) will use its commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and the Charter Amendment and (c) will otherwise comply with all legal requirements applicable to such meeting.

    SECTION 5.03.  Access to Information.  From the date hereof until the Effective Time, the Company will give Merger Sub, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries, will furnish to Merger Sub, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Merger Sub in its investigation of the business of the Company and the Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Merger Sub hereunder.

    SECTION 5.04.  Other Offers.  (a) The Company and its Subsidiaries will not and the Company will use its reasonable best efforts to cause the officers, directors, agents, representatives or advisors of the Company and its Subsidiaries not to, directly or indirectly, take any action to solicit, initiate, encourage or knowingly facilitate the making of any Acquisition Proposal or any inquiry with respect thereto or engage in negotiations with any Person with respect thereto, or disclose any non-public information relating to the Company or any Subsidiary of the Company or afford access to the properties, books or records of the Company or any Subsidiary of the Company to, any Person that has made, or to the Company's knowledge, is considering making, any Acquisition Proposal, provided that nothing contained in this Section 5.04 shall prevent the Company from furnishing non-public information to, or entering into negotiations with, or affording access to the properties, books or records of the Company or its Subsidiaries to, any Person in connection with an unsolicited bona fide Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into negotiations with, such Person, (i) the Special Committee of the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to shareholders under applicable law, after consultation with outside legal counsel, and (ii) the Company receives from such Person an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement between the Company and DLJ Merchant Banking II, Inc. referred to in Section  6.02. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal. Unless the Special Committee of the Board of Directors of the Company by a majority vote determines in its good faith judgment that it is necessary not to do so to comply with its fiduciary duty to stockholders under applicable law, after consultation with outside legal counsel, the Company will (a) promptly (and in no event later than 48 hours after receipt of any Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) Merger Sub of: (x) the receipt of any Acquisition Proposal, (y) any indication, of which the Company has knowledge, that any Person is considering making an Acquisition Proposal or (z) any request for non-public information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company or any Subsidiary of the Company by any Person that has made, or to the Company's knowledge may be considering making, an Acquisition Proposal, and (b) will keep Merger Sub informed of the status and material terms of any such Acquisition Proposal or request. The Company and its Subsidiaries will, and the Company will use its reasonable best efforts to cause the officers, directors, agents, representatives or advisors of the Company and its Subsidiaries to, immediately cease and cause to be terminated all negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal.

    For purposes of this Agreement, "Person" means any person, corporation, entity or group, as defined in Section 13(d) of the Exchange Act, other than Merger Sub or any of its affiliates.

    For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or assets that constitute or generate 20% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes or generates 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes or generates 20% or more the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes or generates 20% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

    (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Merger Sub, if pursuant to (x) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (y) below, within two business days following such Payment Event, a fee of $12,000,000 (the "Termination Fee"). Notwithstanding the foregoing if the Company breaches any representation, warranty, covenant or other agreement hereunder, the Termination Fee paid by the Company and actually received by Merger Sub shall be credited against the amount of damages awarded to Merger Sub as a result of such breach, and any damages awarded to Merger Sub as a result of such breach shall be credited against any subsequent payment of the Termination Fee, to the extent the Company is also obligated hereunder to pay the Termination Fee.

    "Payment Event" means (x) the termination of this Agreement by the Company or Merger Sub pursuant to Sections 9.01(e) or (f); or (y) (1) a Person shall have made an Acquisition Proposal prior to the Company Stockholder Meeting and (2) within 12 months of the termination of this Agreement pursuant to Sections  9.01(b) or (g) any of the following events shall have occurred (whether or not proposed prior to the Company Stockholder Meeting and whether or not any such event involves the Person referred to in 5.04(b)(y)(1) above) whereby stockholders of the Company receive, pursuant to such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by the stockholders of the Company after such event, in excess of $22.00 per Share: the Company merges with or into, or is acquired by merger or otherwise by, a Person (directly or indirectly); a Person (directly or indirectly) acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; a Person (directly or indirectly) acquires more than 50% of the outstanding Shares or the Company adopts and implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

    (c) The Company acknowledges that the agreements contained in this Section  5.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section  5.04, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section  5.04, the Company shall also pay to Merger Sub its costs and expenses incurred in connection with such litigation.

    (d) This Section  5.04 shall survive any termination of this Agreement, however caused.

    SECTION 5.05.  Notices of Certain Events.  The Company shall promptly notify Merger Sub of:

    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

    (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement.

    SECTION 5.06.  Resignation of Directors.  Prior to the Effective Time, the Company shall deliver to Merger Sub evidence satisfactory to Merger Sub of the resignation of all directors of the Company (except as requested by Merger Sub) effective at the Effective Time.

    SECTION 5.07.  Certificate of Designation; Amendment to Articles of Incorporation.  (a) If requested by Merger Sub no later than 10 days prior to the Effective Time, the Board of Directors shall establish a class or series of preferred stock from the undesignated shares of preferred stock of the Company currently authorized that shall have rights and privileges that are substantively identical to such rights and privileges of any series of Class A Preferred Stock, par value $.01 per share, of Merger Sub that Merger Sub may create and shall authorize the issuance of 2,000,000 shares of such class of preferred stock (the "Mirror Preferred Stock").

    (b) Prior to the Effective Time, the Company shall amend its Articles of Incorporation to authorize the issuance of 10,000,000 shares of Class B Common Stock that shall have the same rights and privileges as the Shares, except that they shall have a liquidation preference of $1.00 per share.

    SECTION 5.08.  Exchange for Class B Common Stock.  Immediately prior to the Effective Time, the Company shall issue to each member of the Roll-over Group that number of shares of Class B Common Stock in exchange for the Shares owned by such member of the Roll-over Group as is set forth in Appendix A at a ratio of one share of Class B Common Stock for each Share so exchanged.

ARTICLE 6

COVENANTS OF MERGER SUB

    Merger Sub agrees that:

    SECTION 6.01.  SEC Filings.  As soon as practicable after the date of announcement of the execution of the Merger Agreement, Merger Sub shall file (separately, or as part of the Company Proxy Statement) with the SEC, if required, a Rule 13E-3 Transaction Statement (the "Transaction Statement") with respect to the Merger (together with any supplements or amendments thereto, collectively the "Merger Sub Disclosure Documents"). Merger Sub and the Company each agrees to correct any information provided by it for use in the Merger Sub Disclosure Documents if and to the extent that it shall have become false or misleading in any material respect. Merger Sub agrees to take all steps necessary to cause the Merger Sub Disclosure Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on each Merger Sub Disclosure Document prior to its being filed with the SEC.

    SECTION 6.02.  Confidentiality.  The Confidentiality Agreement dated March 24, 1999 between the Company and DLJ Merchant Banking II, Inc. shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.

    SECTION 6.03.  Voting of Shares.  Merger Sub agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

    SECTION 6.04.  Director and Officer Liability.  For six years after the Effective Time, Merger Sub will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time including, without limitation, matters related to the transactions contemplated by this Agreement, to the extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Merger Sub will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to and including the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section, Merger Sub shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Merger Sub. It is understood that such obligation to indemnify (but not to maintain insurance) shall apply to claims of which the Surviving Corporation shall have been notified prior to the expiration of such six-year period regardless of when such claims shall have been disposed of.

    SECTION 6.05.  Employee Matters.  Merger Sub agrees that, for at least one year from the Effective Time, subject to applicable law, the Surviving Corporation and its Subsidiaries will provide benefits to its employees which will, in the aggregate, be comparable to those currently provided by the Company and its Subsidiaries to their employees (other than any stock option or other equity based incentive plan currently provided by the Company). Notwithstanding the foregoing, nothing herein shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Employee Plan.

ARTICLE 7

COVENANTS OF MERGER SUB AND THE COMPANY

    The parties hereto agree that:

    SECTION 7.01.  Reasonable Commercial Efforts.  Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each party shall also refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would impair such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company and its Board of Directors shall use commercially reasonable efforts to (a) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

    SECTION 7.02.  Certain Filings.  (a) The Company and Merger Sub shall use their respective commercially reasonable efforts to take or cause to be taken, (i) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC of the Company Disclosure Documents and the Merger Sub Disclosure Documents, and (ii) such actions as may be required to have the Company Proxy Statement cleared by the SEC, in each case as promptly as practicable.

    (b) The Company agrees to provide all necessary cooperation, without any requirement to expend funds currently, in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the purchase of Shares pursuant to the Offer in respect of the transactions contemplated by this Agreement and the Offer, including without limitation, (x) participation in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be reasonably requested by the Merger Sub.

    (c) The Company and Merger Sub shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with or as a result of the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and Merger Sub Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

    SECTION 7.03.  Public Announcements.  Merger Sub and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

    SECTION 7.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 8

CONDITIONS TO THE MERGER

    SECTION 8.01.  Conditions to the Obligations of Each Party.  The obligations of the Company and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) this Agreement and the Charter Amendment shall have been adopted by the stockholders of the Company in accordance with Minnesota Law;

    (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

    (c) no provision of any applicable law or regulation and no judgment, injunction, order of decree shall prohibit the consummation of the Merger; provided, however, that the Company and Merger Sub shall each use its reasonable efforts to have any such judgment, order, decree or injunction vacated; and

    (d) all actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger shall have been obtained.

    SECTION 8.02.  Conditions to the Obligations of Merger Sub.  The obligations of Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Merger Sub of the following further conditions:

    (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) Merger Sub shall have received a certificate signed by the President of the Company to the foregoing effect;

    (b) there shall not be instituted or pending any action or proceeding by any government or governmental authority or agency that has a reasonable likelihood of success, before any court or governmental authority or agency, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, (ii) seeking to restrain or prohibit the Surviving Corporation's (including its Subsidiaries and affiliates) ownership or operation of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to compel the Surviving Corporation or any of its Subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to effectively control the business or operations of the Company and its Subsidiaries, taken as a whole, or the ability of DLJMB or any of its Affiliates effectively to exercise full rights of ownership of any shares of the Surviving Corporation or any of its Subsidiaries or affiliates prior to the Effective Time on all matters properly presented to the Surviving Corporation's stockholders, or (iv) seeking to require divestiture by DLJMB or any of its Affiliates of any shares of the Surviving Corporation, and no court, arbitrator or governmental body, agency or official shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation proposed, adopted or enacted, that, in the sole judgment of Merger Sub is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iv);

    (c) Merger Sub shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries and the authority of the Company for this Agreement, all in form and substance satisfactory to Merger Sub;

    (d) funds in an amount at least equal to the Required Amounts shall have been made available to Merger Sub as contemplated in Section 4.07;

    (e) the holders of not more than 10% of the outstanding Shares shall have exercised dissenters' rights in accordance with Minnesota Law;

    (f)  no change in accounting practice or policies by the SEC after the date hereof shall cause Merger Sub reasonably to conclude that the Merger will not be recorded as a "recapitalization" for financial reporting purposes;

    (g) the Charter Amendment shall have become effective under Minnesota Law and the exchange contemplated by Section 5.08 shall have occurred;

    (h) if requested by Merger Sub pursuant to Section 5.07, the certificate of designation for the Mirror Preferred Stock shall have been accepted for filing by the Minnesota Secretary of State; and

    (i)  total indebtedness (long and short term), net of cash and marketable securities, of the Company and its Subsidiaries as of the Effective Time shall not exceed $125,000,000.

    SECTION 8.03.  Condition to the Obligation of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further conditions:

    (a) (i) Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) except to the extent expressly permitted under this Agreement, the representations and warranties of Merger Sub contained in this Agreement and in any certificate or other writing delivered by Merger Sub pursuant hereto (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time, and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time and (iii) the Company shall have received a certificate signed by the President of Merger Sub to the foregoing effect.

    (b) The Board of Directors of the Company shall have received advice reasonably satisfactory to the Board, from an independent advisor to the effect that, upon consummation of the transactions contemplated hereby, including, without limitation, the Financing, the Surviving Corporation (i) will not become insolvent, (ii) will not be left with unreasonably small capital, (iii) will not have incurred debts beyond its ability to pay such debts as they mature, and (iv) the capital of the Company will not become impaired.

ARTICLE 9

TERMINATION

    SECTION 9.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

    (a) by mutual written consent of the Company on the one hand and Merger Sub on the other hand;

    (b) by either the Company or Merger Sub, if the Merger has not been consummated by December 31, 1999, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

    (c) by either the Company or Merger Sub, if Merger Sub (in the case of termination by the Company), or the Company (in the case of termination by Merger Sub) shall have breached in any material respect any of its obligations under this Agreement or any representation and warranty of Merger Sub (in the case of termination by the Company) or the Company (in the case of termination by Merger Sub) shall have been incorrect in any material respect when made or at any time prior to the Effective Time;

    (d) by either the Company or Merger Sub, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Merger Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

    (e) by Merger Sub if the Board of Directors of the Company shall have withdrawn, or modified or amended in a manner adverse to Merger Sub, its approval or recommendation of this Agreement and the Merger and the Charter Amendment or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger and the Charter Amendment or approved, recommended or endorsed any proposal for a transaction other than the Merger (including a tender or exchange offer for Shares) or if the Company has failed to call the Company Stockholder Meeting or failed to mail the Company Proxy Statement to its stockholders within 20 days after being cleared by the SEC or failed to include in such statement the recommendation referred to above;

    (f)  by the Company, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement to enter into a transaction that constitutes a Superior Proposal and the Company notifies Merger Sub in writing that it intends to enter into such an agreement, attaching a description of the material terms and conditions thereof, (ii) Merger Sub does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Special Committee of the Board of Directors of the Company determines in good faith by a majority vote after consultations with its financial advisors, is at least as favorable to the shareholders of the Company as the Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three day period and (iii) the Company prior to such termination pursuant to this clause (f) pays to Merger Sub in immediately available funds the fees required to be paid pursuant to Section 5.04. The Company agrees to notify Merger Sub promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; and

    (g) by either the Company or Merger Sub if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger and the Charter Amendment are voted upon, the requisite stockholder adoption and approval shall not have been obtained.

    The party desiring to terminate this Agreement pursuant to Sections 9.01(b)-(g) shall give written notice of such termination to the other party in accordance with Section  10.01.

    For purposes of this Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal that the Special Committee of the Board of Directors of the Company determines, in good faith by a majority vote, after consultation with its financial advisors and after taking into account all the terms and conditions of such Acquisition Proposal, is more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

    SECTION 9.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section  9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for breach of this Agreement. The agreements contained in Sections  5.04, 6.02, 9.02, 10.04 and 10.06 shall survive the termination hereof.

ARTICLE 10

MISCELLANEOUS

    SECTION 10.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

    if to Merger Sub, to:

    William F. Dawson, Jr.
    c/o DLJ Merchant Banking II, Inc.
    277 Park Avenue
    New York, NY 10172
    Telecopy: 212-892-7272

    with a copy to:

    George R. Bason, Jr.
    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, New York 10017
    Telecopy: 212-450-4800

    if to the Company, to:

    General Counsel
    Merrill Corporation
    One Merrill Circle
    St. Paul, MN 55108
    Telecopy: 651-649-1348

    with a copy to:

    Frederick W. Kanner
    Dewey Ballantine LLP
    1301 Avenue of the Americas
    New York, NY 10019
    Telecopy: 212-259-6333

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

    SECTION 10.02.  Survival of Representations and Warranties.  The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the representations, warranties and agreements set forth in Sections 5.04, 6.02, 6.04, 9.02, 10.04 and 10.06.

    SECTION 10.03.  Amendments; No Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Merger Sub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the holders of any shares of capital stock of the Company.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 10.04.  Expenses.  Except as provided in Section 5.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    SECTION 10.05.  Successors and Assigns; Benefit.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Sub may make such an assignment to one or more of its affiliates. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that the present and former officers and directors of the Company shall have the rights set forth in Section 6.04 hereof.

    SECTION 10.06.  Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, except that, insofar as the procedures of the Merger that are subject to Minnesota Law because the Merger Sub and the Company are incorporated in Minnesota are concerned, the law of the State of Minnesota shall apply.

    SECTION 10.07.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MERRILL CORPORATION

By:	/s/ Paul G. Miller

Name: Paul G. Miller
Title: Chairman

VIKING MERGER SUB, INC.

By:	/s/ William F. Dawson

Name: William F. Dawson
Title: President

APPENDIX A TO AGREEMENT AND PLAN OF MERGER

Individual	Shares	Class B Common Stock to be received in exchange
John Castro	909,091	909,091

Rick Atterbury	70,000	70,000

Appendix B

PROPOSED AMENDMENT TO
ARTICLES OF INCORPORATION OF
MERRILL CORPORATION

ARTICLE VI

(a)
The aggregate number of shares that this Corporation has authority to issue is thirty-five million five hundred thousand (35,500,000) shares which shall consist of: (i) five hundred thousand (500,000) undesignated shares; (ii) twenty-five million (25,000,000) shares of voting common stock of $.01 par value per share; and (iii) ten million (10,000,000) shares of voting Class B common stock of $.01 par value per share. The voting common stock and Class B common stock shall be identical in all respects and shall have equal rights and privileges, except as provided in paragraph (b) below. Only the authorization of the Board of Directors is necessary for this Corporation to issue shares and other securities and rights to purchase shares and other securities. The Board of Directors is authorized to establish, from the undesignated shares, one or more classes and series of shares to designate each such class and series and to fix the relative rights and preferences of each such class and series. No holders of shares shall be entitled as such preemptively or as a matter of right to subscribe for or purchase any part of any issue of stock or any securities convertible into stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash, property, services, or by way of dividends or otherwise, unless the Board of Directors shall grant preemptive rights to the holders of some or all of the undesignated shares with respect to some or all of the undesignated shares. This Corporation may issue shares and it may issue shares of any class or series of the undesignated shares to the holders of shares of voting common stock or Class B common stock. There shall be no right of cumulative voting.

(b)
The Class B common stock shall, with respect to rights on liquidation, winding up or dissolution of the Corporation, rank prior to the voting common stock, but junior to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (such other classes and series of equity securities collectively referred to herein as " Senior Stock"). In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Class B common stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution of assets shall be made to the holders of shares of voting common stock, an amount equal to One Dollar ($1.00) per outstanding share of Class B common stock; provided, however, if, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to Senior Stock are not paid in full, the holders of voting common stock and Class B common stock shall not receive any distribution of assets of the Corporation. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Class B common stock are not paid in full, the holders of voting common stock shall not receive any distribution of assets of the Corporation. All distributions made with respect to the Class B common stock in connection with such a liquidation, dissolution or winding up of the Corporation shall be made pro rata to the holders entitled thereto. After amounts payable with respect to Senior Stock are paid in full and after payment to the holders of the Class B common stock of the full preferential amount provided for in this paragraph (b) of Article VI, the holders of the voting common stock and Class B common stock shall share on a pro rata basis in any distribution of assets of the Corporation. Neither the voluntary sale, conveyance, exchange or transfer (for cash, securities or other consideration) of all or any part of the property or assets of the Corporation, nor the consolidation or merger or other business combination of the Corporation with or into any other corporation or corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

Appendix C

VOTING AGREEMENT AND IRREVOCABLE PROXY

    In consideration of Viking Merger Sub, Inc., a Minnesota corporation ("MergerSub") and Merrill Corporation, a Minnesota corporation (the "Company"), entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") which provides, among other things, that MergerSub, upon the terms and subject to the conditions thereof, will be merged with and into the Company (the "Merger") and each outstanding share of common stock, $0.01 par value, of the Company (the "Company Common Stock") will be converted into the right to receive the Common Stock Consideration (as defined in the Merger Agreement) in accordance with the terms of such Agreement, the undersigned holders (the "Stockholders") of shares of Company Common Stock, some of which are to be exchanged for an equal number of shares of Class B Common Stock (as defined in the Merger Agreement) as further described below (the "Exchange"), agree with MergerSub as follows:

    1.  During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the time which is immediately prior to the Effective Time (as defined in the Merger Agreement) or (ii) the termination of the Merger Agreement in accordance with its terms, the Stockholders hereby agree not to sell, transfer, assign, encumber or otherwise dispose of any shares of Company Common Stock set forth in Schedule A attached hereto, or upon the Exchange, the shares of Class B Common Stock received in the Exchange, or, upon the exercise of any of the Schedule A Options (as defined below), the shares received as a result of such exercise (collectively, the "Schedule A Shares") or any of the options over shares of Company Common Stock set forth in Schedule A (collectively, the "Schedule A Options" and together with the Schedule A Shares, the "Schedule A Securities") or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Schedule A Securities. Notwithstanding the foregoing, any Stockholder may at any time during the five days prior to the Company Stockholder Meeting (as defined in the Merger Agreement) transfer up to 10% of his Schedule A Securities to any charitable organization. It is acknowledged that at or immediately prior to the Effective Time the Schedule A Options will be treated in accordance with the terms of Section 1.05 of the Merger Agreement and those Schedule A Shares that are not exchanged for Class B Common Stock in accordance with Section 5.08 of the Merger Agreement will be treated in accordance with Section 1.02(f) of the Merger Agreement.

    2.  During the Agreement Period, the Stockholders hereby agree to vote the Schedule A Shares to approve and adopt the Merger Agreement and the Charter Amendment, the Merger and all agreements related to the Merger and any actions related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement or Charter Amendment and other related agreements (or any amended version or versions thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company.

    3.  During the Agreement Period, the Stockholders hereby agree that they will not vote any of the Schedule A Shares in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, except for the Charter Amendment, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

    4.  The Stockholders hereby irrevocably appoint MergerSub, during the Agreement Period, as proxy for and on behalf of the Stockholders to vote (including, without limitation, the taking of action by written consent) the Schedule A Shares, for and in the name, place and stead of the Stockholders for the matters and in the manner contemplated by paragraph 2 above.

    5.  Subject to and without prejudice to their fiduciary obligations as employees, officers or directors of the Company, during the Agreement Period, the Stockholders will not, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party that may be considering making, or has made, an Acquisition Proposal.

    6.  The Stockholders agree not to exercise any rights (including, without limitation, under Section 302A.471 of the Minnesota Law) to exercise dissenters(1) rights with respect to any Schedule A Shares owned by the Stockholders with respect to the Merger.

    7.  Each Stockholder hereby represents and warrants to MergerSub that as of the date hereof:

      (a) such Stockholder (i) owns beneficially all of the shares of Company Common Stock and options therefor set forth in Schedule A hereto, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement and Irrevocable Proxy without the consent or approval of any other person and (iii) has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such shares (other than this Voting Agreement and Irrevocable Proxy).

      (b) This Voting Agreement and Irrevocable Proxy is the valid and binding agreement of such Stockholder. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such agreement.

      (c) No investment banker, broker or finder is entitled to a commission or fee from such Stockholder or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

    8.  Immediately prior to the Effective Time, each Stockholder agrees to exchange that number of shares of Company Common Stock referred to for such Stockholder in Appendix A to the Merger Agreement for Class B Common Stock at a ratio of one share of Class B Common Stock for each share of Company Common Stock so exchanged. The Company hereby agrees to take all reasonable actions necessary to ensure that the Charter Amendment is enacted and the Exchange is effected.

    9.  If any provision of this Voting Agreement and Irrevocable Proxy shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement and Irrevocable Proxy.

    10. This Voting Agreement and Irrevocable Proxy may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

    11. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement and Irrevocable Proxy, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement and Irrevocable Proxy.

    12. This Voting Agreement and Irrevocable Proxy shall be governed by and construed in accordance with the laws of the State of New York.

    13. The Stockholders will, upon request, execute and deliver any additional documents deemed by MergerSub to be necessary or desirable to complete and effectuate the Irrevocable Proxy granted herein.

    14. This Agreement shall terminate upon the termination of the Agreement Period.

    IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of this 14th day of July, 1999.

VIKING MERGER SUB, INC.
By:	/s/ William F. Dawson, Jr.

Name: William F. Dawson, Jr.
Title: President
MERRILL CORPORATION
By:	/s/ Steven J. Machov

Name: Steven J. Machov
Title: Vice President
/s/ John Castro

Name: John Castro, individually
/s/ Rick Atterbury

Name: Rick Atterbury, individually

SCHEDULE A

Stockholder	Shares of Company Common Stock	Options to Acquire Company Common Stock
John Castro	1,907,716	76,300
Rick Atterbury	277,362	205,000

Appendix D

[Letterhead of CIBC World Markets Corp.]

July 14, 1999

CONFIDENTIAL

Special Committee of the Board of Directors
Merrill Corporation
One Merrill Circle
St. Paul, Minnesota 55108

Members of the Special Committee of the Board:

You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion (the "Opinion") to the Special Committee of the Board of Directors (the "Special Committee") of Merrill Corporation ("Merrill" or the "Company") as to the fairness to the holders of the common stock of Merrill other than the members of the Roll-over Group (hereinafter defined), from a financial point of view, of the consideration to be received pursuant to an Agreement and Plan of Merger (the "Merger Agreement") to be entered into among Viking Merger Sub, Inc. ("Merger Sub"), a Minnesota Corporation, and Merrill. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the "Merger") pursuant to which each outstanding share of the common stock, par value of $0.01 per share, of Merrill (the "Common Stock") will be converted into the right to receive $22.00 per share, immediately prior to the effective time of the Merger (the "Merger Consideration"), except that pursuant to the Merger Agreement certain of the shares of Common Stock held by certain executive officers of Merrill (the "Roll-over Group") will be exchanged for Class B Common Stock of Merrill.

In arriving at our Opinion, we:

(a)
reviewed a draft of the Merger Agreement dated July 14, 1999 and certain related documents;

(b)
reviewed Merrill's audited financial statements for the fiscal years ended January 31, 1997 through January 31, 1999;

(c)
reviewed the unaudited financial statements of Merrill for the three months ended April 30, 1999 and the unaudited financial statements for the month ended May 31, 1999;

(d)
reviewed the financial projections of Merrill prepared by the management of Merrill;

(e)
held discussions with the senior management of Merrill with respect to the business, capital requirements and prospects for future growth of Merrill;

(f)
reviewed certain publicly available information concerning Merrill including the historical market prices and trading volumes for the Common Stock;

(g)
reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Merrill;

(h)
reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;

(i)
performed a discounted cash flow analysis of Merrill using certain assumptions of future performance provided to and discussed with us by the management of Merrill;

The Special Committee of the Board of Directors
Merrill Corporation
July 14, 1999

(j)
at the request of the Special Committee, approached and held discussions with certain third parties to solicit indications of interest in the possible acquisition of Merrill

(k)
at the request of the Special Committee, held confidential discussions with representatives of Donaldson, Lufkin & Jenrette, Inc. (affiliates of Merger Sub), with respect to the terms of the Merger; and

(l)
performed such other analyses and reviewed such other information as we deemed appropriate.

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Merrill and its employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Merrill provided to or discussed with us, we assumed, at the direction of Merrill's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Merrill's management. We also have assumed, at the direction of the Special Committee of Merrill, that the final terms of the Merger will not vary materially from those set forth in the draft of the Merger Agreement reviewed by us. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Merrill, contingent or otherwise. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Merrill. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to the Special Committee in connection with the Merger and in rendering this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Merrill for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Merrill's Common Stock (other than the Roll-over Group) in the Merger is fair to such holders from a financial point of view. This Opinion is for the use of the Special Committee of the Board of Directors of Merrill in its evaluation of the Merger, and does not constitute a recommendation to any shareholders as to whether or not such shareholder should vote on any matters related to the Merger. This Opinion may be included in its entirety in proxy/registration statements with respect to the Merger, but it may not be summarized, excerpted or otherwise publicly referred to without the prior written consent of CIBC World Markets, which consent will not be unreasonably withheld or delayed.

                        Very truly yours,

                        CIBC WORLD MARKETS CORP.

Appendix E

Section 302A.471. Rights of Dissenting Shareholders.

Subd. 1. Actions creating rights.  A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

      (1) alters or abolishes a preferential right of the shares;

      (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

      (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

      (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners.  (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply.  (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

Subd. 4. Other rights.  The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

Section 302A.473. Procedures for Asserting Dissenters' Rights.

Subd. 1. Definitions.  (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action.  If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent.  If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares.  (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

    (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

    (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

    (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

    (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

      (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares.  (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

    (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

    (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

    (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

      (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

      (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand.  If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination.  If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses.  (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

            , 1999
St. Paul, Minnesota

Company #
Control #

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to:

Merrill Corporation
c/o Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873

If you vote by phone or Internet, please do not mail your Proxy Card
- Please detach here  -

The Board of Directors Recommends a Vote FOR Item 1.

This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned hereby appoints Paul G. Miller and Richard G. Lareau, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Merrill Corporation held of record by the undersigned on         , 1999, at the Special Meeting of Shareholders to be held on          , 1999 or any adjournment thereof.

1. Approval of the merger and the Agreement and Plan of Merger dated July 14, 1999 between Merrill Corporation and Viking Merger Sub, Inc. and the amendment to Merrill's articles of incorporation to authorize 10 million shares of a new class B common stock.	/ /	Vote FOR proposal	/ /	Vote AGAINST proposal	/ /	ABSTAIN

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Change? Mark Box / /	Dated: , 1999

Signature(s) in Box

Please sign exactly as name appears on the reverse side of this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee of guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

MERRILL CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
, , 1999
[Insert Map]	a.m./p.m.

[Merrill Logo]

proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on            , 1999.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the proposal set forth in Item 1 on the reverse.

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

See reverse for voting instructions.